Exhibit 10.65

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS “[*****]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MSG SPHERE AT THE VENETIAN
CONSTRUCTION AGREEMENT

Date: May 31, 2019

CONSTRUCTION AGREEMENT

CONSTRUCTION AGREEMENT

i

CONSTRUCTION AGREEMENT

CONSTRUCTION AGREEMENT

4.5	Incentive Benchmark Proposal	37
4.6	Incentive Benchmark Amendment	39
4.7	[Not Used]	40
4.8	Cost of the Work	40
4.9	General Conditions Costs and General Requirements Work Expenses	40
4.10	Allocation	41
4.11	Allowance Amounts	41
4.12	[Not Used]	42
4.13	Subcontract Buy-Out	42
ARTICLE 5 TIME AND DELAYS		43
5.1	Definitions	43
5.2	Progress and Completion	44
5.3	Delays and Extensions of Time	43
5.4	Contractor’s Recovery Plan	45
5.5	Liquidated Damages	46
ARTICLE 6 CHANGES IN THE WORK		47
6.1	Changes Directed by MSG	47
6.2	Review of Change Proposal	48
6.3	Construction Change Directives	48
6.4	Changes Requested by Contractor	48
6.5	Change Orders	49
6.6	Unauthorized Changes	49
6.7	Change Orders Final	49
6.8	Unit Prices	49
6.9	Accounting	50
ARTICLE 7 SITE CONDITIONS AND SUBSURFACE CONDITIONS		50
7.1	Site Conditions	50
7.2	Subsurface Conditions	50
ARTICLE 8 LIENS		50
ARTICLE 9 OWNERSHIP OF DOCUMENTS; ROYALTIES AND PATENTS		51
9.1	Documents Prepared by or for Architect	51
9.2	Documents Prepared by or for Contractor	52
9.3	Royalties and Patents	52
9.4	Access	53
ARTICLE 10 SECURITY FOR PERFORMANCE AND PAYMENT		53
10.1	Performance and Payment Bonds	53
ARTICLE 11 SUBCONTRACTORS		54
11.1	Subcontracting - General	54
11.2	Procurement of Subcontractor Bids	54
11.3	Analysis of Subcontractor Bids	55
11.4	Subcontracts With Subcontractors	56
11.5	Conditional Assignment of Subcontracts with Subcontractors	58
11.6	Self-Performed Work	58
11.7	[*****].	59
ARTICLE 12 WORK BY MSG OR BY SEPARATE CONTRACTORS		59
12.1	MSG’s Right to Perform Work and to Award Separate Contracts	59
12.2	Mutual Responsibility	59

CONSTRUCTION AGREEMENT

CONSTRUCTION AGREEMENT

12.3	Changes to Construction Schedule	60
12.4	MSG’s Right to Clean Up	60
ARTICLE 13 PAYMENTS AND COMPLETION		61
13.1	Payment Process	61
13.2	Schedule of Values	61
13.3	Progress Payments; Applications for Payment	61
13.4	Certificates For Payment	64
13.5	Calculation of Progress Payments	65
13.6	Withholding	65
13.7	Contractor’s Use of Payments	66
13.8	Late Application for Payment	67
13.9	Retainage	67
13.10	Discounts, Rebates and Refunds	67
13.11	Interest	67
13.12	Payment Not Evidence	67
13.13	Failure of Payment and Right to Stop Work	67
13.14	Audit Rights	67
13.15	Substantial Completion	68
13.16	Final Completion and Final Payment	69
ARTICLE 14 PROTECTION OF PERSONS AND PROPERTY		70
14.1	Hazardous Materials	70
14.2	Safety Precautions and Programs	71
14.3	Emergencies	73
14.4	Security	73
14.5	Trade Monitoring	73
ARTICLE 15 INDEMNIFICATION		73
15.1	Indemnification	73
ARTICLE 16 INSURANCE		74
16.1	Insurance Requirements	74
ARTICLE 17 UNCOVERING AND CORRECTION OF WORK		74
17.1	Uncovering of Work	74
17.2	Correction of Work	75
ARTICLE 18 TERMINATION OF THE CONTRACT		77
18.1	Contractor Events of Default	77
18.2	Remedies of MSG upon a Contractor Event of Default	78
18.3	Contractor Suspension and Termination Rights	78
18.4	Remedies of Contractor upon Termination by Contractor	80
18.5	Injunctive Relief	80
18.6	Termination for Convenience	80
18.7	Suspension for Convenience	81
18.8	Termination of the Ground Lease	81
ARTICLE 19 NOTICES		82
ARTICLE 20 CONFIDENTIALITY		83
20.1	Confidentiality	83
20.2	Publicity/Promotion Prohibition	83
20.3	Remedy for Breach or Threatened Breach	84

CONSTRUCTION AGREEMENT

CONSTRUCTION AGREEMENT

ARTICLE 21 REPRESENTATIONS AND WARRANTIES		84
21.1	Representations And Warranties	84
21.2	Licensing Requirements	84
21.3	Survival.	85
ARTICLE 22 DISPUTE RESOLUTION		85
22.1	Dispute Resolution Procedures	85
ARTICLE 23 CLAIMS		86
ARTICLE 24 ETHICAL OBLIGATIONS		87
24.1	Equal Opportunity	87
24.2	Harassment or Offensive Behavior	88
24.3	Ethical Standards	88
ARTICLE 25 MISCELLANEOUS PROVISIONS		89
25.1	Governing Law	89
25.2	Entire Agreement	89
25.3	Schedules	89
25.4	Relationship of the Parties	89
25.5	Third Parties	89
25.6	Counterparts	89
25.7	Remedies	89
25.8	Successors and Assigns	89
25.9	Assignment	90
25.10	Liability	90
25.11	Survival	90
25.12	Severability	90
25.13	No Waiver	90

CONSTRUCTION AGREEMENT

CONSTRUCTION AGREEMENT

SCHEDULES

Schedule A	-	Applicable Provisions of Ground Lease

Schedule B	-	Description of Site / Land Details

Schedule C	-	Insurance Requirements

Schedule D	-	Key Construction Team Members

Schedule E-1	-	Contractor’s Fee and Allocation

Schedule E-2	-	Key Performance Indicators

Schedule F	-	Allocation

Schedule G	-	Change Order Pricing

Schedule H	-	Form of Incentive Benchmark Amendment

Schedule I	-	Liquidated Damages

Schedule J	-	Change Order Form

Schedule K	-	Substantial Completion Details

Schedule L	-	Designated Representative

Schedule M	-	Form of Lien Waiver and Release

Schedule N	-	Form of Subcontract

Schedule O	-	Authorization Matrix

Schedule P	-	Form of Certificate of Substantial Completion

Schedule Q	-	General Conditions Labor Rates

v

CONSTRUCTION AGREEMENT
THIS CONSTRUCTION AGREEMENT (this “Agreement”) is made as of May 31, 2019 (the “Effective Date”), by and between MSG Las Vegas, LLC (“MSG”), and Hunt Construction Group Inc. (d/b/a AECOM Hunt), (“Contractor”) (individually, a Party and, collectively, the Parties).

MSG:	MSG Las Vegas, LLC c/o MSG Sports & Entertainment, LLC Two Penn Plaza New York, NY 10121

Contractor:	Hunt Construction Group Inc. (d/b/a AECOM Hunt) 2450 South Tibbs Avenue Indianapolis, IN 46241

Project Manager:	Rider Levett Bucknall Two Financial Center, Suite 810, 60 South St, Boston, MA 02111

Architect:	Populous Architects, P.C. 4800 Main Street Suite 300 Kansas City, MO 64112

Project:	MSG Sphere at the Venetian, Las Vegas, Nevada

RECITALS:
A.    WHEREAS, Sands Arena Landlord, LLC (the “Lessor”) is the owner of certain real property located in unincorporated Clark County, Nevada and described in Schedule B hereto (the “Land”).
B.    WHEREAS, on July 16, 2018, Sands Arena Landlord LLC entered into a ground lease with MSG and MSG Sports & Entertainment, LLC, a Delaware limited liability company which is an affiliate of MSG (“MSG S&E”) and Venetian Casino Resort, LLC (“VCR”), pursuant to which MSG and MSG S&E shall lease the Land (and perform other obligations set forth therein) for a term of fifty (50) years (as may be modified or amended in accordance with its terms, the “Ground Lease”).
C. WHEREAS, further pursuant to the Ground Lease, MSG has agreed to procure the development of a multi-function, first class event venue together with such other on-site or off-site improvements as may be agreed between MSG and the Lessor, as more fully described in the Contract Documents (the “Project”).
D. WHEREAS, Contractor is skilled and experienced in performing the work necessary to complete the Project.
E. WHEREAS, MSG seeks to engage Contractor, and Contractor agrees to be engaged, to perform the Work (as defined herein) pursuant to the terms of this Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS
1.1Defined Terms.
Capitalized terms used herein shall have the meanings given to such terms in this Section 1.1. Terms that are not defined herein, but have well-known technical or construction industry meanings are used in this Agreement with such recognized meanings.
“ADA” shall mean, collectively, the Americans with Disabilities Act of 1990, the regulations promulgated thereunder, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities, Standards for Accessible Design, 28 C.F.R. Part 36 Appendix A, and the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities, 36 C.F.R. Part 1191 Appendix A, as each may be amended from time to time.
“Adjacent Property” shall mean all land adjoining the Site, including streets, sidewalks and buildings situated thereon.
“Affiliate” shall mean (i) any Entity controlling, controlled by, or under common control with the Company or any other Affiliate and (ii) any Entity in which the Company owns at least five percent of the outstanding equity interest of such Entity.
“Agreement” shall mean this Construction Agreement between MSG and Contractor.
“Allocation” means the amount set forth in Schedule F which shall be utilized strictly in accordance with the terms of Section 4.10 and Schedule F. The Allocation shall not be subject to adjustment.
“Allowance” has the meaning in Section 4.11.1.
“Allowance Amounts” means the value(s) of the Allowance Items.
“Applicable Law(s)” shall mean, to the extent applicable to the Contractor’s performance of the Work, all: (a) applicable federal, state or local law, enactment, statute, treaty, code, ordinance, charter, permit, consent, certificate, approval, resolution, order, rule, regulation, guideline, authorization, interpretation or other direction or requirement of any Governmental Authority enacted, adopted, promulgated, entered or issued (including the requirements of the ADA and environmental laws relating to the Project); and (b) judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or Governmental Authority with respect to any of the foregoing, the enforceability of which has not been stayed or appealed.
“Application for Payment” shall mean Contractor’s certified request for payment for completed portions of the Work in the form required by the Contract Documents.
“Architect” means Populous Architects P.C. or any successor designated by MSG in writing.
“As‑Built Drawings” shall mean the Drawings revised to show the “as‑built” condition of the Work and other changes made during the construction process.
“Authorization Matrix” means the authorization matrix set forth in Schedule O.
“Bid Package” shall mean each of the bid packages (which may be “phased” bid packages) for each trade category included within the Work.

“Building Information Modeling” shall mean a digital representation of physical and functional characteristics of the Work that shows geometry, spatial relationships, and properties of the Facility building components.
“Business Day” shall mean any Day other than any weekend Day or any national or local holiday during which United States federal government agencies in Nevada are closed.
“Buy-Out Savings” has the meaning in Section 4.13.1.
“Certificate of Final Completion” has the meaning in Section 13.16.1.
“Certificate of Substantial Completion” has the meaning in Section 13.15.3.
“Change” shall have the meaning given to such term in Section 6.1.1.
“Change Order” shall have the meaning given to such term in Section 6.5.
“Change Proposal” shall have the meaning given to such term in Section 6.1.1.
“Change Request” shall have the meaning given to such term in Section 6.1.1.
“Claim(s)” means a demand, claim, liability, loss, cost, expense, action, cause of action, damage, suit, fine, penalty or judgment, and all reasonable expenses (including reasonable fees, charges and disbursements of attorneys, experts and consultants, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same.
“Clerk of Works” has the meaning in Section 2.2.3.
“Concealed Conditions” shall have the meaning given to such term in Section 7.1.2.
“Construction Change Directive” shall have the meaning given to such term in Section 6.3.1.
“Construction Documents” shall mean as the case may be: (a)  the Incentive Benchmark Drawings and Specifications, and the 100% Construction Documents prepared by Architect that set forth in detail the requirements for constructing the Work.
“Construction Plan” shall mean Contractor’s plan for construction of the Work that will include: (a) the construction staging plan setting forth construction scheduling, laydown areas and storage, trailer areas, trailer locations, priorities as to Site use, ingress/egress and other similar Site logistic matters for the Work as approved by MSG; and (b) procedures for the assignment of responsibilities for safety precautions and programs for the Work.
“Construction Schedule” shall mean a detailed, comprehensive, computer-generated, logic-driven, precedence-style construction schedule prepared by Contractor, in a form and using a software program satisfactory to MSG, that utilizes a critical path method (CPM) network and is in conformance with accepted industry standards for projects of the size, scope and complexity of the Work. The Construction Schedule shall contain space for notations and revisions and shall show: (a) the complete sequence of the Work by activity; (b) the estimated time of each major element and phase of the Work with sufficient detail as reasonably determined by MSG; (c) a break-down of each element or phase of the Work by trade; and (d) early and late start dates for each element or phase of the Work so that all “float” time will be accurately identified. A reference to the Construction Schedule means the Construction Schedule as updated in accordance with Section 3.11.2. The Construction Schedule shall be issued to MSG and Project Manager in the source files electronic format.

“Contract Documents” shall mean, collectively: (a) this Agreement and all Schedules hereto; (b) the Incentive Benchmark Documents; (c) the Construction Documents and the Construction Plan; (d) the Incentive Benchmark Amendments and all Schedules thereto; and (e) all written modifications/amendments to this Agreement signed by both MSG and Contractor (including Change Orders) and Construction Change Directives issued by MSG in accordance with the terms of this Agreement. The Contract Documents do not include bidding documents such as the advertisement or invitation to bid, any instructions to bidders, sample forms, Contractor’s bid or portions of addenda relating to any of these, or any other documents unless specifically stated to be Contract Documents in this Agreement.
“Contractor” shall have the meaning set forth in the Recitals.
“Contractor Employee” shall have the meaning set forth in Section 3.3.3.
“Contractor Events of Default” shall have the meaning given to such term in Section 18.1.1.
“Contractor Party” shall mean Contractor or any Subcontractor of Contractor (except as modified by Section 11.7.4) or anyone directly or indirectly employed or engaged by any of them, or anyone for whose acts any of them may be liable.
“Contractor’s Fee” or “Fee” shall mean the fee set forth in Schedule E.
“Contractor’s Plant” means the vehicles, plant and equipment that Contractor or its Subcontractors bring to the site in connection with the performance of the Work (whether owned, hired, leased or otherwise acquired or held by Contractor or a Subcontractor).
“Cost of the Work” shall have the meaning given in Section 4.8.
“Daily Delay Liquidated Damages” has the meaning in Section 1 of Schedule I.
“Day” shall mean a calendar day.
“Defective Work” shall mean any Work that does not comply with the requirements of the Contract Documents or Applicable Law, as reasonably determined by MSG, Project Manager or Architect, or is damaged.
“Design Team” means Architect and any other design consultants engaged by MSG or Architect to provide design-related services for the Project.
“Dispute” has the meaning in Section 22.1.2.
“Drawings” shall mean the graphic and pictorial portions of the Contract Documents showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams.
“Early Work Packages” has the meaning in Section 4.2.1.
“Early Work Authorization Agreement” has the meaning in Section 4.2.1.
“Effective Date” shall have the meaning set forth in the Recitals.
“Entity” shall mean any business, corporation, partnership, limited liability company or other entity.
“Extraordinary Measures” shall have the meaning given to such term in Section 5.4.1.

“Facility” means the completed and operational entertainment venue.
“Final Completion” shall mean the stage in the progress of the Work when the Work has achieved Substantial Completion and Contractor has satisfied all of its other obligations under the Contract Documents, including completion or correction of all Punchlist Items, provision of the Project Closeout Documents and satisfaction of the requirements of Sections 3.21 and 13.16.2; provided, however, that Final Completion does not require the satisfaction of obligations that are expressly contemplated to be performed after Final Completion such as warranty corrective work that may be required, if any.
“Force Majeure” means (i) severe, adverse weather conditions that are abnormal, based on “NOAA” historical data for the preceding ten (10) years, that delays performance of the Work on the critical path of the Construction Schedule; (ii) war or national conflicts or government intervention arising therefrom; (iii) fires; (iv) floods; (v) sabotage; (vi) acts of terror; (vii) incidences of disease or other illness that reaches epidemic, endemic, and/or pandemic proportions; (viii) hurricanes; (ix) earthquakes, earth movement and earth subsidence (including sink holes); (x) acts of God; (xi) industry wide strikes and industry-wide labor disputes; (xii) civil disturbances; and (xiii) unavoidable casualties; provided, however, that each of the foregoing is (a) outside the control of each Contractor Party, and (b) is not caused by any Contractor Party.
“GAAP” shall have the meaning given to such term in Section 13.14.1.
“General Conditions Costs” are the costs for the General Conditions Work, and include the labor rates set forth in Schedule Q.
“General Conditions Work” shall mean the personnel and all related incidental costs to be provided directly by Contractor as part of the Cost of the Work.
“General Requirements Work” shall mean the labor, materials, equipment and services to be provided directly by Contractor as part of the Cost of the Work.
“General Requirements Work Expenses” shall mean the costs and expenses incurred in connection with the General Requirements Work.
“Governmental Authority(ies)” shall mean any federal, state, county, municipal or other governmental department, entity, authority, commission, board, bureau, court agency, or any instrumentality of any of them having jurisdiction with respect to the Parties, the Work, the Project or the Site.
“Ground Lease” has the meaning in the Recitals.
“Guarantee” means the guarantee delivered to MSG by the Guarantor guaranteeing the performance of Contractor’s obligations under this Agreement.
“Guarantor” means the Person providing the Guarantee in respect of this Agreement.
“Hazardous Materials” shall mean hazardous waste, toxic substance, asbestos containing material, petroleum product, or related materials including substances defined as “hazardous substances” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9061 et seq.; Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sec. 1802 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sec. 6901 et seq.; and the corresponding regulations (as amended) issued pursuant to these acts, whether in the surface water, groundwater, land surface and subsurface strata.
“Holoplot” means Holoplot GmbH of Ringbahnstrasse 12 (10-14) / A2, 12099 Berlin, Germany or a subsidiary thereof.

“Incentive Benchmark” shall mean the Incentive Benchmark for performance of the Work.
“Incentive Benchmark Amendment” shall mean the amendment to this Agreement executed by the Parties establishing the Incentive Benchmark, as contemplated by Section 4.6, the form of which is attached as Schedule H.
“Incentive Benchmark Development Phase” means a phase corresponding to the period of time beginning when MSG or Architect delivers the Incentive Benchmark Drawings and Specifications to Contractor and ending when the Incentive Benchmark Amendment is executed.
“Incentive Benchmark Documents” shall mean: (a) the Incentive Benchmark Drawings and Specifications; (b) the Incentive Benchmark Qualifications and Assumptions; (c) the Construction Schedule; and (d) the other documents listed in the Incentive Benchmark Amendment.
“Incentive Benchmark Drawings and Specifications” shall mean the Drawings and Specifications prepared by Architect and utilized by the Contractor to prepare the Incentive Benchmark Proposal, as listed in the Incentive Benchmark Amendment, which Drawings and Specifications shall be at the stage of one hundred percent (100%) design development.
“Incentive Benchmark Proposal” shall have the meaning set forth in Section 4.5.
“Incentive Benchmark Qualifications and Assumptions” shall mean the written statement of qualifications and assumptions based upon the Incentive Benchmark Drawings and Specifications included in the executed Incentive Benchmark Amendment.
“Initial Incentive Benchmark” [*****]
“Key Construction Team Members” shall have the meaning given to such term in Section 3.3.5.
“Key Performance Indicators” mean the Key Performance Indicators in Schedule E-2.
“Land” has the meaning in the Recitals.
“Lender” means either the Person or Persons who may provide construction and/or permanent financing, or guarantors of such financing, for the Project.
“Lessor” has the meaning in the Recitals.
“Liquidated Damages” means the Daily Delay Liquidated Damages and the Long Stop Completion Liquidated Damages.
“LNTP” means the limited notice to proceed with the Work issued by MSG to the Contractor dated January 11, 2019.
“LNTP Work” means the scope of the Work performed by Contractor as authorized in the LNTP.
“Long Stop Completion Liquidated Damages” has the meaning in Section 3 of Schedule I.
“Long Stop Development Completion Date” means the date that is six (6) months after the date of Substantial Completion as certified pursuant to Section 13.15. Reference to the Long Stop Development Completion Date means the Long Stop Development Completion Date as adjusted in accordance with the terms of this Agreement.

“Materials” shall mean all materials, supplies, appliances, equipment, fixtures and other items to be incorporated into the Work or used in connection with the Work.
“MSG” shall have the meaning given to such term in the Recitals.
“MSG Act” shall mean: (a) failure of MSG, Architect, Project Manager or a Separate Contractor, or anyone employed or engaged by any of them, to perform any of their respective obligations set forth in the Contract Documents by the times required by the Contract Documents (including any applicable cure periods but subject to the Contractor’s express obligations to coordinate and mitigate as set forth in this Agreement); or (b) any negligence or intentional misconduct by MSG, Architect, Project Manager or a Separate Contractor, or any of their respective agents, subcontractors, subconsultants or employees. The concept of an MSG Act shall apply and be used only in the context of Article 5 and Section 18.3.2 hereof.
“MSG Events of Default” shall have the meaning given to such term in Section 18.3.
“MSG Parties” means MSG, MSG Sports & Entertainment, LLC, The Madison Square Garden Company, Venetian Casino Resort, LLC, Sands Arena Landlord LLC, Project Manager, (each) Lender and each of their respective trustees, subsidiaries, affiliated and parent companies, respective successors and assigns, members, partners, officers, board members, directors, managers, shareholders, employees, attorneys, and agents.
“Overages” shall have the meaning given to such term in Section 13.14.3.
“Permits” shall mean all permits, consents, approvals, authorizations, variances, waivers, certificates and approvals from all Governmental Authorities and utility companies and any other Person which are required for the planning, design, construction, furnishing, equipping, completion, use and occupancy of the Work.
“Person” shall mean any individual, Entity, voluntary association, trust, or any other entity or organization, including any Governmental Authority.
“Preconstruction Agreement” means the agreement entered into by MSG and Contractor dated February 26, 2018 for performance of the Preconstruction Services, and subsequently amended and updated by the parties thereto.
“Preconstruction Services” means those services performed by Contractor pursuant to the Preconstruction Agreement.
“Product Data” shall mean illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by Contractor to illustrate a Material, product or system for some portion of the Work.
“Progress Report” shall mean a monthly progress report to be prepared by Contractor in a format and level of detail to be approved by MSG that will contain the following: (a) listing of actual costs for completed activities and estimates for incomplete tasks; (b) identification of variances between actual and budgeted or estimated costs and a comparison of such amounts with the Incentive Benchmark; (c) progress photos; (d) a Submittal log showing all Submittals to date, anticipated Submittals and their status, all via the Submittal Schedule; (e) a log of all RFIs and discussion of pending items and existing or anticipated problems; (f) a safety and accident report; (g) information on each Subcontractor and each Subcontractor’s performance of the Work as well as the entire Work, showing percentages of completion and the hours worked by each Subcontractor broken down into a level of detail reasonably required by MSG; (h) the number and amounts of approved Change Orders and Construction Change Directives; (i) an updated Construction Schedule in the un-amended electronic source file format and a comparison of the Construction Schedule and the updated Construction Schedule, together with a narrative describing construction progress during the preceding month; (j) a list of all Claims and any threatened claims and issues (including of Subcontractors’) that, in the reasonable judgment of Contractor, may potentially become Claims; (k) any change in the critical path; (l) a discussion of all material issues/concerns that could affect the achievement of Substantial Completion by the Substantial Completion Date, along with plans as to how to remediate each issue; (m) significant activities and actions for the next month; (n) a look-ahead schedule; (o) reports and certifications for tests and inspections undertaken during the prior month; and (p) such other relevant information as may be reasonably required by MSG or Project Manager from time to time.
“Project” shall mean the project described in the Recitals.
“Project Closeout Documents” shall mean: (a) the As-Built Drawings (three (3) original printed sets and one (1) electronic set in their native digital format); (b) two (2) printed sets and one (1) electronic set of all maintenance and operating manuals; (c) all warranties and guarantees provided by Contractor and all Subcontractors and all other Persons performing the Work on behalf of Contractor; and (d) all training manuals, records and approved Shop Drawings and Submittals relating to the Work.
“Project Development Team” shall mean, collectively, MSG, Architect, Project Manager, Contractor and such other members as may be designated by MSG from time to time.
“Project Manager” shall mean Rider Levett Bucknall or any successor designated by MSG in writing.
“Punchlist” shall mean the list of Punchlist Items prepared by Contractor, supplemented by Architect and approved by Project Manager and MSG.
“Punchlist Items” means items of Work that are minor and insubstantial details of construction that: (a) in MSG’s view, do not prevent the Work from being used for the purpose for which it is intended; and (b) will not prevent the issuance of a temporary certificate of occupancy.
“QA/QC Plan” shall mean the comprehensive construction quality assurance and quality control plan described in Section 3.5.
“Records and Reports” shall have the meaning given to such term in Section 13.14.1.
“Recovery Plan” shall mean the written plan prepared by Contractor that addresses an anticipated or actual delay to an item on the critical path of the Construction Schedule that will delay the Substantial Completion Date. In addition, the Recovery Plan shall describe in detail how the Work will be completed by the Substantial Completion Date notwithstanding such anticipated or actual delay.
“Reporting Person” shall have the meaning given to such term in Section 13.14.1.
“Saco” means Saco Technologies Inc. of 7809 TransCanada, Montreal, Quebec, QC, Canada H4S 1L3 or a subsidiary thereof.
“Safety Program” shall have the meaning given to such term in Section 14.2.1.
“Samples” shall mean physical examples that illustrate Materials, equipment or workmanship and establish standards by which the Work will be judged.
“Schedule of Values” shall mean the statement furnished by Contractor reflecting the portions of the Incentive Benchmark allocated to the various portions of the Work and, when reviewed by Project Manager and approved by MSG, used as the basis for reviewing Applications for Payment.
“Self-Performed Work” shall mean Work (other than General Conditions Work and the General Requirements Work) performed directly by Contractor’s own labor forces or the labor forces of any Affiliate of Contractor, as permitted under Section 11.6.

“Separate Contractor” shall mean any entity other than Contractor hired by MSG to perform any construction services for the Project.
“Shop Drawings” shall mean drawings, diagrams, illustrations, schedules, performance charts, and other data specifically prepared for the Project by Contractor or any Subcontractor and if prepared by a Subcontractor, then reviewed by Contractor for completeness and correctness, which illustrate how specific portions of the Work shall be fabricated or installed.
“Site” shall mean the area of land on which the Project is to be located, as set forth in Schedule B.
“Site Conditions” has the meaning in Section 7.1.
“Specifications” shall mean that portion of the Contract Documents consisting of the written requirements for Materials, equipment, systems, standards and workmanship for the Work, and performance of related services.
“Staffing Plan” shall have the meaning given to such term in Section 3.3.2.
“Standard of Care” shall mean the standard of care, skill, diligence and quality that prevails among sophisticated construction firms that are experienced in, and specialize in, the construction of the specified first class, state of the art performance venues and other buildings of a similar level of structural and technical complexity to the Project, similarly time sensitive and in comparable urban areas throughout the United States, which meet the state of the art level of quality specified in the Contract Documents and which are constructed in a first class manner.
“Subcontract” shall mean any contract or agreement between Contractor and a Subcontractor for performance of a portion of the Work and includes purchase orders.
“Subcontract Buy-Out” has the meaning in Section 4.13.2.
“Subcontract Buy-Out Log” has the meaning in Section 4.13.2.
“Subcontractor” shall mean a Person who has a direct contract with Contractor to perform any of the Work (including, equipment leases and Material purchase agreements) as well as Suppliers, distributors, manufacturers, distributors and sub-subcontractors of Subcontractors. A reference to “Subcontractor” includes the above-referenced parties at any tier.
“Submittal” shall mean Shop Drawings, Product Data, Samples and similar submittals.
“Submittal Schedule” means the schedule of submittals to be prepared by Contractor pursuant to Section 4.5.2.6 and in accordance with Section 3.7.3.
“Substantial Completion” shall mean when all of the following have occurred: (i) the Work has progressed to the stage of completion so that a full capacity, full priced public entertainment event can be held at the Project and the Facility is functional and operational in accordance with the Contract Documents to permit such event to take place using the full spectrum of state of the art elements specified by the Contract Documents, subject to the terms of Section 11.7 hereof; (ii) all income‑generating areas and all areas serving the general public are operational in accordance with the Contract Documents without material inconvenience or discomfort; (iii) a temporary Certificate of Occupancy and all necessary permits have been issued by the appropriate Governmental Authorities; (iv) the Work is in conformance with the Contract Documents so that it can be used for its intended purpose; (v) all commissioning and pre-commissioning of the Work, or portions thereof, have been completed in satisfaction of the requirements of the Contract Documents; (vi) all keys, manuals and operating and maintenance books necessary to operate the venue as specified in the Contract Documents have been delivered to MSG, and (vii) Contractor has removed all equipment and Material not necessary to complete the Punchlist Items and any remaining Contractor activities or equipment and Materials shall not impede event operations.
“Substantial Completion Date” shall mean the date set forth in the Initial Benchmark Amendment, as thereafter adjusted pursuant to the terms of the Contract Documents.
“Substitution” shall mean any substitute product or process other than that specified in the Contract Documents that fulfills the requirements of the Contract Documents or is approved by MSG.
“Subsurface Conditions” has the meaning in Section 7.1.2.
“Supplier” shall mean a Person who has an agreement with Contractor or its Subcontractors or sub-subcontractors to supply by sale or lease or distribution, directly or indirectly, any materials or equipment for the Work.
“Technology” has the meaning in Section 11.7.1.
“Technology Delivery Date(s)” means the date(s) specified in the Construction Schedule to be the agreed date(s) for delivery of the Technology to the Technology Delivery Site (which dates will be different for each of Saco and Holoplot).
“Technology Delivery Site” means a warehouse to be identified by Contractor, which warehouse shall not be more than 45 miles’ distance from the Site.
“Technology Subcontractors” has the meaning set forth in Section 11.7.1.
“Technology Work” has the meaning set forth in Section 11.7.1.
“Value Engineering” shall mean the process of reviewing the systems, equipment and materials included in the Drawings and Specifications and identifying those systems, equipment and materials that can be replaced by alternative systems, equipment and materials that can be obtained at a lower price than those specified in the Drawings and Specifications. Value Engineering provided by or through the Contractor shall not be considered as providing design. All Value Engineering acceptable to MSG shall be added to the Contract Documents by appropriate Change Order and incorporated into the Drawings and Specifications by Architect.
“Warranty Period” means the one (1) year period after the date of Substantial Completion of the Work; provided, however, that this period of one (1) year shall be extended with respect to portions of the Work first performed after Substantial Completion of the Work to the date that is one (1) year after satisfactory completion of such extended Work; and provided, further, that the foregoing one year duration shall not operate to limit any Subcontractor warranty, or warranty specified in the Contract Documents, that is in excess of one (1) year.
“Work” shall mean the furnishing of all Materials, labor, detailing, layout, equipment, supplies, plants, tools, scaffolding, transportation, temporary construction, superintendence, demolition, and all other services, facilities and items, reasonably necessary for the full and proper performance and completion of the construction requirements for the Project as set forth in the Contract Documents, and items reasonably inferable therefrom, and consistent therewith for the proper execution and completion of the construction and other services required of Contractor by the Contract Documents, whether provided or to be provided by Contractor or a Subcontractor, or any other entity for whom Contractor is responsible, and whether or not performed or located on or off of the Site.

1.2Interpretation.

1.2.1
The definition of any term herein shall apply equally to the singular and plural forms of such term. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; (b) any reference herein to any Person shall be construed to include such person’s permitted successors and assigns and, in the case of Governmental Authorities, persons succeeding to such Governmental Authorities’ respective functions and capacities; (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall, with respect to the Contract Document in which such reference is found, be construed to refer to such Contract Document in its entirety and not to any particular provision of such Contract Document; and (d) all references herein to Articles, Sections, Schedules, and Schedules in a Contract Document shall be construed to refer to Articles and Sections of, and Schedules and Schedules to, such Contract Document. The captions contained in the Contract Documents are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of the Contract Documents or the intent of any provision contained herein.

1.2.2
The terms “knowledge,” “recognize,” and “discover,” their respective derivatives, and similar terms in the Contract Documents, as used in reference to Contractor, shall mean (unless otherwise expressly stated) that which Contractor knows, recognizes or discovers in exercising the Standard of Care. Analogously, the expression “reasonably inferable” and similar terms in the Contract Documents shall be interpreted to mean reasonably inferable by a contractor exercising the Standard of Care. When the word “provide,” including derivatives, is used, it shall mean to fabricate properly, complete transport, deliver, install, erect, construct, test, and furnish all labor, materials, equipment, apparatus, appurtenances, and all other items necessary to properly complete in place, ready for operations or use under the terms of the Construction Documents.

1.3Correlation and Intent of Contract Documents.

1.3.1
The Contract Documents represent the entire and integrated agreement between Contractor and MSG hereto and supersede all prior negotiations, representations or agreements, either written or oral. The Contract Documents shall not be construed to create a contractual relationship of any kind: (a) between Contractor and Architect or Architect’s consultants; (b) between Contractor and Project Manager; (c) between MSG and a Subcontractor or a sub-subcontractor (except as provided for in Section 11.4.1.19); or (d) between any Persons other than MSG and Contractor.

1.3.2
The Contract Documents are complementary and are intended to include all items necessary for the execution and performance of the Work by Contractor. Contractor shall perform all Work indicated in or reasonably inferable from and consistent with the Contract Documents for the proper execution and completion of the Work. In all instances where Contractor discovers any inconsistency in the quality or quantity of Work required under the Contract Documents, before Contractor executes the Work, Contractor shall promptly bring such inconsistency to the attention of MSG and Project Manager (and which inconsistency shall be resolved in accordance with the order of precedence set forth in Section 1.3.5).

1.3.3
The Specifications are separated into titled sections for convenience only and shall not control Contractor in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade. No responsibility is assumed by MSG, Architect or Project Manager for defining the limits of any Subcontractor’s work or the work of any trade by reason of the arrangement of the Specifications or the Drawings. Such separation shall not relieve Contractor from the responsibility for the satisfactory coordination and completion of the entire Work.

1.3.4
Whenever a product is specified in accordance with a Federal Specification, an ASTM Standard, an American National Standards Institute Specification, or other similar standard, Contractor shall present an affidavit from the manufacturer, when requested by MSG or required in the Specifications, certifying that the product complies with the particular standard or specification in effect on the date of execution of the Incentive Benchmark Amendment. When requested by MSG or specified, supporting test data shall be submitted to substantiate compliance.

1.3.5
Notwithstanding any incorporations by reference, to the extent of any direct conflict or inconsistency between any of the Contract Documents, Contractor shall proceed with the Work and give precedence to the Contract Documents in the following order of priority:

1.3.5.1
Written modifications/amendments to this Agreement signed by both MSG and Contractor (including Change Orders, the Incentive Benchmark Amendment and Schedules thereto) and Construction Change Directives issued by MSG in accordance with the terms of this Agreement, with subsequently dated items controlling over earlier dated items;

1.3.5.2	The Agreement;

1.3.5.3	The Drawings and Specifications; and

1.3.5.4	All Schedules to the Agreement;
provided, however, that notwithstanding anything herein or in any other Contract Document to the contrary: (a) the Incentive Benchmark Qualifications and Assumptions may not modify or contradict any terms or conditions set forth in the Agreement relating to warranties, insurance requirements, indemnities, or any other terms or conditions of the Agreement relating to Contractor’s obligation to correct Defective Work; and (b) to the extent any provision of the Incentive Benchmark Qualifications and Assumptions purports to modify or contradict any such terms or conditions, the terms or conditions of the Agreement, as applicable, without application of such provision of the Incentive Benchmark Qualifications and Assumptions, shall control.

1.3.6
Except to the extent set forth in the Incentive Benchmark Qualifications and Assumptions, and irrespective of the document priorities elsewhere in the Contract Documents, in the event the Drawings disagree in themselves or with the Specifications, the Contractor shall, unless otherwise directed in writing by MSG, perform to the extent reasonably inferable from the Contract Documents, as a whole, as being necessary to conform to the Contract Documents to provide the greater or higher level of quality of material, equipment or Work specified in the Contract Documents.

1.3.7
Notwithstanding the above, figured dimensions on the Drawings shall take precedence over scaled dimensions, and large-scale Drawings shall take precedence over small-scale Drawings. All indications or notations which apply to one or a number of substantially identical situations, materials, or processes shall be deemed to apply to all such situations, materials or processes wherever they appear in the Work, except where a contrary result is clearly stated in the Contract Documents. Work for which no explicit quality or standards of materials and/or workmanship is defined in the Contract Documents shall be of good quality for the intended use, and consistent with the quality of surrounding work and of the construction of the Project generally. All manufactured articles, materials and equipment shall be applied, installed, connected, erected, used, cleaned, and conditioned in accordance with the manufacturers’ written instructions, unless specifically stated otherwise in the Contract Documents.

1.3.8
The Drawings are generally made to scale, but all working dimensions shall be taken from the figured dimensions, or by actual measurements taken at the job, and not by scaling the Drawings. Whether or not an error is believed to exist, material deviation from the Drawings and the dimensions given thereon shall be made only after approval in writing from Architect. Where the Work is to fit with existing conditions or work to be performed by others, Contractor shall fully and completely coordinate and join the Work with such conditions or work, unless otherwise specified.

1.3.9	Contractor acknowledges and agrees that its obligations and liabilities under the Contract Documents, remain unaffected and it will bear and continue to bear full liability and responsibility for:

1.3.9.1	the performance of the Work in accordance with this Agreement;

1.3.9.2
all construction means, methods or proposed methods of work, techniques, equipment and labor levels, procedures, safety and other matters employed or to be employed by Contractor in the performance of the Work, unless the Contract Documents give other specific instructions concerning these matters; provided, however that it shall be incumbent on the Contractor to review and verify the suitability of the instructions therein; and

1.3.9.3	any errors or omissions in, or other non-compliances with this Agreement of, any documents or other information submitted by Contractor, notwithstanding:

1.3.9.4	any receipt, vetting or review of, or comment on, or consent to, or permission in connection with, or rejection, non-rejection or approval of, or expression of satisfaction or dissatisfaction with:

1.3.9.4.1	any documents or other information provided by Contractor; or

1.3.9.4.2	any submission, proposal, plan, request or recommendation by Contractor, by MSG, Project Manager or Architect; or

1.3.9.5	any failure by MSG, Project Manager or Architect to identify an error or omission in, or other non-compliance with this Agreement of:

1.3.9.5.1	any document or other information provided by Contractor; or

1.3.9.5.2	any submission, proposal, plan, request or recommendation by Contractor.

ARTICLE 2
RELATIONSHIP OF THE PARTIES; ROLES OF MSG, ARCHITECT AND PROJECT MANAGER

2.1Cooperation with Project Development Team; Coordination Obligations.

2.1.1
Throughout the term of this Agreement, Contractor shall communicate with MSG, Project Manager, Architect and the other members of the Project Development Team. MSG may, from time to time, designate in writing other persons or entities as being part of the Project Development Team.

2.1.2
Contractor shall coordinate all of Contractor’s activities with those of the Project Development Team. Contractor, Project Manager and Architect agree to cooperate and effectively communicate with one another and with MSG in order to achieve the timely completion of the Work in accordance with the Contract Documents.

2.1.3
During construction, Contractor shall schedule and conduct regular meetings at which the Project Development Team shall discuss the status of the Work, including look-ahead schedules, quality of Work and cost and specifically address whether (a) the Work is proceeding according to the Construction Schedule, (b) discrepancies, conflicts or ambiguities exist in the Contract Documents that require resolution, (c) health and safety issues exist in connection with the Work, and (d) there are other items that require resolution so as not to jeopardize Contractor’s ability to complete the Work within the Incentive Benchmark and by the Substantial Completion Date. Contractor shall prepare and promptly distribute meeting minutes to the Project Development Team and all other meeting attendees.

2.1.4
Without limiting Article 12, MSG may have Separate Contractors working on the Project and the Site concurrently with Contractor’s performance of the Work. Contractor shall coordinate its performance of the Work with such Separate Contractors and shall otherwise cooperate with such Separate Contractors so as not to delay or interfere with their work, as further set out in Section 12.2.

2.1.5
Consistent with Section 2.1.4, Contractor hereby agrees to cooperate fully with MSG, Separate Contractors, Lessor and other parties, as necessary, to manage and coordinate the: (1) availability of parking and utilities, (2) ingress and egress to the Site, (3) maintenance and protection of both vehicular and pedestrian traffic at or adjacent to the Site, (4) safety of workers and visitors of the Site, and (5) scheduling, coordination and sequencing of the Work.

2.2General Role of MSG.

2.2.1
Contractor acknowledges that MSG is procuring the Project in satisfaction of MSG’s obligations pursuant to the Ground Lease, insofar as they relate to the Project. Contractor further acknowledges that Lessor may have rights of inspection and approval over certain elements of the Work and will cooperate with MSG and Lessor in all respects in relation to the Work.

2.2.2
During the course of the Work, MSG shall render approvals and decisions with reasonable promptness to prevent delay in the orderly progress of the Work; provided, however, that where the Lessor is afforded a specific amount of time to grant approvals relating to the Work under the Ground Lease, the same time plus ten (10) Days shall be afforded to MSG, except as otherwise agreed by the Parties as to any particular approval. It shall be Contractor’s responsibility to advise MSG in writing of all time requirements and restraints with respect to such approvals and decisions. It is acknowledged and agreed that no provision of the Contract Documents that provides for any approval, review or similar participation by MSG shall be construed or interpreted to limit

Contractor’s obligations and responsibilities to complete the Work in accordance with the Contract Documents.

2.2.3
MSG may hire a “Clerk of Works” who shall perform the role of an inspector and assessor of the performance of the Work throughout the term of this Agreement. The Clerk of Works shall be engaged by MSG and shall be a daily on-site representative of MSG. The Clerk of Works shall, among other activities, inspect the workmanship, quality and safety of the Work, monitor headcount and worker activity and inspect headcount records and may raise with Contractor these and other aspects of the performance of the Work. The Clerk of Works shall not give instructions or directions to Contractor, other than through MSG or Project Manager.

2.3Information and Services Required of MSG.

2.3.1
MSG shall furnish to Contractor within fifteen (15) Days after receipt of a written request, information necessary and relevant for Contractor to evaluate, give notice of or enforce mechanic’s lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located, usually referred to as the “Site”, and MSG’s interest therein.

2.3.2
Upon written request of Contractor, MSG shall furnish surveys describing the physical characteristics, legal limitations and utility locations for the Site, and a legal description of the Site, all to the extent necessary for proper performance of the Work.

2.3.3
Upon written request of Contractor, information under MSG’s control, and reasonably required for proper performance of the Work, shall be furnished by MSG with reasonable promptness to avoid delay in the orderly progress of the Work.

2.3.4
Contractor is entitled to reasonably rely upon the accuracy and completeness of any information furnished by MSG to Contractor. Notwithstanding the previous sentence, Contractor shall review and analyze such information and, within ten (10) Business Days of receipt of such information, notify MSG of any errors, omissions, ambiguities, inconsistencies, discrepancies or areas of concern within such information that are discovered by Contractor. Contractor waives any right to recover as a Cost of the Work, or to request an adjustment to the Substantial Completion Date or the Incentive Benchmark, from any such discovered error, inconsistency, discrepancy or area of concern not notified in accordance with this Section 2.3.4, except to the extent Contractor can demonstrate that such loss, damage or schedule or cost impact could not have been avoided if Contractor had notified MSG as required under this Section 2.3.4. Contractor shall incorporate the necessary elements of information furnished by MSG into the Work. It is understood that Contractor’s review of information furnished by MSG pursuant to this Section 2.3.4 is in the capacity of a contractor and not a design professional.

2.4MSG’s Right to Stop the Work.

2.4.1
If Contractor fails to correct defective Work as required by Article 19, fails to carry out the Work in accordance with the Contract Documents, or fails to comply with the Contract Documents, and in each case fails to promptly cure any such failure within ten (10) Business Days after written notice to the Contractor (or if such failure cannot be cured within ten (10) Business Days, the Contractor has commenced to cure and is diligently continuing to cure), MSG, by a written order signed by MSG, may order Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated; provided, however, that this right of MSG to stop the Work shall not give rise to any duty on the part of MSG to exercise this right for the benefit of Contractor or any other Person. MSG’s exercise of its right to stop the Work shall not give rise to an entitlement of Contractor to terminate this Agreement pursuant to Section 18.3.2. MSG’s exercise of its right to stop the Work shall not relieve Contractor of any of its responsibilities and obligations under or pursuant to the Contract Documents and Contractor shall not be entitled to recover any costs incurred as a Cost of the Work, or receive an adjustment to the Incentive Benchmark or an adjustment to the Substantial Completion Date, as a result thereof.
2.5MSG’s Right to Carry Out the Work.

2.5.1
If Contractor defaults or neglects to carry out the Work in accordance with the Contract Documents, and fails within ten (10) Business Days after written notice from MSG or Project Manager to cure (or if such default or neglect cannot be cured within ten (10) Business Days, Contractor has failed to commence and continue correction of such default or neglect with diligence and promptness), MSG may, after such ten (10) Business Day period, and without prejudice to any other remedy, perform and/or complete such correction itself or through others. In such case, MSG shall be entitled to recover the costs of such correction from the Contractor as a reimbursement or as a set off against amounts to be paid to Contractor.

2.6General Role of Project Manager.

2.6.1
MSG has retained Project Manager to provide project management and various contract administration services in connection with the development of the Project pursuant to separate agreements. MSG may change Project Manager by written notice to Contractor at least three (3) Days in advance of such change. Project Manager is not responsible for design or construction and none of the activities of Project Manager supplants or conflicts with any services or responsibilities customarily furnished by Architect or required of Contractor.

2.6.2
MSG and Contractor shall generally communicate with each other through MSG’s Project Manager about matters arising out of or relating to the Project. Project Manager shall provide Contractor with instructions relating to Contractor’s performance of the Work; provided, however, that any such instructions shall be in writing and shall be simultaneously delivered to MSG and, to the extent necessary, to Architect. MSG is not liable to, and has no obligation to pay Contractor in connection with any Construction Change Directive or Change Order that is not signed by MSG in advance of the change in the Work being performed, except that, Contractor shall be paid its reasonable costs for a change in the Work performed on an emergency basis provided that the emergency was not caused by the Contractor and the change in the Work was required to be performed on an expedited basis. Contractor shall be entitled to rely on the accuracy of information and instructions received from Project Manager.

2.6.3	[Not Used]

2.6.4	[Not Used]

2.6.5
Instructions by MSG to Contractor relating to performance of the Work will generally be issued or made through Project Manager in writing, with copies to Architect. All communications and Submittals of Contractor to MSG shall be issued or made through Project Manager, with copies to Architect and MSG. Project Manager has authority to establish procedures, consistent with the Contract Documents, to be followed by Contractor and Subcontractors with respect to communications and the submission of Submittals. Communications by or with Subcontractors shall be through Contractor.

2.6.6	Project Manager shall not be liable to Contractor or any Subcontractor with respect to any agreement or obligation of MSG contained in the Contract Documents or otherwise arising out of the Work.

2.7General Role of Architect.

2.7.1
MSG has retained Architect to provide design and various construction administrative services in connection with the development of the Project pursuant to separate agreements. MSG may change Architect by written notice to Contractor. None of the activities of Architect supplants or conflicts with any services or responsibilities required of Contractor.

2.7.2	Contractor shall reasonably cooperate and coordinate with Architect in connection with the performance of the Work and the administration of this Agreement.

2.7.3
The term “Architect” means Architect or Architect’s authorized representative. Wherever the word “Architect” appears in the Contract Documents, it shall include Architect’s consultants, including engineers, landscape architects and others engaged by Architect. All communications, directives, instructions, interpretations and actions required of Architect shall be issued or taken only by or through the individual identified as Architect in the Agreement or Architect’s authorized representative.

2.7.4	The authorized representative of Architect may be one or more representatives designated in writing by Architect and authorized to perform the duties and carry out the responsibilities of Architect.
2.8Administration of the Agreement by Project Manager.

2.8.1
Project Manager will provide administration of the Agreement in conjunction with MSG as described in this Section 2.8.1. Project Manager will have authority to act on behalf of MSG only to the extent permitted by MSG. In the event Contractor receives conflicting directions from MSG and Project Manager, Contractor shall comply with the direction from MSG unless MSG instructs otherwise.

2.8.2	Project Manager will be MSG’s representative during construction and until final payment to Contractor and all Subcontractors.

2.8.3
Project Manager, with the assistance of Architect, will determine in general that the Work of Contractor is being performed in accordance with the Contract Documents, and will endeavor to guard MSG against defects and deficiencies in the Work of Contractor. Project Manager will be MSG’s day-to-day representative at the Site with whom Contractor may consult and through whom Contractor shall obtain all instructions and actions required of MSG or Architect by the Contract Documents. Project Manager and Architect will keep MSG informed of the progress of the Work and will be MSG’s advisors concerning all instructions and actions requested of MSG during the course of the Work.

2.8.4	Project Manager will be present on the Site to administer this Agreement and to determine in general if the Work is proceeding in accordance with the Contract Documents.

2.8.5	Neither Project Manager nor Architect shall be:

2.8.5.1
responsible for or have control or charge of construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work, unless and to the extent Architect specifies the use of any of the foregoing in the Construction Documents;

2.8.5.2	responsible for Contractor’s failure to carry out the Work in accordance with the Contract Documents; or

2.8.5.3	responsible for or have control or charge over the acts or omissions of Contractor, Subcontractors, or any of their agents or employees, or any other persons performing any of the Work.

2.8.6
Architect and Project Manager shall at all times have reasonable access to the Work wherever it is in preparation and progress. Contractor shall provide facilities for such access so that Architect and Project Manager may perform their functions under the Contract Documents. Architect and Project Manager shall at all times comply with Contractor’s reasonable rules for the Site, including the Project safety program.

2.8.7	[Not Used]

2.8.8	[Not Used]

2.8.9	[Not Used]

2.8.10
Project Manager, in consultation with Architect and MSG, will have authority to reject Work that does not conform to the Contract Documents to require special inspection or testing and to reject Work that does not conform to the Contract Documents. Whenever, in Project Manager’s opinion, it is considered necessary or advisable for the implementation of the intent of the Contract Documents, Project Manager will have authority to require special inspection or testing of the Work in accordance with Section 3.23 whether or not such Work be then fabricated, installed or completed. However, neither Project Manager’s authority to act under this Section 2.8.10, nor any decision made by Project Manager in good faith either to exercise or not to exercise such authority shall give rise to any duty or responsibility of MSG or Project Manager to Contractor, any Subcontractor, any of their agents or employees, or any other Person performing any of the Work.

2.8.11
Project Manager will receive from Contractor and review all Submittals, and coordinate them with information contained in related documents. Such actions shall be taken with reasonable promptness so as to cause no delay and shall be consistent with the time periods set forth in any submittal schedule agreed to by Contractor and Project Manager.

2.8.12
Project Manager will assist MSG and Architect in conducting inspections to determine the dates of Substantial Completion and Final Completion. Project Manager will receive from Contractor and forward to MSG for MSG’s review written warranties and related documents required by the Contract Documents and assembled by Contractor. Project Manager will issue a final Certificate for Payment upon compliance with the requirements of Section 9.9.

2.8.13
The duties, responsibilities and limitations of authority of Architect and Project Manager as MSG’s representatives during construction as set forth in the Contract Documents may be modified, curtailed or extended by MSG in its sole discretion. Contractor shall be notified in writing of any such modification or extension within ten (10) Business Days after that decision.

2.8.14	In no event shall an act or omission on the part of Project Manager or Architect relieve Contractor from its obligation to perform the Work in full compliance with the Contract Documents.
2.9Role of the Lender

2.9.1
Contractor acknowledges that the Work may be financed (in whole or in part) by a Lender. If required by a Lender, Contractor shall enter into an agreement allowing, among other things, the Lender to step in and take over MSG’s role under this Agreement in the event of an event of default specified in Section 18.3. Contractor shall execute, acknowledge and deliver any and all further documents which may be necessary to satisfy the reasonable requests of one or more Lenders in connection with the financing or refinancing of the Project. For clarification, a reasonable request shall be one that does not increase Contractor’s risk or liability under the Contract Documents. In addition, the Contractor will work with the Lender and MSG in good faith to convert the cost of performing the Work, or components thereof, into a fixed price if so requested by the Lender.
ARTICLE 3
CONTRACTOR’S GENERAL RESPONSIBILITIES

3.1Standard of Care; Applicable Laws.

3.1.1
Contractor accepts the relationship of trust and confidence established under this Agreement. Contractor shall furnish efficient business administration and supervision so as to complete the Work in accordance with the Contract Documents. In addition to Contractor’s other obligations under the Contract Documents, all Work and other professional services performed by Contractor in connection with the Project shall be performed in accordance with the Standard of Care.

3.1.2
Contractor shall perform the Work in accordance with Applicable Laws. If Contractor performs any Work that is contrary to any Applicable Laws, then Contractor shall assume full responsibility therefor and shall bear all costs attributable thereto. Notwithstanding the foregoing, Contractor shall not be responsible for the cost of corrections or additions to the Work that are required because the design of the Work as set forth in the Contract Documents violates Applicable Laws, unless Contractor knows that such design was contrary to Applicable Laws and Contractor fails to notify MSG of the same (in which case, Contractor shall be liable for the costs that could have been avoided had it notified MSG). Notwithstanding anything herein to the contrary, in the event of any change in any Applicable Law that occurs after the date the Incentive Benchmark Amendment is executed by the Parties and results in increased cost or time of performance of the Work, the Incentive Benchmark and/or the Substantial Completion Date shall be equitably adjusted by Change Order (provided that the Contractor complies with the requirements of Article 6) and Contractor may seek to recover such additional cost as a Cost of the Work.

3.1.3
Contractor shall perform the Work in accordance with, and comply with, the applicable provisions of the Ground Lease set forth in Schedule A. To the extent the Contractor breaches this Agreement, which breach causes MSG to be in breach of the Ground Lease, the Contractor shall indemnify, defend and hold harmless MSG and the MSG Parties from and against any claim, liability, proceeding, loss, damage, fine, fees (including reasonable attorneys’ fees) or expenses arising out of such breach. Notwithstanding the foregoing, MSG’s remedies for Contractor’s failure to achieve Substantial Completion by the Long Stop Development Completion Date are as set forth in this Agreement. Nothing in this Section 3.1.3 shall impact the remedies of MSG set forth in this Agreement for the Contractor’s failure to achieve Substantial Completion by the Substantial Completion Date or by the Long Stop Development Completion Date. Neither the provisions of Schedule A, nor any other term of this Agreement, shall be construed to create a contractual relationship of any kind between Contractor and the Lessor. Furthermore, MSG’s enforcement of the terms of the Ground Lease against Lessor shall be in the sole discretion of MSG.

3.2Review of the Contract Documents.

3.2.1
Before Contractor delivers the Incentive Benchmark Proposal to MSG, Contractor shall carefully study the Contract Documents and shall notify Architect and MSG in writing of any errors, inconsistencies, ambiguities or omissions Contractor has identified therein.

3.2.2
Contractor shall not be liable to MSG, Architect or Project Manager with respect to any error, inconsistency or omission in the Contract Documents except to the extent Contractor: (a) knew of such error, inconsistency or omission based on its review of the Contract Documents; and (b) failed to notify MSG or Architect in writing of such error, inconsistency or omission before Contractor delivered the Incentive Benchmark Proposal to MSG. In such event, Contractor shall be liable for the cost that would have otherwise been avoided had Contractor reported such error, inconsistency or omission to MSG and Architect as required under this Section 3.2.2 and shall not be entitled to recover such cost as a Cost of the Work or an adjustment to the Substantial Completion Date.

3.2.3
In the event that errors, inconsistencies or omissions are discovered by Contractor in the Contract Documents, Contractor shall not proceed with the affected portions of the Work until Contractor has submitted an RFI to, and received written interpretation with respect thereto from, Architect. An unanswered RFI shall not become a reason by itself for an extension of time unless Architect fails to respond to such RFI within ten (10) Business Days after receipt thereof and Contractor can otherwise demonstrate that such failure to respond results in a delay to the critical path of the Work. If Contractor: (a) delivers an RFI with respect to an error, inconsistency or omission in the Contract Documents, but proceeds with Work involving such error, inconsistency or omission prior to receiving clarification from Architect; or (b) knows that an error, inconsistency or omission exists in the Contract Documents but nonetheless proceeds with Work involving such error, inconsistency or omission without submitting an RFI to Architect, then Contractor shall correct such Work performed to comply with Architect’s reasonable interpretation of the Contract Documents and Contractor shall not be entitled to recover the cost of such correction as a Cost of the Work or an adjustment to the Substantial Completion Date.

3.2.4
Contractor shall: (a) verify the dimensions shown on the Drawings before laying out the Work; (b) be responsible for the accuracy of all lines, grades and measurements prepared by Contractor; and (c) protect and preserve all permanent bench and other markers. Checking of the dimensions or lay-out by Architect shall not relieve Contractor of its responsibility to do so. These obligations are for the purpose of facilitating construction by Contractor and are not for the purpose of discovering errors, omissions or inconsistencies in the Contract Documents; provided, however, that any errors, inconsistencies or omissions discovered by Contractor shall be reported promptly to Architect as an RFI in such form as Architect may require.

3.2.5
Unless otherwise noted by Contractor to MSG in writing, commencement of any particular portion of the Work shall constitute a representation by Contractor that Contractor has reviewed the Contract Documents associated with such portion of the Work, and that to the best of Contractor’s knowledge: (a) the Contract Documents including the Drawings and Specifications are sufficiently detailed and complete to permit Contractor to commence that portion of the Work; and (b) nothing contained in the Contract Documents or the Drawings and Specifications would materially hinder or prevent Contractor from completing that portion of the Work in accordance with the Contract Documents.

3.3Staffing; Contractor’s Personnel; Key Construction Team Members.

3.3.1
Contractor shall maintain, and shall ensure the Subcontractors maintain, an experienced and competent full time staff at the Site to coordinate and provide supervision of the Work. In addition, Contractor and Subcontractors shall assign sufficient numbers of duly qualified personnel to the Work to the extent necessary to ensure that its obligations under the Contract Documents are timely carried out with respect to the performance of the Work.

3.3.2
Contractor shall submit, for MSG’s review and approval, a detailed staffing plan (the “Staffing Plan”) with respect to the Work to be performed pursuant to the Contract Documents by Contractor. The Staffing Plan shall provide: (a) a listing of individuals assigned to the Work; (b) the background, experience and qualifications of such individuals; (c) a description of roles/responsibilities for such individuals; and (d) the anticipated time to be expended by such individuals in performing the Work. The approval by MSG of any Project personnel shall not relieve Contractor of any responsibility for such personnel.

3.3.3
In addition to MSG’s rights pursuant to Section 3.12.3, if MSG finds the work of any employee of Contractor or of Contractor’s agents or Subcontractors (of any tier), or of any independent contractor of any Subcontractor, who is performing the Work or any services in connection with the Project (a “Contractor Employee”) to be unsatisfactory or substandard, or determines that such Contractor Employee imposes a safety hazard, a quality hazard or a material risk to the timely completion of the Work, then MSG may request by written notice to Contractor that Contractor replace, or cause the applicable agent, Subcontractor or independent contractor to replace, such Contractor Employee. Within ten (10) Business Days after Contractor receives such notice from MSG (or in the case of a Contractor Employee that is determined to pose a safety hazard, immediately after receiving such notice from MSG (which notice in such case shall be written)), Contractor shall, or shall cause the applicable agent, Subcontractor or independent contractor to, remove such Contractor Employee from the Site (if applicable) and replace such Contractor Employee with another individual who is reasonably satisfactory to MSG.

3.3.4
Contractor represents that all of its employees are, and for the duration of the Work, will be, duly licensed under the laws of the State of Nevada to the extent such licensing is required by law. Contractor further represents and warrants that it possesses, and for the duration of the Work, will possess, all licenses and permits under Nevada law necessary to perform the Work under this Agreement, including a contractor’s license with the appropriate classifications issued in accordance with NRS 624.240, et. seq.

3.3.5
Contractor and MSG agree that there are certain members of Contractor’s proposed team that are invaluable to the development of the Project (the “Key Construction Team Members”). The Key Construction Team Members are set forth in Schedule D. Contractor acknowledges that MSG wants to ensure that the Key Construction Team Members are assigned to the Project as outlined in Schedule D, regardless of Contractor’s current and future work on other projects. The assignment, and duration of assignment, of the Key Construction Team Members to the Project as outlined in the Staffing Plan is a material requirement of this Agreement. Consequently, notwithstanding anything to the contrary in this Section 3.3 or in any other provision of the Contract Documents, and except to the extent otherwise approved by MSG, for each of the following Key Construction Team Members, if any such Key Construction Team Member is not assigned to the Project in accordance with such Key Construction Team Member’s responsibilities and for the respective durations as set forth in the Staffing Plan (as reasonably determined by MSG), then Contractor shall pay to MSG, with respect to each such Key Construction Team Member that is not assigned to the Project in accordance with his/her responsibilities under the Staffing Plan, a one-time payment of liquidated damages equal to [*****] per Key Construction Team Member.

3.3.6
The Parties agree that the damages that MSG would suffer as the result of the foregoing are difficult or hard to determine and that the liquidated damages amounts set forth above are reasonable approximations of the actual damages that MSG would suffer. Neither the Key Construction Team Members, nor their responsibilities and respective durations as outlined in the Staffing Plan, may be changed without the prior approval of MSG. Any liquidated damages assessed under this Section 3.3 may be recovered by MSG through a reduction in the Contractor’s Fee. Contractor’s commitment to provide the Key Construction Team Members and commitment to pay liquidated damages as set forth above is only subject to the unavailability of such Key Construction Team Members due to serious illness, termination or cessation of such Key Construction Team Members’ employment by Contractor, or an extraordinary personal or family issue/event (serious spouse, child, or parent illness, etc.). The nomination of any Person to replace any Key Construction Team Member in accordance with this Agreement (because, for example, such Key Construction Team Person is ill or is no longer employed by Contractor) will be subject to the prior written approval by MSG, which approval will not be unreasonably withheld or delayed.

3.3.7
Contractor shall notify MSG in writing of its appointment of a representative who shall be the Lessor’s “24 hour emergency” contact and whose telephone numbers shall be provided to the Lessor for such purpose.

3.4Taxes

3.4.1
Contractor shall pay sales, consumer, use, commercial activity, and similar taxes for the Work provided by or on behalf of Contractor. Such taxes shall be reimbursed as Cost of the Work in accordance with Section 4.8.1.6 hereof. A failure to comply with the foregoing tax obligations, or any other tax obligations required by this Agreement, shall constitute a material breach of this Agreement.

3.5Quality Control and Quality Management.

3.5.1
No later than thirty (30) Days after the execution of the Agreement, Contractor shall provide to MSG and Project Manager for their review and approval a “QA/QC Plan”. Contractor shall incorporate into the QA/QC Plan all reasonable comments and changes to the QA/QC Plan proposed by MSG or Project Manager. The goal of the QA/QC Plan shall be to ensure that construction of the Work is in accordance with the requirements of the Contract Documents. The QA/QC Plan shall also ensure that appropriate procedures are implemented to verify and document compliance with the Contract Documents. The QA/QC Plan shall include at a minimum: (a) the allocation of quality control and assurance responsibilities to the various participants in the Work; (b) an inspection and testing plan for each critical component of the Work; (c) field monitoring and inspection reports, documenting the results of inspection; (d) a plan to audit Subcontractors quality control and assurance efforts; (e) identification and reporting procedures for non-conforming Work; and (f) a tracking system to monitor correction of non-conforming Work. The QA/QC Plan shall be updated as appropriate during the course of the Work.

3.5.2
Contractor shall implement the QA/QC Plan, which implementation shall include reviewing the Work of Subcontractors to determine if the Work of each Subcontractor is being performed in accordance with the requirements of the Contract Documents, and to determine if there are any defects and deficiencies in the Work. MSG may engage an independent consultant to perform inspections of Contractor’s and Subcontractors’ conformance with the QA/QC Plan. Any instances of a failure to comply with the QA/QC Plan, whether identified by the independent consultant or otherwise, shall be notified by MSG or Project Manager to Contractor (provided that any failure on the part of MSG or Project Manager to notify Contractor shall not impact on Contractor’s obligation to fulfil its obligations regarding quality and conformance to the QA/QC Plan) and Contractor shall rectify such failure without recovery as a Cost of the Work and without adjustment to the Incentive Benchmark or the Substantial Completion Date. Contractor shall promptly bring all such material defects and deficiencies that are not subject to correction in the normal course of construction to the attention of the applicable Subcontractor and notify MSG thereof. Communications between Contractor and Subcontractors with regard to quality management and assurance shall not in any way be construed as releasing Contractor or its Subcontractors from performing their Work in accordance with the terms of the Contract Documents.

3.5.3
Contractor shall participate in regular coordination and quality review meetings with MSG, Project Manager and Architect. During such meetings Contractor shall provide information, estimates, schemes, guidance and recommendations regarding: (i) missing data or details needed to complete the design; (ii) site conditions, site surveys and soils reports with respect to site challenges and mitigation measures; (iii) constructability; (iv) construction operations planning; (v) construction materials and systems; (vi) means and methods; (vii) phased construction opportunities and constraints; (viii) scheduling, sequencing and coordination; (ix) Value Engineering options consistent with the requirements of Section 3.8; and (x) costs to provide the Work in accordance with the Standard of Care and within the Construction Schedule for the Work.
3.6Consents and Approvals.

3.6.1
Unless otherwise set forth herein, Contractor shall assist MSG in obtaining all consents and approvals required to be obtained from any Governmental Authority or third party relating to the Work, together with any approvals required to be obtained from the Lessor.

3.7Schedules.
3.7.1Preliminary Construction Schedule

3.7.1.1
The Preliminary Construction Schedule prepared by Contractor detailing the schedule for the completion of the Work by the Substantial Completion Date has been provided to MSG under the previously issued LNTP. The Preliminary Construction Schedule shall include a schedule for the purchase of long-lead-time materials and equipment. The Preliminary Construction Schedule shall be further revised and refined by Contractor prior to the submission of the Incentive Benchmark Proposal by Contractor and shall be the basis of the proposed Construction Schedule to be established as part of the Incentive Benchmark Amendment.

3.7.2	Construction Schedule

3.7.2.1
The Construction Schedule shall be established as part of the Incentive Benchmark Amendment. The Construction Schedule shall include the Substantial Completion Date and the Long Stop Development Completion Date. Once established, the Substantial Completion Date and the Long Stop Development Completion Date may only be modified by a Change Order or Construction Change Directive signed by MSG.

3.7.2.2
At MSG’s written request, Contractor also shall provide various conceptual master planning schedules that include not only the Work covered under this Agreement, but also “other components” of the Project (e.g., off-site transportation improvements, off-site utility extensions, etc.) in order to assist MSG in its planning of the overall development. MSG shall provide Contractor with information regarding these “other components.”

3.7.3	Submittal Schedule

3.7.3.1
Submittals are not Contract Documents. Their purpose is to demonstrate, for those portions of the Work for which Submittals are required, how Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents. By preparing, reviewing and presenting submittals, Contractor represents that Contractor has determined and verified all materials, field measurements and field construction criteria related thereto and has checked and coordinated the information contained within such submittals with the requirements of the Contract Documents.

3.7.3.2
Contractor shall prepare and submit to Project Manager and MSG for their review and approval a proposed submittal schedule for the construction of the Work (“Submittal Schedule”) pursuant to Section 4.5.2.6. The Submittal Schedule shall be coordinated with the Construction Schedule, shall identify the dates for the submission and return of all Submittals, and shall indicate the Submittal designation, description, and Drawing and Specification reference. The Submittal Schedule shall afford Architect at least ten (10) Business Days to review and return each Submittal. Contractor shall make allowance in the Submittal Schedule for mailing of Submittals unless Contractor provides other means of delivery. Late or untimely Submittals shall not reduce Architect’s review time.

3.7.3.3
Contractor shall review, stamp “Reviewed,” and submit to Architect, all Submittals required by the Contract Documents. Submittals that are not stamped “Reviewed” by Contractor shall be returned, without further consideration, for resubmission in accordance with these requirements. Submittals shall be provided in accordance with the Submittal Schedule. Submittals made by Contractor, which are not required by the Contract Documents, may be returned without action. Submission of Submittals to Architect must include a statement, in writing, identifying any deviations from the Drawings and Specifications. By stamping a Submittal “Reviewed” and submitting it to Architect, Contractor represents that it has determined or verified materials and field measurements and conditions related thereto, and that it has checked and coordinated the information contained within such Submittal with the requirements of the Contract Documents and with the Submittals for related Work.

3.7.3.4
No Work requiring a Submittal shall be performed by Contractor until the Submittal has been reviewed by Architect and Architect has either approved it or affirmatively stated in writing that no exceptions have been taken. Submittals shall be returned in accordance with the Submittal Schedule. To the extent a Submittal is not covered by the Submittal Schedule, Contractor shall afford Architect as long as necessary (but in any event at least fifteen (15) Business Days) for review of Submittals, or longer for Submittals that are lengthy or complex.

3.7.3.5
Review of Submittals by Architect, Project Manager or MSG will be general and for conformance with design intent, and shall not relieve Contractor from its sole responsibility for proper fitting and construction of the Work, nor from furnishing materials and Work required by Contractor, which may not be indicated on the reviewed Submittals. Contractor shall remain solely responsible, notwithstanding MSG’s, Project Manager’s or Architect’s review or approval of Submittals, for deviations (including without limitation those arising from standard shop practice) from requirements of the Contract Documents, unless Contractor has specifically informed MSG, Project Manager and Architect in writing of such deviation at the time of transmitting the Submittal and Architect has given specific written approval of such deviation. No recovery as a Cost of the Work nor adjustment to the Incentive Benchmark or Substantial Completion Date shall be permitted with respect to any such deviations that are noted in writing by Contractor but as to which Architect takes no exception or does not approve. Architect’s approval of a Submittal shall not constitute approval of safety precautions, means, methods, techniques, sequences or procedures. Architect’s approval of a specific item shall not constitute approval of an assembly of which the item is a component.

3.8Value Engineering.

3.8.1
Contractor will assist Architect in providing life-cycle analyses and shall provide cost-reduction and Value Engineering analyses on major construction components, such as, but not restricted to: (1) structural systems; (2) the exterior envelope; (3) mechanical systems; (4) lighting; and (5) power service. When reasonably requested by MSG and Project Manager, Contractor shall conduct Value Engineering analysis workshops prior to and during the Incentive Benchmark Development Phase and prior to the completion of the 100% Construction Documents to develop cost-saving ideas for the Work. A formal report analyzing the Value Engineering will be prepared by Contractor following these workshops and distributed to the Project Development Team.
3.9Supervision and Construction Procedures.

3.9.1
Contractor shall develop and be responsible for implementing and enforcing the Construction Plan. Contractor shall comply with all directions of MSG and Project Manager with respect to coordination of the Construction Plan with the Lessor and any other Person having a property interest in the Site, the Adjacent Property, or facilities traversing the Site. Contractor shall administer the Construction Plan so as to cause no material disruption or damage to the property, or fixtures thereon, of the foregoing interests.

3.9.2
Contractor shall provide administrative, management and related services as required: (a) to supervise and direct the performance of the Work by all Subcontractors; and (b) to coordinate such work with the activities and responsibilities of MSG, Project Manager and Architect.

3.9.3
Contractor shall be solely responsible for all construction means, methods, techniques, sequences and procedures, including those employed by Subcontractors and sub-subcontractors in the performance of the Work. If the Contract Documents give specific instructions concerning construction means, methods, techniques, sequences or procedures, Contractor shall evaluate the jobsite safety thereof and shall be fully and solely responsible for the jobsite safety of such means, methods, techniques, sequences or procedures. If Contractor determines that such means, methods, techniques, sequences or procedures may not be safe, Contractor shall give timely written notice to MSG, Project Manager and Architect and shall not proceed with that portion of the Work without further written instruction from MSG.

3.9.4
Contractor shall coordinate all relevant aspects of the Work with Lessor, Wynn Resorts, LLC, Las Vegas Monorail Company and all Governmental Authorities and utility companies to the extent they may be implicated in the Work, but is not responsible for the acts or omissions of any of the foregoing Persons.

3.9.5
Contractor shall be responsible to MSG for the acts and omissions of Contractor’s employees, Subcontractors and their agents, and any other persons performing any of the Work under a contract with Contractor or its Subcontractors.

3.9.6
Contractor shall not be relieved from Contractor’s obligations to perform the Work in accordance with the Contract Documents either by the activities or duties of Project Manager or Architect in their administration of the Agreement, or by inspections, tests or approvals required or performed under Section 3.23 by persons other than Contractor.

3.9.7
Contractor shall not be responsible for or have control or charge over the acts or omissions or the performance or non-performance of MSG, Architect, Project Manager (subject to the performance of Contractor’s coordination and scheduling obligations pursuant to Article 12) any Separate Contractor, or any of their respective agents or employees, or any other persons performing work or services on the Project through any of them; provided, however, that the foregoing shall not relieve Contractor of its obligations to provide notices, or follow up notices in the event no response is received, as required by the terms of this Agreement.

3.10Communication.

3.10.1	Contractor shall develop, in conjunction with MSG, Project Manager and Architect, procedures acceptable to MSG, Project Manager and Architect for implementing, documenting, reviewing and processing field questions and responses, field variance authorizations and directives, and minor changes. Contractor shall submit all RFIs in good faith and each RFI shall identify Contractor’s proposed answer to the request, unless the requesting party, in good faith, has not identified a proposed solution. The foregoing or the submission or preparation by Contractor of a proposed answer or proposed solution shall not be deemed to create any liability on Contractor for design or for the adequacy of the proposed answer or proposed solution.
3.11Meetings; Reports; Construction Schedule Updates.

3.11.1
Contractor shall schedule and conduct construction and progress meetings to discuss such matters as procedures, progress, problems and scheduling. Contractor shall hold progress and coordination meetings with MSG, Project Manager and Architect, at least weekly throughout the construction period. In the event that Project Manager does not attend a meeting, Contractor shall prepare and promptly distribute minutes of such meetings to MSG and to all persons or organizations in attendance and properly identified.

3.11.2
Contractor shall update and distribute (both in hard copy and in a usable native digital format) the Construction Schedule and the Submittal Schedule to the Project Development Team every month throughout the duration of the Work; provided, however, that Contractor will provide MSG and Project Manager weekly schedule updates with a thirty (30) Day look ahead. Each such update shall accurately reflect progress to date, the activities of Contractor and its Subcontractors, including the processing of Submittals and delivery of products requiring long-lead-time procurement, current conditions and revisions required by actual experience, and any new or revised logic or activities. Each such monthly update also shall include a graphic representation of the Construction Schedule, together with such reports as reasonably requested by MSG.

3.11.2.1	The updates of the Construction Schedule shall include a list of material changes made to the schedule from previous updates, including activity durations and activity logic or relationship changes.

3.11.2.2	The updates of the Construction Schedule required under this Section 3.11 shall be included in the monthly Progress Report.

3.11.2.3
Submission of a update to the Construction Schedule by Contractor shall not constitute approval by MSG of a change to the Substantial Completion Date or the Long Stop Development Completion Date (which shall only be accomplished by Change Order or Construction Change Directive) or approval by MSG of a change by Contractor to any activity duration or activity logic or relationship change set forth in the weekly update.

3.11.3
No later than thirty (30) Days after the Effective Date, Contractor shall submit to MSG and Architect for their review, comment and approval a form of Progress Report that complies with the requirements of this Agreement. Upon acceptance by MSG and Architect, the form Progress Report shall establish the standard of detail required for the remainder of the Work and shall be delivered to Project Manager and MSG monthly in hard copy and simultaneously be available online. The Progress Report shall be indexed, bound and tabulated in a manner acceptable to Project Manager and MSG. The Progress Report shall be delivered with each monthly Application for Payment.

3.11.4
Contractor shall keep a daily log containing a record of weather, Subcontractor’s and sub-subcontractor’s Work on the Site, number of workers, Work accomplished, problems encountered, and other similar relevant data as MSG may reasonably require. This log shall be available to MSG,

Project Manager and the Clerk of Works at the Site during regular business hours and online at all hours.

3.11.5
Contractor shall inspect the Work on an ongoing basis and shall maintain an ongoing log of Defective Work that has been installed. The log shall record any items that have been noted as Defective Work by Governmental Authorities, MSG, Project Manager, Architect, or Architect’s Consultants. Such log shall be available to MSG and Project Manager at the Site during regular business hours and shall be included in Contractor’s monthly Progress Report.

3.11.6
Contractor shall maintain a spreadsheet-based concrete placement log and shall regularly and diligently enter all concrete placement yardage for all pours broken down by footings, slab on grade, columns, beams, shear walls and elevated slabs in a format acceptable to Project Manager and MSG and such log shall be available to MSG and Project Manager at the Site during regular business hours.

3.11.7
Contractor shall maintain a log of: (a) recordable OSHA incidents; and (b) recordable lost time accidents, in a format that is acceptable to Project Manager and MSG. Such log shall be available to MSG and Project Manager at the Site during regular business hours.

3.11.8
Contractor shall maintain a log of all Submittals in a format that is acceptable to MSG and Project Manager. Such log shall be available to MSG and Project Manager at the Site during regular business hours.

3.11.9
Prior to submitting the Incentive Benchmark Proposal, Contractor shall prepare and submit to MSG and Architect for review, comment and approval a quality control matrix, in a format approved by MSG, based upon the requirements of the Drawings, Specifications and Applicable Laws and listing all testing, inspections and Submittals relating to the Work with specific reference to the source of the requirement. Such matrix shall be updated as appropriate during the course of the Work. The maintenance of such matrix shall be part of Contractor’s duties in connection with implementing the QA/QC Plan referenced in Section 3.5.

3.11.10
A senior representative of MSG, Project Manager, Contractor and Architect, will meet at least every month to review: (1) the progress of the Work; (2) the Cost of the Work to date against the Incentive Benchmark; (3) the Construction Schedule; (4) the Submittal Schedule, (5) any pending Claims for additional time or an adjustment to the Incentive Benchmark; and (6) any other pertinent information concerning the Project or the Work.

3.12Labor and Materials.

3.12.1
Unless otherwise provided in the Contract Documents, Contractor shall provide and pay, as a Cost of the Work, for all labor, Materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for the proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

3.12.2
It is the policy of MSG to promote and maintain harmonious relationships in connection with the Project. Contractor and its Subcontractors shall follow this policy and shall utilize only qualified persons or organizations in the performance of the Work. A qualified person or organization is one: which is not likely to promote labor unrest on the Project; which shall abide by all local, state and federal labor and employment relations rules, regulations and laws; whose financial stability is reasonably assured through the duration of the Agreement; and whose commitments to other projects are not likely to interfere with its ability to perform its portion of the Work efficiently and cost effectively.

3.12.3
Contractor shall at all times enforce strict discipline and good order among Contractor’s and Subcontractor’s employees and shall not employ on the Work at the Site any unfit Person (including any employee who reports for work under the influence of alcoholic beverages or drugs, who drinks alcoholic beverages or illegally uses drugs on the Site) or anyone not skilled in the task assigned them. The Site shall be an alcohol and drug free work zone. In addition, Contractor and its Subcontractors shall comply with all reasonable protocols, policies, rules and procedures imposed by MSG from time to time with respect to (i) safety, (ii) harassment and discrimination, and (iii) substance abuse. MSG shall have the right to (a) undertake investigations into the behavior or conduct of persons employed by Contractor or its Subcontractors, and (b) deny access to the site to any person it has a reasonable objection to and/or fails to satisfy the requirements of this Section 3.12.3.

3.12.4
Contractor shall promote and endeavor to maintain a workable and cooperative relationship among Subcontractors. Contractor shall take all steps necessary and appropriate to enforce the Subcontracts as needed to perform the Work to be performed thereunder.

3.12.5
Contractor is obligated to man the job and properly and timely perform the Work in a diligent manner. Upon notification of expected or actual labor disputes or job disruption, the expiration of any union or trade agreement or any other cause, Contractor and its Subcontractors shall cooperate with MSG concerning any legal, practical or contractual actions to be taken by MSG in response thereto and shall perform any actions reasonably requested by MSG to eliminate, neutralize or mitigate the effects of such actions on the progress of the Work and the impact of such actions on the public access to the Site and Adjacent Property.

3.12.6
Subject to the terms of this Section 3.12.6, it is Contractor’s obligation, without recovering as a Cost of the Work or being entitled to an adjustment to the Incentive Benchmark, to take all commercially reasonable steps available to prevent any persons performing the Work from engaging in any disruptive activities such as strikes, picketing, slowdowns, job actions or work stoppages of any nature or ceasing to work due to picketing or other such activities, which steps shall include, without limitation, (a) execution of an appropriate project agreement with appropriate trade unions prohibiting all such activities on or about the Site, (b) working with any trade unions to avoid any labor interruptions or delays, (c) establishing a neutral or reserved gate in the event of a picket or strike, (d) engaging temporary replacement labor to overcome any picket or strike, and (e) taking all steps to prevent a Subcontractor or its employees from taking labor action (including striking, picketing or otherwise causing labor disharmony) during the performance of the Work, including enforcing the terms of Subcontracts against Subcontractors. Strikes and pickets by employees of Contractor or Subcontractors in sympathy with other striking or picketing unions shall not be permitted by Contractor. With respect to subsection (d) above, Contractor may seek recourse from the Allocation pursuant to Section 2.1(b) of Schedule F. Nothing in this Section 3.12.6 deprives Contractor of its rights with respect to the occurrence of an event described in clause (xi) of the definition of Force Majeure.

3.12.7
The Project will be subject to a project labor agreement (“PLA”), and all references in the PLA to the “Primary Employer” shall be deemed to mean Contractor. Contractor shall be responsible for arranging for the PLA. Contractor shall sign a Letter of Assent to the PLA before performing any Work and thereafter comply with the PLA in its performance of the Work and shall ensure that all parties subject to the PLA comply with the PLA in their performance of the Work. Contractor shall indemnify, defend and hold harmless the MSG Parties from and against all Claims arising out of or resulting from the failure of any Contractor Party to comply with the PLA.

3.13	Equipment.

3.13.1	Contractor acknowledges and agrees that:

3.13.1.1	it is responsible for the care of Contractor’s Plant;

3.13.1.2	it must ensure that Contractor’s Plant:

3.13.1.2.1	is in accordance with the manufacturer’s specifications, in good repair, fit for purpose and, where relevant, suitably licensed for operation and permitted by any relevant Governmental Authorities;

3.13.1.2.2	is properly maintained and repaired (as necessary) so that it is available to operate or use in an efficient, effective and safe manner at all times; and

3.13.1.2.3	is used only for the purpose for which it was designed;

3.13.1.3
it must produce on request by MSG appropriate documentation to confirm that Contractor’s Plant has been inspected within the previous six (6) months by a competent person and is in a safe, serviceable condition and complies with Applicable Law;

3.13.1.4
in addition to the requirements of Section 3.13.1.3, before bringing any Contractor’s Plant to the Site, and at any other times required by MSG, Contractor’s Plant will be subject to and must pass a mechanical and safety inspection;

3.13.1.5	in addition to ensuring that all other inspections required by this Section 3.13 are carried out, it must also ensure that:

3.13.1.5.1	regular mechanical and safety inspections are performed on Contractor’s Plant; and

3.13.1.5.2
checklists or forms used for mechanical and safety inspections are presented to MSG before maintenance takes place and the completed checklists or forms are presented to MSG after the maintenance is completed;

3.13.1.6
before operating any Contractor’s Plant on the Site or changing any operator of any Contractor’s Plant on the Site, it must provide documentary evidence to MSG that the operator of Contractor’s Plant has successfully completed a competency assessment, which is aligned with a nationally recognized standard, for the operation of Contractor’s Plant. The documentation to be provided must include details of the:

3.13.1.6.1	plant manufacturer;

3.13.1.6.2	type of plant;

3.13.1.6.3	model of plant; and

3.13.1.6.4	type of operation (different uses of the plant);

3.13.1.7	used for earthmoving (if applicable), it must ensure that operator protective devices are fitted to the plant, that the protective devices are maintained and used appropriately and that the structure of the protective devices complies with all Applicable Law;

3.13.1.8
the passing of, or the failure of any Contractor’s Plant to pass, an inspection required by this Section 3.13 will in no way limit or change any obligation or liability of Contractor, including Contractor’s obligations under this Section 3.13;

3.13.1.9
it must ensure that all slings, chains, tools and ancillary equipment used in conjunction with operating a piece of plant or equipment is tagged for compliance (and current) as required by Applicable Law before being used on the Site; and

3.13.1.10
it must obtain MSG’s prior written consent before bringing on to the Site, any Contractor’s Plant that is of such a size that it is likely to disrupt or interfere with Contractor’s activities on the Site or on an Adjacent Property.

3.14Permits, Fees and Notices.

3.14.1
Contractor shall prepare applications, obtain and pay for all applicable Permits and governmental fees, licensing costs and inspection costs that are customarily secured after signing of a construction contract, that are legally required at the time the Incentive Benchmark Amendment is executed, and that are necessary for the proper execution and completion of the Work. Such costs shall be a Cost of the Work and included in the Incentive Benchmark.

3.14.2	All Permits obtained by Contractor shall be in the name of MSG and shall be issued on MSG’s behalf as required by Applicable Laws.

3.14.3
Except for Permits and fees that are the responsibility of Contractor under the Contract Documents, including Section 3.14.1, MSG shall secure and pay for necessary approvals, easements, assessments and charges required for construction, use or occupancy of permanent structures or for permanent changes in existing facilities.

3.14.4
In addition to its responsibilities under this Agreement, Contractor shall give all notices required by Governmental Authorities and comply with all Applicable Laws bearing on the performance of the Work.

3.14.5
If Contractor observes that any of the Contract Documents are at variance with any Permits or Applicable Laws in any respect, Contractor shall promptly notify MSG, Architect and Project Manager in writing. After consultation with Architect and Project Manager, to the extent that MSG determines that changes to the Contract Documents are necessary, then any such changes shall be accomplished by appropriate Change Order in accordance with Article 6.

3.15Substitutions.

3.15.1
When several products or manufacturers are specified by the Contract Documents as being equally acceptable, Contractor has the option of using any product and manufacturer combination listed. When only one product or manufacturer is specified, no Substitution will be permitted, except as provided in this Section 3.15.

3.15.2
The Materials, products and equipment described in the Contract Documents establish the standard, required function, size, type, appearance and quality to be met by any proposed Substitution. Should Contractor wish to substitute a product by another manufacturer, Contractor shall submit a written request to MSG, Project Manager and Architect for approval of such product prior to incorporation into the Work. Each such request shall include the information required by this Agreement and the Specifications.

3.15.3
When a particular manufacturer’s product or process is specified for an item of Work without designation of “or equal,” no Substitution shall be made, and any Substitution is unacceptable except as provided herein, and MSG shall have no obligation to consider or accept such Substitution. However, if, in the judgment of Contractor, one of the conditions enumerated below exists with respect to any item so specified, Contractor may offer for MSG’s consideration a Substitution. Substitutions will only be considered when such Substitution, in the opinion of MSG, is in the best interest of MSG. Architect and Project Manager will make recommendations to MSG regarding Substitutions offered by Contractor and MSG may, in its sole and absolute discretion, reject or approve such Substitution.

3.15.4
Requests for Substitutions of products or processes other than those specified in the Contract Documents shall be timely (so as not to delay the Construction Schedule), fully documented in writing and accompanied by evidence about the proposed Substitution including: (a) quality and serviceability to the specified item; (b) changes in details and construction of related work; (c) design and artistic effect; and (d) additional costs to MSG, if any. Contractor’s submission of a request for Substitution shall be deemed its representation that the Substitution meets or exceeds the standards and qualities of the specified item being substituted, except to the extent such submission clearly explains in detail the deviation from such standards and qualities in clear, unequivocal prose. Adjustments to the Incentive Benchmark, if any, shall be described in an accompanying Change Request. Contractor shall furnish with its request such drawings, specifications, samples, performance data and other information as required to assist MSG, Project Manager and Architect in making their decision.

3.15.5
In responding to Contractor’s request for a Substitution, MSG, Project Manager and Architect shall consider whether such requested Substitution is: (a) permitted by the bidding documents; (b) proposed as alternates to specified items; and (c) provides a more economical solution, system or material without compromising quality.

3.16Documents and Samples at the Site.

3.16.1
Contractor shall maintain at the Site (or such other place as approved by MSG) up-to-date copies of: (a) all contracts entered into by Contractor for the Work (including this Agreement, all purchase orders, and all Subcontracts); (b) all Drawings, Specifications, Construction Change Directives, and Change Orders in good order and marked to record all changes made during construction; (c) Submittals; (d) As‑Built Drawings; (e) the most recent Construction Schedule and Submittal Schedule; (f) applicable handbooks, maintenance and operating manuals and instructions; and (g) other related documents that arise out of such contracts or the Work. Contractor shall maintain records, in duplicate, of principal building layout lines, elevations of the bottom of footings, floor levels and key site elevations. Contractor shall make all such records available to MSG, Project Manager and Architect during normal business hours.

3.17Shop Drawings, Product Data and Samples.

3.17.1
Contractor shall cooperate with MSG, Project Manager and Architect to develop an “online” system to be used by Architect, Contractor, MSG and Project Manager to facilitate quick and accurate communications and to provide for an up to date Submittal Schedule accessible by MSG, Project Manager and Architect.

3.17.2	Shop Drawings shall show dimensions, note whether they are based on field measurements, and indicate compliance with standards and special coordination requirements.

3.17.3	Before transmitting any Submittal to Architect, Contractor shall: (a) check such Submittal for conformity with the Contract Documents; (b) ensure that all errors, omissions or deviations contained in such Submittal are corrected; (c) obtain a written certification from any Subcontractor that prepared the Submittal or a portion thereof that its work identified in the Submittal conforms to the requirements of the Contract Documents; and (d) affix Contractor’s review stamp to such Submittal. Architect will annotate and correct the sepia, stamp the Shop Drawings with indication of Architect’s action as appropriate, and return the sepia and one print to Contractor.

3.17.4
Corrected drawings resubmitted for review and approval shall have no changes other than those called for in the review notes on the previous submission. If Contractor shall alter any information on previously submitted Shop Drawings, besides the notations called for by the reviewing parties, Contractor must circle this new information to bring it to Architect’s attention as well as fully explain it in writing with the resubmission.

3.17.5	[Not Used]

3.17.6
Contractor shall prepare (or cause to be prepared), review and submit to Architect, on the dates and in the sequence set forth in the Submittal Schedule so as to cause no delay in the Work or in the work of MSG or any Separate Contractor, all Submittals (a) required by the Contract Documents, (b) set forth in the Submittal Schedule, or (c) requested by Architect. Contractor shall coordinate Contractor’s Submittals with those of other Separate Contractors to ensure consistency and timely submission of Submittals.

3.17.7
By preparing, reviewing and presenting Submittals, Contractor represents that Contractor has determined and verified all Materials, field measurements and field construction criteria related thereto and has checked and coordinated the information contained within such Submittals with the requirements of the Contract Documents.

3.17.8
Contractor shall not be relieved of responsibility for any deviation from the requirements of the Contract Documents by Architect’s review of Submittals for design conformance with the requirements of the Contract Documents, unless Contractor has specifically informed Architect in writing of such deviation at the time of submission and Architect has given written approval to the specific deviation. Contractor shall not be relieved from responsibility for errors or omissions in the Submittals by Architect’s approval of them.

3.17.9	Contractor shall direct specific attention, in writing or on resubmitted Submittals, to revisions other than those requested by Architect on previous Submittals.

3.17.10
No portion of the Work requiring submission of Submittals shall be commenced until the Submittal has been reviewed by Architect for design conformance with the Contract Documents. All such portions of the Work shall be in accordance with the reviewed Submittals.

3.17.11
Without limiting the foregoing provisions of this Section 3.17, Submittals must also satisfy the requirements of and be submitted in accordance with the terms and conditions set forth in the Specifications.

3.17.12
Shop Drawings shall be complete, sharp, clear and easily readable. Shop Drawings within a set shall be of uniform size, each with a title block and a space for review stamps, all in the lower right hand corner. All items shall be clearly identified with the name of the manufacturer, fabricator and installer, item designation, project name and location. Each submission shall clearly show the date of the original submission and of each subsequent revisions or resubmission. Shop Drawings shall indicate model numbers and other designations and shall reflect relations to related work and equipment. A clear space, approximately 4 x 4 inches in size, shall be provided on each print or transparency for Contractor and Architect’s review stamp. Each Person reviewing Shop Drawings and/or affixing a review stamp shall include on such stamp the name of the reviewing party, the date, outcome of the review and required further action (if any), among other items. The stamp which reflects Architect’s review shall also include, or if not included, shall be deemed to include, the following:
“Checking is only for conformance with the design concept of the Project expressed in the Contract Documents and compliance with the information given in the Contract Documents. Contractor is responsible for dimensions to be confirmed and correlated at the Site, for information that pertains solely to the fabrication process or to techniques of construction, and for coordination of the Work of all trades.

Architect’s stamp does not imply that the Work shown on Shop Drawings is all-inclusive of Contractor’s responsibilities.”

3.17.13
Contractor shall submit Shop Drawings only for complete systems. Partial submissions will not be permitted without the prior approval of Architect. Shop Drawings will be returned to Contractor without checking if they have been submitted in violation of specified procedures, have been inadequately checked by Contractor, are inadequate, or contain substantial error.

3.17.14
Contractor shall submit a minimum of six (6) copies of all Product Data, brochures, illustrations, printed charts, schedules and other such pre-prepared data. Contractor shall ensure that all such Submittals have been clearly marked to show the particular characteristics or model of the product to be approved, are properly labeled with the following information, and that all such information on such labels is true and correct:

Project name and location;
Name of Contractor;
Name of Subcontractor and manufacturer;
Name, finish and composition of the Material;
Location or applicability to the Work; and
Reference to specification section and drawing sheet number.

The labels shall include blank spaces sufficient for Contractor’s and Architect’s approval stamps. Upon approval, such Submittals will be stamped or labeled to indicate approval and two such Submittals will be returned to Contractor. Any approved Submittal retained by Architect will constitute the standard of quality and appearance of all Materials of the type represented by such Submittal. In the event any such Submittals are not approved, Contractor will be given reasons for disapproval and Contractor shall re-submit such Submittals until approval is obtained.

3.17.15
Contractor shall prepare and submit to Architect for approval, all Samples as required by the various technical sections of the Specifications. If not otherwise specified as to size, all samples shall be large enough to clearly represent all physical characteristics which have a bearing on the selection and appearance of the Material. Unless specified otherwise, Samples shall be submitted in quadruplicate. Contractor shall submit a minimum of six (6) copies of all Samples to Architect and shall submit such Samples in sufficient time to allow Architect reasonable time for consideration and so as not to delay progress of the Work in the event re-submission should be required. Contractor shall label each Sample with the following information, and shall ensure that all such information on such labels is true and correct:

Project name and location;
Name of Contractor;
Name of Subcontractor and manufacturer;
Name, finish and composition of the Material;
Location or applicability to the Work; and
Reference to specification section and drawing sheet number.
The labels shall include blank spaces sufficient for Contractor’s and Architect’s approval stamps. Upon approval, the Samples will be stamped or labeled to indicate approval and two samples will be returned to Contractor. The approved Sample retained by Architect will constitute the standard of quality and appearance of all Materials of the type represented by the Sample to be installed. In the event Samples are not approved, Contractor will be given reasons for disapproval and Contractor shall re-submit Samples until approval is obtained.
3.18Use of Site; Utilities.

3.18.1
Contractor shall confine operations at the Site to areas permitted by Applicable Law, the Ground Lease, ordinances, Permits, the Contract Documents, and as otherwise reasonably directed by MSG or Project Manager, so as to avoid unreasonably encumbering the Site with Materials and equipment.

3.18.2	Contractor shall coordinate all of Contractor’s operations with, and secure approval from, MSG and Project Manager before using any portion of the Site.

3.18.3
All Work required by the Contract Documents shall be conducted in such manner as to cause as little interference with the continuous conduct of business on and within, or disruption to, Adjacent Property as is reasonably possible, and in such manner as will seek to reduce to a minimum any inconvenience to those occupying such Adjacent Property, their patrons, employees and other invitees.

3.18.4	Contractor shall be wholly responsible for all storage and safekeeping of its tools, equipment and Materials at all times.

3.18.5	Signs, placards, posters, or other advertising material will not be allowed on any part of the Site without the prior written permission of MSG.

3.18.6
Contractor shall arrange, construct or cause to be constructed all necessary utility connections to service the Facility in accordance with the Drawings and Specifications. Contractor shall be responsible for providing necessary temporary utilities (including but not limited to electricity, water, sanitary facilities and communication/technology facilities) to perform the Work.

3.19Cutting and Patching of Work.

3.19.1
Contractor shall be responsible for all cutting, fitting or patching that may be required to complete the Work or to make its several parts fit together properly. Contractor shall not damage or endanger any portion of the Work, the existing improvements, or the work of MSG or any Separate Contractors by cutting, patching or otherwise altering any work, or by excavation. Contractor shall not cut or otherwise alter the work of MSG or any Separate Contractor except with the written consent of MSG and of such Separate Contractor. Contractor shall not unreasonably withhold from MSG or any Separate Contractor consent to cutting or otherwise altering the Work. MSG and Separate Contractors shall have reciprocal obligations as contained in this Section 3.19.1 to Contractor.

3.20Cleaning Up; Recycling.

3.20.1
Contractor shall be responsible for the overall cleanliness and neatness of Work and portions of the Site affected by the performance of the Work. Contractor shall: (a) at all times keep all areas affected by the Work free from accumulation of waste materials, rubbish and debris caused by the operations of Contractor, Subcontractors and sub-subcontractors; (b) leave the Work neat and broom clean at the end of each Day; and (c) establish and enforce a clean-up and recycling program for every Person performing Work on the Site. Contractor shall use commercially reasonable efforts to prevent dust from accumulating on, or otherwise affecting, the Site or Adjacent Property.

3.20.2
Contractor shall maintain and keep the sidewalks and other areas adjacent to or above the Project Site in safe order, repair and condition (including the prompt repair of potentially hazardous or dangerous cracks therein and the maintenance of an even level thereof on portions accessible by the public) to the extent the foregoing is impacted by Contractor’s performance of the Work.

3.21Project Close-Out.

3.21.1
At the date of Substantial Completion, Contractor shall have coordinated, scheduled and observed the checkout of utilities, operational systems and equipment for readiness by each of its Subcontractors and shall have completed their initial start‑up, personnel training and testing as required by the Contract Documents.

3.21.2
Upon the Substantial Completion of the Work, Contractor shall remove from and about the Project Site and surrounding areas Contractor’s tools, construction equipment, machinery, surplus materials, waste materials and rubbish.

3.21.3
After the date of Substantial Completion but before Final Completion, Contractor shall furnish to MSG and Project Manager the As-Built and Record Drawings. Such As-Built Drawings shall note all deviations between the Work and the Drawings and Specifications, including those deviations resulting from Change Orders.

3.22Survey Marks.

3.22.1	In this Section 3.22, “survey mark” means a survey peg, bench mark, reference mark, signal alignment, level mark or other mark used for the purpose of setting out, checking or measuring the Work.

3.22.2
Unless stated otherwise in this Agreement, MSG must supply to Contractor the information and survey marks necessary to enable Contractor to set out the Work. It is Contractor’s responsibility to accurately set out the Work based on these survey marks and information, after verifying their correctness.

3.22.3	Contractor must rectify any disturbance or obliteration of MSG’s survey marks unless the disturbance or obliteration was caused by MSG or someone for whom MSG is responsible.
3.23Inspection and Testing.

3.23.1
MSG, Architect and Project Manager or their nominee may inspect the Work, on reasonable notice to Contractor at any time, including any inspection or test to determine whether the Work complies with the Drawings and Specifications. Inspections and tests by MSG, Architect or Project Manager shall not be constructed as acceptance of the Work nor a waiver of any of MSG’s rights under this Agreement.

3.23.2
Contractor shall develop a checking and testing procedure, subject to MSG’s review and approval, that will ensure that all systems are adequately tested and balanced prior to their acceptance by MSG. Such checking and testing procedure shall include all tests and inspections required by the Contract Documents. Contractor shall cooperate with all other Persons providing testing in connection with the Project. Contractor shall keep an accurate record of all tests, inspections conducted, findings, and test reports for the Work to the extent prepared by or on behalf of Contractor or provided to Contractor.

3.23.3	If the Contract Documents or Applicable Laws require any portion of the Work to be inspected, tested or approved, Contractor shall give MSG, Architect and Project Manager timely notice (but in no event less than five (5) Business Days) of its readiness so Architect, MSG and/or Project Manager may observe such inspection, testing or approval.

3.23.4
If MSG, Architect or Project Manager determines that any Work requires special inspection, uncovering, testing or approval not identified in the Contract Documents, then Project Manager will, upon written authorization from MSG, instruct Contractor to order such special inspection, uncovering, testing or approval, and Contractor shall give notice of such special inspection, testing or approval. If such special inspection or testing reveals a failure of the Work to comply with the requirements of the Contract Documents, Contractor shall correct such failure without recovery as a Cost of the Work and without an increase to the Incentive Benchmark or an adjustment to the Substantial Completion Date; otherwise MSG shall bear such costs, and an appropriate Change Order shall be issued.

3.23.5	Required certificates of inspection, testing or approval shall be secured by Contractor and Contractor shall promptly deliver them to Project Manager and Architect.
3.24Pre-Term Work.

3.24.1
The Parties agree that the terms and conditions of this Agreement shall apply on a retroactive basis to the Preconstruction Services and the LNTP Work. The Parties further agree that the Preconstruction Agreement and the LNTP are deemed to have automatically terminated as of the date hereof and are of no further force or effect.

3.24.2	Any amounts paid by MSG to the Contractor pursuant to the LNTP or the Preconstruction Services Agreement shall be represented in the Incentive Benchmark Proposal as a credit to MSG.
ARTICLE 4
PRICING METHODOLOGY AND PRICING COMPONENTS

4.1Pricing Overview.

4.1.1
The pricing methodology to be used for performance of the Work is based on a “cost of the work plus a fee” as part of an overall Incentive Benchmark, subject to the pricing of Subcontracts which will be as set forth in Section 11.1.1. The “Cost of the Work” is defined in Section 4.8 and the Contractor’s Fee is defined in Schedule E-1. Contractor and MSG shall work together pursuant to the terms of this Article 4 and in accordance with the Incentive Benchmark Development Schedule, so as to develop the Incentive Benchmark Proposal and enter into the Incentive Benchmark Amendment (provided, however, that MSG has no obligation to accept the Incentive Benchmark Proposal or enter into the Incentive Benchmark Amendment).

4.1.2
Contractor acknowledges and accepts that MSG requires an open and transparent pricing model. Contractor agrees, and shall require its Subcontractors to agree in their Subcontracts, that Contractor and each Subcontractor shall provide the level of transparency and detail required by MSG.

4.1.3
Contractor also acknowledges and accepts that, except as otherwise approved by MSG, MSG desires that all of the elements of the Work be the subject of competition and shall take all commercially reasonable steps to ensure that each element of the Incentive Benchmark is as low as possible.

4.1.4
Contractor acknowledges that MSG’s agreement to the Incentive Benchmark is not a recognition of what the Cost of the Work will ultimately be and that the purpose of the Incentive Benchmark is to determine the Contractor’s Fee.

4.2	Early Work Packages

4.2.1
The Work may be divided into one or more phases or packages which will be ready for commencement of construction before the Incentive Benchmark for the entire Work has been agreed. Or, MSG may require certain preliminary Work to be performed in preparation for the balance of the Work. If MSG elects to proceed with a particular portion of the Work before the Parties arrive at the Incentive Benchmark, Contractor shall develop proposals for any such phases or packages of the Work (“Early Work Packages”). For each Early Work Package, MSG and the Contractor shall enter into an “Early Work Authorization Agreement” in a mutually acceptable format (including in the form of a field order) executed by both MSG and Contractor and which (a) describes the Work to be performed thereunder, (b) establishes at MSG’s direction, pricing on a time and materials, fixed price or unit price basis for that portion of the Work, and (c) establishes a Substantial Completion Date for that portion of the Work. Notwithstanding anything in this Agreement or the Contract Documents to the contrary, MSG acknowledges and agrees that the Incentive Benchmark is not guaranteed by Contractor, except to the extent components of the Incentive Benchmark are fixed or guaranteed pursuant to the terms of the Subcontracts (but subject to the rights of adjustment of the fixed or guaranteed price that exist under any such Subcontracts).

4.2.2
The price and scope of Work that is the subject of the Early Work Authorization Agreement will be included in the Incentive Benchmark Proposal developed pursuant to Section 4.5 and the Early Work Authorization Agreement shall be of no further force and effect and shall be superseded by the Incentive Benchmark Amendment.

4.2.3
Unless otherwise stated in the Early Work Authorization Agreement, execution by MSG and delivery to Contractor of the Early Work Authorization Agreement shall constitute notice to proceed for the Work specified therein.

4.3[Not used]
4.4Incentive Benchmark Proposal Development

4.4.1
MSG shall cause Architect to deliver to Contractor the Incentive Benchmark Drawings and Specifications. Prior to submitting the Incentive Benchmark Proposal, Contractor shall carefully review the Incentive Benchmark Drawings and Specifications and carefully compare all existing conditions to the requirements of the Incentive Benchmark Drawings and Specifications. Based on such review and the work performed by, and knowledge gained by, Contractor during the Preconstruction Services and the LNTP Work, Contractor shall promptly notify MSG in writing: (a) of all known errors, inconsistencies or omissions in the Incentive Benchmark Drawings and Specifications; and (b) if Contractor believes the Incentive Benchmark Drawings and Specifications are not sufficient to enable Contractor to proceed with performance of the Work and otherwise fulfill its obligations under the Contract Documents.

4.5Incentive Benchmark Proposal

4.5.1
Contractor shall prepare the Incentive Benchmark Proposal in accordance with the Standard of Care, to reflect Contractor’s best estimate of what the Cost of the Work will ultimately be, without any allowance for contingencies or reserves (other than the Allowances provided for in Section 4.11.1). Contractor acknowledges receipt of the Incentive Benchmark Drawings and Specifications by electronic transmittal on May 18, 2019 and shall deliver the Incentive Benchmark Proposal to MSG on or before July 17, 2019.

4.5.2	The Incentive Benchmark Proposal shall include, in addition to the Incentive Benchmark Qualifications and Assumptions:

4.5.2.1	a detailed schedule of values detailing:

4.5.2.1.1
the estimated Cost of the Work to be incurred by Contractor organized by trade categories (which shall include any Costs of the Work incurred under the LNTP and under any Early Work Package Agreements (including to the extent such Work has been fully bought out or completed));

4.5.2.1.2	all estimated Allowances listed in accordance with Section 4.5.2.4;

4.5.2.1.3
estimated General Conditions Costs and General Requirements Work Expenses, including wages, rates and burdens (based on the rates set forth in Schedule Q together with any other wages, rates and burdens to be agreed to with MSG);

4.5.2.1.4	the Allocation; and

4.5.2.1.5	the Contractor’s Fee, as set forth in Schedule E,

4.5.2.2	a statement of the proposed Incentive Benchmark, which proposed Incentive Benchmark will equal the sum of the amounts listed in the detailed schedule of values described in Section 4.5.2.1;

4.5.2.3	Contractor’s Incentive Benchmark Qualifications and Assumptions;

4.5.2.4	a list of proposed Allowances and for each such Allowance, the estimated amount for such Allowance and a statement of its basis, as more fully described in Section 4.11;

4.5.2.5	a schedule of applicable alternate prices (for alternates requested by MSG);

4.5.2.6	a proposed Construction Schedule and a proposed Submittal Schedule;

4.5.2.7
a schedule of unit prices to be used in the calculation of Change Order amounts; provided that the failure of the Parties to agree on such unit prices will not affect the effectiveness of the remainder of the Incentive Benchmark Proposal;

4.5.2.8	a proposed Staffing Plan (which Staffing Plan shall include the staff of major Subcontractors as agreed between the Parties);

4.5.2.9	the time limit for validity of the Incentive Benchmark Proposal (which shall not be less than ninety (90) Days and may be extended by the Parties by mutual agreement); and

4.5.2.10	any not to exceed amounts required by MSG with respect to individual trade packages or other packages of the Work.

4.5.3
To the extent that the Incentive Benchmark Drawings and Specifications are anticipated to require further development by Architect, Contractor shall provide in the Incentive Benchmark Proposal for such further development consistent with the Contract Documents.

4.5.4
MSG shall be entitled to full access to all details of the process of preparing the Incentive Benchmark Proposal. Contractor shall comply with the requirements of Article 11, including making available to MSG upon request all Subcontractor bids and underlying documentation upon which the Incentive Benchmark Proposal is based. It is the intent of this Agreement that the Incentive Benchmark will minimize the Allowances, assumptions, clarifications and any other elements that could lead to Change Orders or to the actual Cost of the Work exceeding the Incentive Benchmark.

4.5.5
Promptly after Contractor delivers the Incentive Benchmark Proposal to MSG, the Project Development Team shall meet to review and confer about the Incentive Benchmark Proposal. If MSG, Project Manager, or Architect discovers any inconsistencies or inaccuracies in the Incentive Benchmark Proposal, then they shall promptly notify Contractor, who shall make appropriate adjustments to the Incentive Benchmark Proposal. The reconciliation shall be documented by an addendum to the Incentive Benchmark Qualifications and Assumptions that shall be approved in writing by MSG and Contractor. The Project Development Team shall work cooperatively in a diligent manner to review and assess the Incentive Benchmark within twenty-one (21) Days after Contractor provides the Incentive Benchmark Proposal to MSG; provided that MSG may extend such time (subject to the time limit specified in Section 4.5.2.9 above), if necessary.

4.5.6
If, within the twenty-one (21) day (or such longer) period, MSG (in its sole discretion) rejects the Incentive Benchmark Proposal, MSG may, at its election: (a) terminate this Agreement within seven (7) days’ notice of termination for convenience and without cause pursuant to Section 18.6.1; (b) direct Contractor to perform Value Engineering in accordance with the following paragraph, or (c) direct Contractor to perform certain packages of the Work selected by MSG on the terms set forth in this Agreement; provided that, in the context of (c) Contractor’s Fee shall be the flat rate identified in Section B of Schedule E-1 hereto.

4.5.7
If MSG so requests pursuant to Section 4.5.6(b) above, Contractor shall notify the Project Development Team promptly and thereafter, diligently work with Project Manager, MSG, and Architect to develop Value Engineering and other cost-saving alternatives to reduce the proposed Incentive Benchmark to an amount acceptable to MSG and within the time requested by MSG; provided, however, that MSG has no obligation to incorporate into the Drawings and Specifications any alternatives proposed by the Contractor (except to the extent any such alternatives are accepted in writing by MSG). If MSG still does not approve the Incentive Benchmark Proposal (whether with or without any of the Value Engineering or other cost-saving alternatives developed by Contractor), then at MSG’s request, MSG and Contractor will meet and confer in good faith to discuss such modifications to the Incentive Benchmark Proposal that will make the Incentive Benchmark Proposal acceptable to MSG and Contractor.

4.6Incentive Benchmark Amendment

4.6.1
MSG and Contractor shall use good faith efforts to promptly negotiate the Incentive Benchmark Amendment. If MSG approves the Incentive Benchmark Proposal, MSG and Contractor will enter into a “Incentive Benchmark Amendment” based upon the approved Incentive Benchmark Proposal, including the associated Incentive Benchmark Drawings and Specifications, Incentive Benchmark Qualifications and Assumptions, Construction Schedule and other agreed to documents. Upon execution of the Incentive Benchmark Amendment, the Incentive Benchmark Amendment and its Schedules shall become part of the Contract Documents and shall have the same effect as a Schedule to this Agreement. Upon execution of the Incentive Benchmark Amendment, the proposed Construction Schedule attached thereto shall become the “Construction Schedule”.

4.6.2
The Incentive Benchmark and Construction Schedule, once established, shall be modified only upon the issuance of properly-authorized Change Orders or Construction Change Directives signed by MSG. The Incentive Benchmark shall be based upon completion of the Work pursuant to the

Substantial Completion Date, the Long Stop Development Completion Date and other dates set forth in the Construction Schedule.
4.7[Not Used]
4.8Cost of the Work.

4.8.1	[*****]

4.8.2	[*****]

4.8.3
Notwithstanding the breakdown or categorization of any costs to be reimbursed in this Article 4 or elsewhere in the Contract Documents, there shall be no duplication of payment if any particular item for which payment is requested can be characterized as falling into more than one of the types of compensable or reimbursable categories. Whenever Contractor has been paid, as a Cost of the Work or otherwise, amounts that are recovered from any other source (e.g., a Subcontractor, any insurer, surety or other third party), Contractor shall credit MSG with any amounts recovered.

4.8.4
Whenever additional overtime, extra-shift work or similar premium Work is used on the Project, Contractor shall implement such Work in a cost efficient manner. Before commencing any additional overtime, extra-shift work or similar premium work, Contractor shall obtain the prior written consent of MSG; provided that such consent may be sought and obtained through look ahead schedules or other mechanisms that avoid the need for individual consents.

4.8.5
The actual Cost of the Work shall be adjusted to reflect any and all discounts, including trade, quantity and cash discounts, rebates, refunds and other similar considerations; provided, however, that MSG provides any funds when needed to obtain such considerations. Such considerations shall accrue exclusively to the benefit of MSG unless MSG does not provide funds, in which case it accrues to Contractor. Contractor agrees to use commercially reasonable efforts to secure such considerations on behalf of MSG.

4.8.6
Upon Substantial Completion, Contractor shall submit a list of any tools, equipment, or office equipment purchased for the Project above the value of Five Hundred Dollars ($500.00) and for which MSG has paid as a Cost of the Work. If MSG so elects, any such tools or equipment shall be delivered to MSG at the end of the Project. If MSG elects not to take title to any such tools or equipment, then MSG shall be credited with the fair market value thereof as a deduction against the Cost of the Work via the following Application for Payment.

4.8.7
Contractor shall not be entitled to recover the Contractor’s Fee for the Cost of the Work for Contractor’s own insurance premiums, the premium for or any other payments or costs associated with the CoCIP program referred to in Schedule C or the premium for bonds (if required by MSG).

4.8.8	Except to the extent expressly permitted by Section 4.8.1, Contractor shall only invoice MSG for internal or third party costs that are directly attributable to this Project.
4.9General Conditions Costs and General Requirements Work Expenses.

4.9.1
With each of its monthly invoices, Contractor shall provide MSG and Project Manager with a detailed spreadsheet that identifies the General Conditions Costs and General Requirements Work Expenses that Contractor has incurred for that month and all previous months, broken out by the specific types of General Conditions and in the level of detail reasonably requested by MSG. To the extent the General Conditions Costs and/or General Requirements Work Expenses exceed the estimate provided by Contractor to MSG, Contractor shall provide written reasons for such overruns.

4.9.2
Included in the General Conditions Costs will be an amount equal to [*****] of the actual Cost of the Work (the “Staff Incentive Amount”), which will be distributed by Contractor, at its sole discretion, as bonuses to Contractor’s staff and personnel that have been involved with the Project (regardless of whether such involvement was full time, part time, on Site or at the home office). Contractor shall not be entitled to any Fee or any other markups or overhead of any kind, on any portion of the Staff Incentive Amount.

4.10Allocation

4.10.1
Subject to the other provisions of this Section 4.10, Contractor may use the Allocation in accordance with Schedule F. Contractor may not use any portion of the Allocation without first obtaining MSG’s prior written approval (which approval shall not be unreasonably withheld) except where Contractor is entitled to use the Allocation without MSG’s prior consent, as set forth in Schedule F.

4.10.2
To the extent MSG’s prior written approval to an Allocation expenditure is required, Contractor shall provide written notice to MSG of its intent to use the Allocation, which notice shall include a description and amount of the Cost of the Work to be covered by said expenditure, the efforts made to avoid the expenditure and the efforts Contractor will make to replenish the Allocation. MSG shall either provide approval or state the reasons for its disapproval in writing within five (5) Business Days after MSG receives a request from Contractor to use the Allocation. Subject to the terms in this Agreement, MSG’s approval of such request shall not unreasonably delay the performance of the Work.

4.10.3
Contractor shall not be entitled to any Fee, General Conditions Costs, General Requirement Work Expenses, or any other markups or overhead of any kind, on any portion of the Allocation that is not used. In addition, Contractor shall not be entitled to any Fee, General Conditions Costs, General Requirement Work Expenses, or any other markups or overhead of any kind, on any portion of the Allocation that is used for legal expenses as described in Section 2.1(c) of Schedule F.

4.10.4
Whenever Contractor has been paid out of the Allocation, and such amounts paid may be recoverable from a third party, such as a Subcontractor, insurance company or surety, Contractor shall diligently and in good faith pursue recovery and any recovery obtained by Contractor shall be credited back to the Allocation. Contractor shall keep MSG informed of the status of its recovery efforts, and will not cease in its pursuit without first obtaining MSG’s consent, which consent shall not be unreasonably withheld.

4.10.5	Contractor shall provide monthly written reports to MSG and Project Manager of its use of the Allocation (and any replenishment thereof).
4.11Allowance Amounts.

4.11.1
The Incentive Benchmark Amendment may contain allowances as part of the Cost of the Work only if the Incentive Benchmark Drawings and Specifications do not include sufficient specificity, detail or certainty for Contractor to incorporate pricing into the Incentive Benchmark Amendment (“Allowance”). For these Allowances, Contractor shall propose its estimates of the cost for the Allowance item and accounting for the unique features of this Project, its location, information available, local labor rates and MSG’s directions.

4.11.2
The estimate of the cost for each Allowance item shall be subject to Contractor’s Fee (calculated in accordance with Schedule E-1). No work shall be performed on any Allowance without the Contractor first obtaining MSG’s approval. Contractor represents to MSG that the estimate of the cost for each Allowance item is reasonable based on the information known by Contractor at the time of the Incentive Benchmark Amendment. Unless otherwise noted in the Contract Documents, the Cost of the Work for any Allowance in the Incentive Benchmark shall include all labor, material, equipment, taxes, transportation, Subcontractor overhead and profit, and insurance associated with the applicable Allowance. Contractor’s overall project management and overhead and its General Conditions Costs associated with any Allowance are deemed to be included in the Incentive Benchmark set forth in the Incentive Benchmark Amendment, and are not subject to adjustment, regardless of the actual amount of the Allowance.

4.11.3
Contractor shall continue to work with other members of the Project Development Team to develop a final price for each portion of the Work covered by an Allowance promptly after MSG has finalized its selection of items and Architect has completed all related Contract Documents associated with any such Allowance. Contractor shall give notice to MSG of the final amount. MSG thereafter shall promptly elect to either:

4.11.3.1
Issue a Change Order increasing or reducing the Incentive Benchmark (with any associated increase or decrease in the Contractor’s Fee) by the difference between the estimate of the cost for each Allowance item set forth in the Incentive Benchmark Amendment and the final amount agreed upon by Contractor and MSG to furnish or construct the Allowance item. For any such Change Order reducing the Incentive Benchmark, such reduction shall accrue solely to MSG; and/or

4.11.3.2
Direct Architect to undertake the redesign of the Allowance item or any other item of Work in such a manner that the Allowance item can be installed without the Incentive Benchmark being exceeded or the Construction Schedule being extended. If MSG elects to so redesign, Contractor agrees to cooperate with MSG, Architect, and any other consultant of MSG in order to reduce the cost of constructing or furnishing the Allowance item or any other item of Work. Contractor shall not be responsible for consultant fees incurred by MSG in the event of a redesign effort.

4.12[Not Used]
4.13Subcontract Buy-Out.

4.13.1
Through bidding and negotiation with Subcontractors pursuant to Article 11, Contractor shall use its best efforts to obtain the best value for the Work which shall be reflected in Subcontracts entered into by Contractor for performance of the Work. Where a Subcontract price is selected by MSG pursuant to Section 11.1.1 to be a fixed price, the difference between (i) the fixed price of the Subcontract amounts in the estimate used to establish the Incentive Benchmark, and (ii) the fixed price of the actual Subcontract amounts entered into by Contractor for performance of the Work (taking into consideration any early payment or similar discounts) shall hereinafter be referred to as “Buy-Out Savings”.

4.13.2
Buy-Out Savings shall be tracked and calculated by Contractor and reported to MSG and Project Manager in a “Subcontract Buy-Out Log” as each Subcontract is entered into and upon Substantial Completion of the Work (such process referred to as the “Subcontract Buy-Out”). The Subcontract Buy-Out Log shall be prepared on a line item basis in a form reasonably acceptable to MSG and Project Manager which identifies the specific scope of Work and Subcontractor in each line item for which the pricing has been fixed in the Subcontract and the amount of such pricing, the scope and estimated Cost of the Work in each line item that has not been fixed in the Subcontract, and any “savings” or amounts not reasonably anticipated by Contractor to be required for payment for Cost of the Work under the respective line item.

4.13.3
Prior to the issuance of an Early Work Authorization Agreement or the Incentive Benchmark Amendment, Contractor shall provide updated copies of the Subcontractor Buy-Out Log on a monthly basis. Thereafter, a copy of the updated Subcontract Buy-Out Log shall be furnished with Contractor’s Application for Payment, until the Subcontract Buy-Out is complete.

4.13.4
Contractor shall report to MSG and Project Manager the proposed adjustments to the Schedule of Values to reflect the difference between the sum of the Subcontract amounts in the Schedule of Values used to establish the Incentive Benchmark and the sum of the actual amounts of the Subcontracts entered into by Contractor for performance of the Work. The Incentive Benchmark shall be reduced by an amount equal to the total Buy-Out Savings. Contractor’s Subcontract Buy-Out Log shall be revised to accurately reflect such adjustments and transfers. Buy-Out Savings shall be separately tracked in the Schedule of Values.

4.13.5
Notwithstanding anything herein to the contrary, it is expressly acknowledged and agreed that the Incentive Benchmark agreed upon in the Incentive Benchmark Amendment will not be based upon and will not establish individual guaranteed line items for the various components of the Work which make up the Incentive Benchmark, nor is the Incentive Benchmark itself guaranteed; provided, however, that to the extent one or more portions of the Incentive Benchmark are fixed or guaranteed pursuant to the Subcontracts, such fixed or guaranteed amounts will appear as fixed or guaranteed individual line items and be tracked in the Subcontract Buy-Out Log.

ACTICLE 5
TIME AND DELAYS

5.1Definitions.

5.1.1
TIME IS OF THE ESSENCE OF THIS AGREEMENT. Contractor shall perform the Work in accordance with the Construction Schedule so as to achieve Substantial Completion on or before the Substantial Completion Date. Notwithstanding anything to the contrary in the Contract Documents and notwithstanding the fact that, except as set out in Section 4.2.1, the Incentive Benchmark is not a guaranteed cap, the Substantial Completion Date and the Long Stop Development Completion Date shall not be adjusted except by a properly executed Change Order or Construction Change Directive signed by MSG.

5.1.2
The date of Substantial Completion is the date certified by Project Manager pursuant to Section 13.15 when Substantial Completion has been achieved pursuant to the terms of this Agreement. The date of Final Completion is the date certified by Project Manager pursuant to Section 13.16 when Final Completion has been achieved pursuant to the terms of this Agreement.

5.2Progress and Completion.

5.2.1
Contractor shall perform the Work expeditiously and shall achieve Substantial Completion by the Substantial Completion Date. The Substantial Completion Date shall only be adjusted in accordance with this Agreement. Where there is an adjustment to the Substantial Completion Date, the Long Stop Development Completion Date shall be equally adjusted on a day for day basis; provided, however, that Contractor shall use all commercially reasonable efforts to avoid the need for an adjustment to the Long Stop Development Completion Date by accelerating or resequencing the Work, the costs of which shall be dealt with in accordance with Section 5.4 below.

5.3Delays and Extensions of Time.

5.3.1
To the extent the performance by Contractor of any activity on the critical path of the Construction Schedule is delayed by reason of, and only by reason of, an MSG Act, an event of Force Majeure or another event expressly identified in this Agreement as giving Contractor the right to seek an adjustment, then the Substantial Completion Date may be extended as provided in this Section 5.3; provided that in each instance the notice provisions and other conditions and requirements of this Section 5.3 are satisfied as a precondition to any entitlement of Contractor to the adjustments set forth herein. Any adjustment to the Substantial Completion Date shall be limited to the period of time that an activity on the critical path of the Construction Schedule is actually delayed by the MSG Act, the other events giving Contractor the right to seek an adjustment or the event of Force Majeure described in such notice. For periods of delay caused by reason of:

5.3.1.1
an MSG Act, Contractor shall be entitled, subject to the requirements of Article 6, to an adjustment to the Incentive Benchmark based upon any actual and proven increase in the Cost of the Work as a result of the MSG Act;

5.3.1.2	an event of Force Majeure, the provisions of Section 5.3.6 shall apply with respect to any cost recovery entitlement of Contractor; and

5.3.1.3
an event expressly identified in this Agreement as giving Contractor the right to recover additional cost in addition to an adjustment to the Substantial Completion Date, then the terms of the relevant provision shall apply,

5.3.1.4
provided, however, that any claim by Contractor for an adjustment to the Incentive Benchmark or for additional Cost of the Work shall be subject to audit by MSG and Contractor shall make all of its and its Subcontractors’ books and records available to MSG or its nominee for such audit, upon MSG’s request.

5.3.2
As a precondition to any entitlement to an adjustment to the Substantial Completion Date in accordance with this Section 5.3, Contractor shall use reasonable efforts: (x) to mitigate the effects and duration of, and costs arising from, any suspension or delay in the performance of its obligations under the Contract Documents; (y) to the extent reasonably possible, continue to perform its obligations under the Contract Documents; and (z) to the extent reasonably possible, remedy its inability to perform the Work or a portion thereof.

5.3.3
Contractor shall notify MSG and Project Manager in writing of any MSG Act for which it seeks an adjustment to the Substantial Completion Date no later than ten (10) Business Days after Contractor has knowledge of the event that caused the delay for which it seeks an adjustment, or reasonably should have had knowledge, in accordance with the Standard of Care, of the event that caused the delay for which it seeks an adjustment, whichever is sooner.

5.3.4
Within a further ten (10) Business Days of Contactor’s initial written notice of the MSG Act that caused the delay for which Contractor seeks an adjustment, Contractor shall provide a written estimate of the probable effect of such delay on the progress of the Work to the extent then known.

5.3.5
If Contractor is entitled to an adjustment to the Substantial Completion Date under this Section 5.3 due to an MSG Act or an event of Force Majeure, then the Substantial Completion Date shall be adjusted pursuant to a Change Order in accordance with Section 5.3.8 to the extent Contractor demonstrates using critical path analysis and the most recent monthly update of the Construction Schedule approved by MSG that the performance of the Work or the achievement of Substantial Completion, as applicable, will be delayed by such MSG Act or event of Force Majeure, despite Contractor’s notification of the event to MSG.

5.3.6	If Contractor experiences one or more events of Force Majeure, the following provisions shall apply:

5.3.6.1
Contractor shall give written notice of the occurrence of the event of Force Majeure to MSG and Project Manager within five (5) Business Days and shall take all steps required by this Agreement to protect the Work.

5.3.6.2
If MSG agrees that an event of Force Majeure has occurred then, within five (5) Business Days of receipt of such notice, Contractor and MSG shall meet and discuss whether, based on the probable magnitude and duration of the impact of the event of Force Majeure, the delay to the Work for that particular event of Force Majeure is likely to exceed sixty (60) Days.

5.3.6.3
If the impact of the event of Force Majeure is likely to continue for sixty (60) Days, MSG may direct Contractor and its Subcontractors to demobilize from the Site and MSG shall pay [*****] of the reasonable and actual costs of demobilization of Contractor and its Subcontractors. Contractor shall be responsible for the other [*****] of such costs.

5.3.6.4
Subject to Section 5.3.6.5, if, after the cessation of the impact of the event of Force Majeure, MSG directs Contractor to remobilize, MSG shall pay [*****] of the reasonable and actual costs of remobilization of Contractor and its Subcontractors. Contractor shall be responsible for the other [*****] of such costs.

5.3.6.5
If the impacts of the event of Force Majeure continue for longer than the ninety (90) consecutive Days, MSG may terminate this Agreement for its convenience in accordance with Section 18.6.1 hereof and shall owe no further amounts to Contractor or its Subcontractors, other than amounts described in Section 18.6.2 hereof.

5.3.7
Notwithstanding any other provision of the Contract Documents to the contrary, Contractor shall not be entitled to an increase in the Incentive Benchmark, or to recover as a Cost of the Work, to the extent that an MSG Act or event of Force Majeure occurs concurrently with a delay attributable to Contractor; or on account of the delay of any Work not on the critical path.

5.3.8
The requirements set forth in this Section 5.3 are express conditions precedent to Contractor’s right to pursue a claim for an adjustment to the Substantial Completion Date or additional cost. Any adjustment to the Construction Schedule shall be set forth in a Change Order executed by MSG and Contractor.

5.4Contractor’s Recovery Plan.

5.4.1
In the event that at any time: (a) Contractor, MSG or Project Manager determines, or (b) the Construction Schedule indicates, that Substantial Completion is unlikely to be achieved on or before the Substantial Completion Date, MSG may request Contractor to provide a Recovery Plan within five (5) Business Days of such determination or indication. Such Recovery Plan shall be subject to approval by MSG and shall set forth a reasonably detailed description of the corrective measures Contractor intends to take to recover and expedite the progress of the Work, including, without limitation: (x) working additional shifts or overtime or resequencing the Work; (y) supplying additional manpower, equipment, and facilities; and (z) other similar measures (referred to collectively as “Extraordinary Measures”).

5.4.2
MSG shall respond within five (5) Business Days of the receipt of the Recovery Plan. MSG shall not unreasonably withhold, condition or delay MSG’s approval of the submitted Recovery Plan. If MSG disapproves the Recovery Plan (or a portion thereof), Contractor shall resubmit the revised Recovery Plan within five (5) Business Days of the disapproval.

5.4.3
Contractor shall diligently implement each approved Recovery Plan and provide weekly updates thereto to MSG. Such Extraordinary Measures shall continue until the progress of the Work complies with the stage of completion required by the Construction Schedule. MSG’s right to require Extraordinary Measures is solely for the purpose of ensuring Contractor’s compliance with the Construction Schedule.

5.4.4
Unless an entitlement to an adjustment to the Substantial Completion Date exists pursuant to Section 5.3, Contractor shall not be entitled to an adjustment to the Incentive Benchmark or the Substantial Completion Date in connection with Extraordinary Measures required by MSG under or pursuant to this Section 5.4; provided, however, that Contractor may have the right to seek to use the Allocation pursuant to Section 4.10. To the extent Contractor is entitled to an adjustment to the Substantial Completion Date, MSG shall issue a Change Order that reflects an adjustment to the Incentive Benchmark based on the Cost of the Work incurred in connection with Extraordinary Measures, which payment shall be in lieu of the adjustment to the Substantial Completion Date.

5.4.5
MSG may exercise the rights furnished to MSG under or pursuant to this Section 5.4 as frequently as MSG deems reasonably necessary to ensure that Contractor’s performance of the Work will comply with the Construction Schedule and ensure the Work achieves Substantial Completion by the Subs.

5.5Liquidated Damages.
5.5.1Contractor acknowledges that:

5.5.1.1	MSG is incurring substantial and unprecedented costs to construct the Project as a first class, state of the art entertainment venue;

5.5.1.2
to warrant the incurrence of such costs and the risks being undertaken in connection with the design and construction of the Project, MSG has developed a business plan that will generate substantial revenues and provide substantial new business opportunities that cannot be fully realized if Substantial Completion does not occur by the Substantial Completion Date;

5.5.1.3
as an essential part of the consideration from Contractor under this Agreement, Contractor has committed to achieve Substantial Completion not later than the Substantial Completion Date, which will allow MSG, among other things, the opportunity to use and enjoy the Facility fully from and after that date; to book, announce and ticket events at the Facility; and to ensure that the Facility can be opened and operated from the date of the first public event, which is essential to the preservation of the goodwill and reputation of MSG, the fulfilment of MSG’s obligations under the Ground Lease and the long term financial success of the Project;

5.5.1.4
if Substantial Completion does not occur by the Substantial Completion Date, MSG will suffer substantial harm, the damages for which are incapable or very difficult to estimate accurately; will entail substantial cost and inconvenience; and will be difficult for the Parties to prove and calculate; and

5.5.1.5
the elements of such harm are expected to include, but may not be limited to: (1) lost or substantially diminished revenues from contracts that cannot be performed fully (or at all), and business opportunities that cannot be realized or exploited fully (or at all); (2) substantial harm and damage to the reputation of MSG; (3) substantial harm to the relationships of MSG with fans, advertisers and sponsors which, among other things, may adversely affect the ability to sell Project inventory (including, but not limited to, booking, announcing and ticketing of admissions, naming rights, advertising, sponsorship, parking and concessions), and to renew sales of Project inventory, at the highest possible prices; (4) diversion of management time; and (5) loss of full and timely use of the Facility and its components to their maximum potential from and after the Substantial Completion Date.

5.5.2
In light of the acknowledgements set forth in Section 5.5.1, and including without limitation, the difficulty in calculating precisely the damages that MSG would incur, the Parties have agreed that if Substantial Completion is not achieved by the Substantial Completion Date, Contractor shall pay to MSG (by direct payment or offset at the election of MSG) the amounts set forth in Schedule I as liquidated damages, and not as a penalty.

5.5.3
This Section 5.5 and Schedule I shall survive Final Completion or termination of this Agreement. The Liquidated Damages are intended to be MSG’s sole and exclusive remedy for delay, including any failure by Contractor to achieve Substantial Completion on or before the Substantial Completion Date and/or the Long Stop Completion Date, but shall not: (w) be deemed to cover the cost of completion of the Work; (x) limit any non-delay related damages resulting from Defective Work; (y) limit in any way MSG’s remedies for any other non-delay related breach of this Agreement; or (z) in any way preclude MSG from terminating the Agreement pursuant to Article 18 of this Agreement.

5.5.4
Contractor specifically acknowledges that the Liquidated Damages are: (1) a reasonable forecast of just compensation for the harm that would be caused to MSG by the failure to achieve Substantial Completion by the Substantial Completion Date and/or the Long Stop Completion Date; (2) reasonable in light of the anticipated or actual harm to be caused to MSG for such failure; (3) accepted practice in the construction industry; and (4) not intended as a penalty.

ARTICLE 6
CHANGES IN THE WORK
6.1Changes Directed by MSG.

6.1.1
MSG may direct a change that would alter, add to or deduct from the scope of Work (each such change, a “Change”) by submitting to Contractor a written request setting forth in reasonable detail the nature of the requested change (each such request, a “Change Request”).

6.1.2
Promptly after receiving a Change Request from MSG (but in no event later than ten (10) Business Days after receiving such Change Request), Contractor shall provide to MSG Contractor’s reasonable written estimate (a “Change Proposal”) of: (a) the impact of the Change Request, if any, on the Construction Schedule, the Substantial Completion Date and the Long Stop Development Completion Date as demonstrated by critical path analysis; and (b) any effect of the Change Request on Contractor’s ability to comply with any of its obligations hereunder, including any warranty obligations under the Contract Documents.

6.1.3	The cost of the Change, if any, shall be determined in accordance with Schedule G.

6.2	Review of Change Proposal.

6.2.1	Within seven (7) Days after receiving a Change Proposal in accordance with Section 6.1.2, MSG shall:

6.2.1.1	accept the Change Proposal and issue a Change Order to Contractor in accordance with Section 6.5;

6.2.1.2	notify Contractor that additional information is required for MSG to evaluate such Change Proposal;

6.2.1.3	issue a Construction Change Directive for that portion of the Change Proposal that MSG accepts; or

6.2.1.4	reject the Change Proposal.
6.3Construction Change Directives.

6.3.1
If: (a) a Change Proposal is rejected pursuant to Section 6.2.1.4; (b) the Parties are unable to agree to a modification of such Change Proposal within five (5) Business Days of such rejection; and (c) the requested Change is generally consistent with the scope of services typically provided by similarly-situated contractors for similar projects, then MSG shall have the right to direct Contractor to comply with such Change by delivering a signed, written notice to Contractor (a “Construction Change Directive”).

6.3.2
MSG shall compensate Contractor on a time-and-materials or unit rates basis in accordance with the compensation rates set forth in the Incentive Benchmark Amendment for the Work performed by Contractor in connection with such Construction Change Directive that are undisputed by MSG. Upon receipt of a Construction Change Directive, Contractor shall promptly proceed with the Change involved. The amount of credit to which MSG is entitled for a Change under a Construction Change Directive that results in a net decrease in the Incentive Benchmark shall be the actual net cost. When both additions and credits covering related Work or substitutions are involved in a Change, the allowance for overhead and profit shall be figured on the basis of net increase, if any, with respect to that change. Contractor may submit in its Application for Payment only the cost of the changed Work not in dispute by MSG as set forth in the Construction Change Directive.

6.3.3
The Parties shall diligently negotiate in good faith and as expeditiously as possible to convert the Construction Change Directive into final terms under a Change Order for the cost and schedule impact associated with the Construction Change Directive.

6.3.4	[*****]
6.4Changes Requested by Contractor.

6.4.1
If (a) Contractor considers that a direction by MSG constitutes a Change, or (b) Contractor considers that a direction by MSG is likely to prevent Contractor from fulfilling any of its obligations, Contractor must notify MSG in what respect it considers the direction to involve a Change or that it is likely to prevent it from fulfilling its obligations. Such notice must be given within ten (10) Business Days of the date of the direction and before Contractor proceeds with the direction and must contain sufficient detail for MSG to assess the request. If Contractor fails to submit such notice as required, Contractor will not be entitled to submit any claim for a Change Order, recover as a Cost of the Work or be entitled to an adjustment to the Incentive Benchmark or to the Substantial Completion Date with respect to the direction.

6.4.2	Within thirty (30) Days of receipt of the notice in Section 6.4.1 above, and which notice complies with the requirements of Section 6.4.1, MSG shall:

6.4.2.1	issue a Change Order pursuant to Section 6.5; or

6.4.2.2
issue a written response to Contractor of the reasons the request for a Change Order is unreasonable or explain that additional information and time are necessary to make a determination regarding the request.

6.4.3	[*****]
6.5Change Orders.

6.5.1
Upon accepting a Change Proposal, MSG shall issue a formal change order setting forth: (a) the nature of the Change; (b) an adjustment to the Incentive Benchmark (consistent with the adjustments set forth in such Change Proposal), if any; and (c) an adjustment to the Substantial Completion Date, if any, and the Long Stop Development Completion Date, if any (a “Change Order”). All Change Orders shall be executed in writing by MSG and Contractor and shall be in the form attached hereto as Schedule J. All Change Order are subject to the Authorization Matrix in Schedule O.

6.6Unauthorized Changes.

6.6.1
No changes to the scope of Work, the Incentive Benchmark or the Substantial Completion Date shall be made, and Contractor shall not be entitled to compensation with respect to such changes to the extent permitted by this Agreement, except in accordance with: (a) a duly issued Change Order executed by both MSG and Contractor; or (b) a Construction Change Directive issued and signed by MSG.

6.6.2
Notwithstanding anything contained in the Contract Documents to the contrary, Contractor shall have no duty to proceed with Changes issued by MSG pursuant to Section 6.1 to the scope of the Work until such time as there is a fully executed Change Order or Construction Change Directive executed by MSG.

6.7Change Orders Final.

6.7.1
Contractor agrees that a Change Order constitutes the full and final adjustment for all direct and indirect costs, delays, disruptions, inefficiencies, accelerations, schedule impacts, and other consequences arising from the event or Change that is the subject of the Change Order, as well as the cumulative effect of all Change Orders that have been made up through the date of the Change Order, and that no further adjustments in compensation or time shall be sought or made with respect to such event, Change or cumulative effect.

6.8Unit Prices.

6.8.1
If unit prices are stated in the Contract Documents or subsequently agreed upon, and if the quantities originally contemplated are so changed in a proposed Change Order or Construction Change Directive that application of the agreed unit prices to the quantities of Work proposed will cause substantial inequity to MSG or Contractor, the applicable unit prices shall be equitably adjusted.

6.9	Accounting.

6.9.1
Contractor and all Subcontractors affected by a Change Order or Construction Change Directive being charged on the basis of costs incurred shall maintain itemized accounts showing all relevant charges and credits for additions to, deletions from, or other changes in the Work ordered by MSG which shall at all times be open to inspection by MSG, Project Manager, and Architect.

ARTICLE 7
SITE CONDITIONS AND SUBSURFACE CONDITIONS
7.1Site Conditions.

7.1.1
Contractor represents that it has taken steps in accordance with the Standard of Care to ascertain the nature and location of the Work, and that it (a) has investigated and satisfied itself as to the general and local conditions and constraints that are applicable to the Work, such as: (i) conditions bearing on access, transportation, disposal, handling and storage of materials; (ii) the availability of labor, water, power and roads; (iii) normal weather conditions; (iv) physical conditions at, over and adjacent to the Site; (v) the surface conditions of the Site; and (vi) the character of equipment and facilities needed prior to and during the performance of the Work; and (b) has reviewed all documentation and reports provided by or on behalf of MSG, together with documents, reports and other information that are publicly available (collectively, the “Site Conditions”).

7.1.2
Contractor acknowledges that during performance of the Preconstruction Agreement and LNTP, it was given the opportunity to perform a thorough review of the Site Conditions referred to in Section 7.1 and the surrounding areas to familiarize itself with the conditions on, above and adjacent to the Site, consistent with the Standard of Care. In the event Contractor failed to undertake such a thorough review of the type set out in this Section 7.1.2, Contractor shall be deemed to have known of those Site Conditions which a thorough review reasonably would have detected

7.2Subsurface Conditions

7.2.1
If Contractor encounters subsurface conditions that were not included in any geotechnical or other reports for the Site provided by MSG and (x) differ materially from those actually known by Contractor on the date the Incentive Benchmark Amendment is executed or should have been known by a Contractor acting in accordance with the Standard of Care; and (y) constitutes an unknown subsurface condition of an unusual nature that differs materially from those ordinarily found to exist in the location of the Site (the “Subsurface Conditions”), then Contractor shall notify MSG promptly before the alleged Subsurface Conditions are disturbed, and in no event later than ten (10) Business Days after the first observance of the alleged Subsurface Conditions.

7.2.2
If Contractor complies with the foregoing notice period and MSG and Project Manager agree that the encountered condition is a Subsurface Conditions, Contractor shall be entitled to recover its actual additional costs as a Cost of the Work, as well as an adjustment to the Incentive Benchmark and the Substantial Completion Date pursuant to Section 5.3 (to the extent the critical path has been impacted).

ARTICLE 8
LIENS

8.1
To the fullest extent permitted by law, Contractor shall not permit any laborer’s, materialmen’s, mechanic’s or other similar liens to be recorded, filed or otherwise imposed on any part of the Work or the property on which the Work is performed by its Subcontractors except for any such laborer’s, materialmen’s, mechanic’s or other similar liens filed or imposed on any part of the Work, or the real property on which the Work is situated, to the extent of MSG’s failure to pay Contractor amounts that are due and owing (and not disputed) in accordance with the Contract Documents.

8.2
If any such laborer’s, materialmen’s, mechanic’s, or other similar lien or claim is recorded or filed and if Contractor does not cause such lien to be released or discharged (by payment, bonding or otherwise) within ten (10) Days after written notice from MSG, then MSG shall have the right to pay all sums necessary to obtain such release or discharge and recover such sums from Contractor, including via setoff against amounts to be paid to Contractor.

8.3
In the event a lien of any type is recorded or filed against the Work, or the real property on which the Work is situated, MSG has the unconditional right to investigate the reason for said lien. If MSG exercises such right, then Contractor shall fully disclose the circumstances surrounding the lien, and Contractor shall require all Subcontractors to comply with this requirement. Contractor shall immediately notify any bonding company or other surety, as applicable, of any lien.

8.4
Contractor agrees to fully indemnify, defend and hold harmless the MSG Parties from and against any and all Claims resulting from such lien, claim, security interest or other encumbrance. MSG may withhold from any undisputed amount due or to become due to Contractor an amount sufficient to remove and discharge such encumbrance until Contractor has removed and discharged such encumbrance as required by this Article 8.

8.5
If Contractor has not removed and discharged a lien, claim, security interest or other encumbrance covered by this Article 8 within ten (10) Days after being notified of the same, MSG may cause the encumbrance to be removed and discharged, whereupon for purposes of this Agreement, all amounts reasonably paid to discharge the encumbrance and all amounts reasonably incurred by MSG in connection with the encumbrance (including, but not limited to, reasonable attorney’s fees) shall be recoverable by MSG from Contractor, as a reimbursement or as a set off against amounts to be paid to Contractor.

8.6
Contractor’s obligations and MSG’s rights under this Article 8 shall not apply if the lien, claim, security interest or other encumbrance is based upon an amount that MSG owes Contractor and which MSG has not paid Contractor (other than as a result of the payment being disputed).

ARTICLE 9
OWNERSHIP OF DOCUMENTS; ROYALTIES AND PATENTS

9.1Documents Prepared by or for Architect.

9.1.1
Any and all Drawings and Specifications and other documents prepared by or for Architect in connection with the Project, including reports, surveys, and electronic data, are the property of MSG. The Drawings and Specifications, and other documents prepared by Architect, and copies thereof furnished to Contractor, are for use solely with respect to this Project and are not to be used by Contractor or any Subcontractor on other projects or for additions to this Project after Final Completion without the specific written consent of MSG. Contractor and Subcontractors are granted a limited license to appropriately use and reproduce applicable portions of the Drawings and Specifications and other documents prepared by Architect for use in the execution of the Work.

9.1.2
If Drawings and Specifications and other documents prepared by Architect contain a statutory copyright notice, all copies made under this license shall also bear such statutory copyright notice. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with this Project is not to be construed as publication in derogation of MSG’s copyright or other reserved rights.

9.2Documents Prepared by or for Contractor.

9.2.1
The drawings, specifications, design documents and other documents (collectively “Documents”) and any computer tapes, disks, electronic data, or CAD files (collectively “Data”) prepared by Contractor alone or together with others in connection with performance of the Work, are instruments of service. Upon completion of the Work, or termination of this Agreement, all of the Documents and Data shall become MSG’s property, along with any copyrights, patents or other property rights embodied therein, for marketing the Project, for the construction, maintenance, repair, modification or expansion of the Facility, and for any other similar Project issues.

9.2.2
In furtherance of the above, Contractor agrees to, and hereby does, unconditionally and irrevocably, transfer and assign to MSG full and exclusive ownership of the Documents and Data and all rights in and to the same, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights in the Documents and Data. Contractor agrees that it shall obtain from each of its Subcontractors a written assignment of rights consent to transfer such Subcontractor’s intellectual property rights to effectuate the foregoing. Contractor shall not use, and shall not grant to any other Person the right to use, any unique or distinctive architectural or aesthetic components of the Project on a different project.

9.2.3
MSG and its Affiliates and assignees may utilize the Documents and Data for marketing the Project, for the construction, maintenance, repair, modification or expansion of the Facility, and for any other similar Project purposes. In either circumstance, MSG’s (a) alteration of Contractor’s Work Product, or (b) use of the Documents or Data, for other projects unrelated to the Project without the involvement of Contractor is at MSG’s sole risk and without liability or legal exposure to Contractor or anyone working by or through Contractor, and MSG agrees to indemnify, defend and hold harmless Contractor and anyone working by or through Contractor from any such liability (including for reasonable attorneys’ fees).

9.2.4
Notwithstanding anything to the contrary contained herein, all intellectual property of Contractor developed during the usual course of its business or anyone working by or through Contractor including, but not limited to, any computer software (object code and source code), tools, systems, equipment or other information used by Contractor or anyone working by or through Contractor in the course of performance of the Work hereunder, and any know-how, methodologies or processes used by Contractor or anyone working by or through Contractor in connection with performance of the Work, including, without limitation, all copyrights, trademarks, patents, trade secrets and any other proprietary rights inherent therein and appurtenant thereto, that was developed prior to commencement, and independent, of the Project (collectively referred to as the “Background Material”) shall remain the sole and exclusive property of Contractor or the applicable party working by or through Contractor. Contractor grants to MSG a perpetual, royalty-free, non-exclusive, sub-licensable and irrevocable right and license to use, modify, and copy such Background Material.

9.3Royalties and Patents.

9.3.1
Subject to Section 9.3.2, Contractor shall defend and hold the MSG Parties harmless from all Claims for infringement (whether actual or alleged) of any patent, copyright, or other intellectual property rights, or the use of the equipment or Materials furnished by Contractor pursuant to this Agreement, or the processes or action employed by or on behalf of Contractor in connection with the performance of the Work and shall indemnify, save, and hold harmless the MSG Parties from Claims on account thereof.

9.3.2	In instances where the Contract Documents mandate a particular design, process or the product of a particular manufacturer or manufacturers, MSG shall pay all royalties and license fees and shall indemnify, save and hold harmless Contractor from all suits or claims for actual infringement of any patent, copyright, or other intellectual property rights on account thereof (including for reasonable attorneys’ fees except insofar as MSG opts to assume the defense of such Claim).

9.3.3
Notwithstanding the foregoing, if Contractor has reason to believe that a design, process or product required by the Contract Documents infringes a patent, copyright, or other intellectual property rights, Contractor shall be responsible for promptly notifying MSG and Architect.

9.4Access.

9.4.1
Project Manager, MSG and the Clerk of Works shall have access at all reasonable times to the Drawings and Specifications, the Data and any non-confidential documents produced by Contractor, Subcontractors or Architect for this Project, including all reports, surveys or electronic data relating to this Project.

ARTICLE 10
SECURITY FOR PERFORMANCE AND PAYMENT

10.1Performance and Payment Bonds.

10.1.1
Contractor shall procure from each Subcontractor (unless Contractor recommends and MSG approves an alternative security arrangement for particular Subcontractors) a payment bond and a performance bond initially in the amount of the Subcontract amount and thereafter adjusted for Change Orders, each of which shall meet all statutory requirements of the State of Nevada and the following specific requirements:

10.1.1.1	Each bond shall be in a form acceptable to MSG and shall be properly completed.

10.1.1.2
Each bond shall be executed by a responsible surety licensed in Nevada having policy holder ratings not lower than “A” and financing ratings not lower than “X” under A.M. Best. The surety shall also be included in the most current version of the Department of Treasury’s Listing of Approved Sureties.

10.1.2
Contractor shall require that all Subcontractors providing such bonds require the attorney-in-fact who executes the bonds on behalf of the surety to affix thereto a certified and current copy of such person’s power of attorney indicating the monetary limit of such power.

10.1.3	The following terms shall apply to such bonds (as the case may be):

10.1.3.1	The performance bond shall be a multiple obligee bond under which both MSG and any Lender shall be obligees under such bond.

10.1.3.2
Upon execution of any Change Orders increasing the Subcontract amount, the applicable payment bond and the performance bond shall each be increased in the amount that equals the increased Subcontract amount and each bond shall continue to comply with the requirements of this Section 10.1.

10.1.3.3	There shall be no affiliation between Subcontractor and its bonding company. All performance bonds shall cover all warranties and guarantees of Subcontractor.

10.1.3.4
Upon the request of any Person appearing to be a potential beneficiary of bonds covering payment of obligations arising under the Subcontract, Contractor shall promptly arrange for a copy of the bonds to be furnished to said Person.

10.1.3.5
The cost of performance and payment bonds (or any alternative security approved by MSG under Section 10.1.1) provided by Subcontractors pursuant to this Section 10.1 shall be considered a Cost of the Work.

ARTICLE 11
SUBCONTRACTORS

11.1Subcontracting - General.

11.1.1
It is contemplated that substantially all of the Work will be carried out by Subcontractors and that those Subcontractors will be procured by competitive sealed bidding or competitive negotiations. The Subcontractors will be engaged by Contractor pursuant to the Subcontracts. The Subcontract pricing will be based on a time and materials, fixed price or unit price basis as selected by MSG prior to Contractor entering into the Subcontract. A Subcontract may reflect a combination of the foregoing pricing options, as selected by MSG. To the extent a Subcontract price is based on time and materials and/or unit prices, each bid shall be fully transparent, with all component pricing being open book.

11.2Procurement of Subcontractor Bids.

11.2.1
Contractor shall develop bidder interest in the Project and shall competitively bid the Work of the various Subcontractors in accordance with an open, competitive procurement process and in accordance with the requirements of Applicable Law. Contractor shall structure the bidding process in a manner that is most advantageous to the Project, taking into account all relevant factors including the Incentive Benchmark. The bidding for construction, equipment and Materials must be conducted so as to achieve maximum competition among qualified bidders in order to obtain the most reasonable price, but only from responsive and responsible bidders that can ensure the successful completion of the Work. In the event there are insufficient bidders to create the competition required by MSG, as determined by MSG, Contractor shall seek bids from non-local bidders as well as non-union bidders, to the extent permissible by the terms of the PLA (if any) as mutually agreed upon by MSG and Contractor.

11.2.2
Contractor shall be responsible for dividing the Work into the Bid Packages, so that all of the Bid Packages taken together provide for the complete performance of the Work, without omissions or gaps, and so that obtaining bids from suitable potential Subcontractors is facilitated. Contractor shall develop and discuss with MSG and Project Manager lists of suitable bidders who should be invited to bid on each Bid Package. Contractor shall not solicit bids from any Person to whom MSG or Project Manager has made reasonable and timely objection. In addition to Subcontractors MSG and Project Manager approve from the foregoing list, Contractor shall solicit bids from any Subcontractor proposed by MSG or Project Manager unless Contractor has a reasonable objection to such proposed Subcontractor and provides MSG and Project Manager with a written statement of such objection within seven (7) Days after MSG or Project Manager has proposed such Subcontractor.

11.2.3
Contractor shall administer actual solicitation of bids from potential Subcontractors in accordance with the timing and scheduling requirements of MSG and Project Manager. Unless MSG and Project Manager agree otherwise in writing, Contractor shall use best efforts to obtain bids from at least three (3) Subcontractors for Subcontracts where the budgeted amount for the Subcontract is in excess of [*****]. Contractor shall open all quotes, bids and proposals submitted by potential Subcontractors in real time with MSG and Project Manager.

11.2.4	Contractor shall carefully document its procedures for making available Bid Packages to potential bidders, the contents of each Bid Package, discussions with bidders at any pre-bid meetings,

bidders’ compliance with bid requirements, all bids received, Contractor’s evaluations of all bids, and the basis for Contractor’s recommendation as to which bidders should be chosen. MSG and Project Manager shall be afforded access to all such records at all reasonable times so that, among other things, they may independently confirm Contractor’s adherence to these requirements.

11.2.5
Contractor shall develop for MSG’s and Project Manager’s review and approval pre-qualification criteria to be used in evaluating bidder suitability in each of the trade categories. Contractor shall prepare for MSG’s and Project Manager’s review and approval a “Request for Pre-Determination of Bidder Qualifications” based upon the approved pre-qualification criteria to be used to solicit bidder responses.

11.2.6
With respect to any Work on which Contractor or any of its Affiliates shall bid in accordance with Section 11.6, MSG and Project Manager shall approve both the pre-qualification criteria and the list of qualified bidders.

11.2.7
Contractor shall procure a written statement from each bidder that “the bidder, being duly sworn on oath, represents that he/she has not, nor has any other officer, director, representative, or agent of the bidder represented by him or her, entered into any combination, collusion or other anti-competitive agreement with any person relative to the price to be bid by the bidder, or anyone, for the work or service, nor to prevent any person from bidding, nor to include anyone to refrain from bidding, and that this bid is made without reference to any other bid and without any agreement, understanding or combination with any other person in reference to such bidding. He/she further represents that no person, company or corporation has received or will receive directly or indirectly, any rebate, fee gift, kickback, commission or thing of value on account of such bid.”

11.3Analysis of Subcontractor Bids.

11.3.1	All bids and responses shall be opened by Contractor in the presence of Project Manager and MSG, and will be made available for review by MSG, Project Manager and Architect.

11.3.2
All bids and responses shall be treated as confidential by the Project Development Team. Specifically, Contractor shall assist MSG in evaluating all responses to the Request for Pre-Determination of Bidder Qualifications. Contractor shall receive bids and responses, prepare bid and response analyses and consult with MSG, Project Manager, and Architect regarding the award of Subcontracts or rejection of bids. Bid analyses shall include, without limitation, a budget comparison with budget assumptions.

11.3.3
Contractor shall award Work to Subcontractors based on the bid that represents the best value to the Project, as determined by Contractor in its professional judgment after consultation with MSG, unless MSG or Project Manager objects to such bid within five (5) Business Days after receiving Contractor’s determination with respect to such bid.

11.3.4
If MSG timely rejects Contractor’s preferred bid and requests the selection of another bid, then Contractor shall comply with such request so long as such other bid substantially complies with the bidding requirements, and shall not, as a result thereof, be entitled to an adjustment to the Incentive Benchmark or the Substantial Completion Date.

11.3.5
MSG may, in its reasonable discretion, reject any or all quotes, bids and proposals received for any Bid Package, and may require Contractor to obtain new or revised quotes, bids or proposals. MSG must exercise this right within seven (7) Days of receiving the quote, bid or proposal.

11.3.6	Contractor shall make no substitution for any Subcontractor previously selected without the consent of MSG.

11.4Subcontracts With Subcontractors.

11.4.1
Unless otherwise waived in writing by MSG, all Subcontracts with Subcontractors shall contain the following provisions (which provisions do not form an exhaustive list); provided, however, that MSG and Contractor may agree that certain Subcontracts or types of Subcontracts (e.g., purchase orders) do not require the full extent of the following provisions:

11.4.1.1
a provision providing that MSG may, at reasonable times, request joint meetings with Contractor and Subcontractor to discuss Subcontractor’s Work; provided, that in no event, prior to any assignment of the Subcontract to MSG, shall Subcontractor take instructions directly from MSG;

11.4.1.2	a provision requiring all Work under such Subcontract to be performed in accordance with the Contract Documents;

11.4.1.3
a provision requiring the Subcontractor under such Subcontract to remove any employee or independent contractor of such Subcontractor used in the performance of the Work or in such Subcontractor’s warranty obligations within ten (10) Business Days after receiving notice from MSG to remove such employee or independent contractor if: (a) MSG determines that such employee creates a material risk: (i) that Substantial Completion will not be achieved by the Substantial Completion Date; or (ii) of non-performance by Subcontractor in accordance with this Agreement; and (b) Subcontractor has not corrected such risk identified in clause (a) to the reasonable satisfaction of MSG during such ten (10) Business Day period;

11.4.1.4
a provision requiring the Subcontractor to remove immediately upon written notice from MSG or Project Manager (to be delivered to Subcontractor through Contractor) any employee or independent contractor of such Subcontractor used in the Work or in such Subcontractor’s warranty obligations if MSG makes a determination pursuant to Section 3.12.3;

11.4.1.5
a provision requiring that the Subcontractor warrant for at least one (1) year (or such longer period of time as may be required in the Specifications) its work after the date of Substantial Completion of all Work;

11.4.1.6	a provision requiring Subcontractor to promptly disclose to Contractor any defect, omission, error or deficiency in the Drawings, Specifications or the Work of which it has knowledge;

11.4.1.7	a provision requiring Subcontractor to maintain insurance in accordance with the Contract Documents;

11.4.1.8
a provision providing that the Subcontract with the Subcontractor shall be terminable for default or convenience upon no more than ten (10) Days’ prior written notice by Contractor (provided that Contractor shall notify MSG prior to terminating any Subcontract), or, if the Subcontract has been assigned to MSG, by MSG, and if such Subcontract is terminated before Substantial Completion of the Work for any reason, then the Subcontractor shall not be entitled to any amount, fee or profit, or compensation for lost profits, for Work not required to be performed;

11.4.1.9	requiring Subcontractor to comply with and pass down to sub‑subcontractors the requirements of this Agreement;

11.4.1.10
requiring Subcontractor to comply with all Applicable Laws and maintain all files, records, accounts of expenditures for Subcontractor’s portion of the Work to the standards required by the Contract Documents; and

11.4.1.11	requiring Subcontractor to comply with the record retention and audit provisions set forth in Section 13.16.

11.4.1.12
that, if it comes to MSG’s attention that a Subcontractor has not been paid in a timely fashion (other than for disputed amounts or Work for which MSG has not paid Contractor), and if Contractor fails to cure the non-payment within five (5) Days after MSG provides it written notice of the non-payment, MSG may make payments to the Subcontractor and Contractor by joint check;

11.4.1.13
that the Subcontractor shall not be entitled to payment for defective or nonconforming Work, Materials or equipment, and shall be obligated promptly to repair or replace non-conforming Work, Materials or equipment at its own cost;

11.4.1.14
requiring that Subcontractors promptly pay their sub-subcontractors and Suppliers at lower tiers in accordance with Applicable Law, imposing upon the Subcontractors a duty to pay interest on late payments, and barring reimbursement for interest paid to lower tier Subcontractors due to a Subcontractor’s failure to pay them in timely fashion;

11.4.1.15	substantially similar to Sections 6.4.2 and 6.4.3, requiring that Subcontractors promptly respond to change order requests from their sub-subcontractors and Suppliers at lower tiers.

11.4.1.16
that the Subcontractor or Supplier is not in privity with MSG or Lessor and is not entitled to and shall not seek compensation directly from MSG or Lessor on any third-party beneficiary, quantum meruit, or unjust enrichment claim, or otherwise;

11.4.1.17
that the Subcontractor expressly makes the same representations as Contractor makes in Section 3.3.4 as well as the representation that the Subcontractor is financially solvent, able to pay all debts as they mature, and possesses sufficient working capital to complete the Work and perform all obligations under the Subcontract;

11.4.1.18
that in the event of an assignment of the Subcontract pursuant to Section 11.5, MSG shall only be responsible to the Subcontractor for those obligations that accrue subsequent to MSG’s exercise of any rights under this conditional assignment;

11.4.1.19	that MSG is a third-party beneficiary of the Subcontract and is entitled to enforce any rights thereunder for its benefit at any time.

11.4.2
Contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractors, to be bound to Contractor by the terms of the Contract Documents, and to assume toward Contractor all of the obligations and responsibilities, including the provisions governing the allowability of costs and including the responsibility for safety of the Subcontractor’s Work, which Contractor, by the Contract Documents, assumes toward MSG.

11.4.3
The forms of Subcontract and purchase orders attached hereto as Schedule N shall be Contractor’s standard form Subcontract as amended for this Project and the requirements of this Agreement. Any material variations therefrom must be approved in writing in advance by MSG, said approval not to be unreasonably withheld. Contractor shall supply MSG with copies of all executed Subcontracts including, to the extent requested by MSG, purchase orders.

11.5	Conditional Assignment of Subcontracts with Subcontractors.

11.5.1
Pursuant to this Agreement, Contractor has conditionally assigned to MSG all the rights, title and interest of Contractor in, to and under any and all Subcontracts. The assignment is exercisable by MSG, at its election, in the event that: (a) MSG has exercised its right to terminate this Agreement due to a Contractor Event of Default, or (b) MSG has exercised its right to terminate this Agreement for convenience pursuant to Section 18.6; or (c) Contractor has exercised its right to terminate this Agreement pursuant to Section 18.3.

11.5.2
Following any assignment, MSG may reassign Subcontracts to another contractor or any other Person, and such assignee may exercise MSG’s rights under the Subcontracts. Each Subcontractor shall, upon written notice of MSG’s exercise by MSG of its rights of assignment (or the portion thereof applicable to the Materials, equipment or services being furnished by such Subcontractor), continue to perform all of such Subcontractor’s obligations, covenants and agreements under such Subcontract for the benefit of MSG.

11.5.3
To the extent Contractor has received payment from MSG for Work performed and/or Materials and labor supplied by its Subcontractors prior to any such Subcontract assignments, Contractor remains responsible to pay any and all such Subcontractors for all Work performed and/or Materials and labor supplied to Contractor for the Work prior to the date of such assignment unless MSG has elected to make such payment itself, in which case the amount of any such payment shall be paid by Contractor to MSG. When MSG takes assignment of a Subcontract, MSG assumes Contractor’s rights and obligations under the Subcontract from the date of assignment but not for any Claims against Contractor. Notwithstanding the assignment, where MSG’s termination is for a Contractor Event of Default, MSG shall not be responsible for, or release Contractor from, any alleged performance failures that accrued or occurred prior to the date of assignment and Contractor shall indemnify, defend and hold the MSG Parties harmless from and against any and all such Claims or performance failures.

11.5.4
Each Subcontract entered into by Contractor in connection with the Work shall contain the consent of each Subcontractor to the foregoing assignment and the agreement of each such Subcontractor that, upon written notice from MSG that it has assumed the Subcontract and exercised its rights under this Section 11.5 or portion thereof applicable to the Materials, equipment or services being furnished by such Subcontractor, such Subcontractor, as so requested by MSG, shall continue to perform all of such Party’s obligations, covenants and agreements under Subcontractor’s Subcontract with Contractor for the benefit of MSG.

11.6Self-Performed Work.

11.6.1
Neither Contractor nor any of its Affiliates shall bid on any Bid Package unless MSG has given its express prior written approval. If MSG does approve such bidding by Contractor or any of its Affiliates, Contractor, or its Affiliates, shall be permitted to submit a sealed bid for such Work pursuant to the competitive bidding procedures applicable to all bidders. Also, in such instance, the opening, review and advice with respect to award and/or rejection of such bids shall be handled solely by MSG and Project Manager. The following requirements shall also apply if Contractor or its Affiliates desire to bid on a Bid Package:

11.6.1.1	Contractor or its Affiliate shall review the Work included in such Bid Package (including the bid packaging plan) with MSG and Architect prior to finalizing the Bid Package;

11.6.1.2
there shall be a strict separation of the personnel of Contractor or its Affiliate involved with bidding on such Work and Contractor’s other personnel involved in the Project, and Contractor shall, by written policy distributed to all affected personnel (a copy of which shall be delivered to MSG), strictly prohibit any communication prior to bid award among personnel involved with the estimating, bidding, management or other services in connection with such Work and personnel working on other aspects of this Project pursuant to this Agreement (other than such communication as is permitted by all bidders);

11.6.1.3
if less than two other bids from responsible bidders are submitted for such Work, MSG, at its option, may disqualify Contractor or its Affiliate from award of the bid for such Work and, in MSG’s discretion, may cause the Bid Package with respect to such Work to be re-bid;

11.6.1.4	Contractor shall not participate in the analysis and/or recommendations with respect to the award of any Subcontract for such Work, and all inquiries shall be forwarded to MSG or Project Manager;

11.6.1.5
Contractor or its Affiliate shall not, in its bid, use any of the General Conditions Work to support such Work or use the General Conditions Work for such Work, on any terms or conditions different from the terms or conditions on which such General Conditions Work are made available to all other bidders; and

11.6.1.6	the solicitation for bids for such Work shall specifically state that Contractor or its Affiliate shall have the right to submit a sealed bid on such Work.

11.6.2
If the foregoing procedures are not strictly followed, then MSG shall have the right to reject the bid of Contractor or its Affiliates for such Work. Any rejection of a bid or required re-bid under this Section 11.6 shall not be the basis for recovery as a Cost of the Work or an adjustment to the Incentive Benchmark or the Date for Substantial Completion or the Long Stop Completion Date.

11.7[*****]
ARTICLE 12
WORK BY MSG OR BY SEPARATE CONTRACTORS

12.1MSG’s Right to Perform Work and to Award Separate Contracts.

12.1.1	MSG reserves the right to perform work related to the Project with MSG’s own forces, and to award separate contracts in connection with other portions of the Project or other work on the Site.

12.1.2
When separate contracts are awarded for different portions of the Project or work on the Site, the term “Contractor” in the Contract Documents with respect to such portions of the Project or other work shall mean the Separate Contractor who executes each separate contract with MSG.

12.1.3
If Separate Contractors are retained by MSG to perform work at the Project, the Separate Contractors shall be required to comply with Contractor’s safety program and Site security requirements. The requirements under this Section 12.1.3 shall be included by MSG in any agreements with Separate Contractors performing work at the Project.

12.2Mutual Responsibility.

12.2.1	This Section 12.2 is without limitation of Section 2.1. Contractor shall coordinate performance of the Work by the Contractor Parties with the work of MSG’s Separate Contractors so as to minimize delay or disruption to the Work. Contractor shall afford Separate Contractors reasonable opportunity for the introduction and storage of their materials and equipment on Site and for the execution of their services, and shall properly connect and coordinate the Work with the services of such Separate Contractors.

12.2.2
If any part of the Work depends upon the proper performance of work of any Separate Contractor, Contractor shall, prior to proceeding with that portion of the Work, inspect and measure the work of the Separate Contractor and promptly report to MSG and Project Manager any apparent discrepancy or defects in such other work that are actually discovered by Contractor. Contractor’s failure to inspect and make such report shall constitute an acceptance of the Separate Contractor’s work as fit and proper for the proper execution of the Work by Contractor, except for latent or concealed defects.

12.2.3
Contractor shall reimburse MSG for costs MSG incurs that are payable to a Separate Contractor because of Contractor’s delays, improperly timed activities or defective construction; provided, however, that the Separate Contractors have fulfilled their obligations to coordinate their work pursuant to the terms of their separate contracts. MSG shall be responsible to Contractor for costs Contractor incurs because of a Separate Contractor’s delays, improperly timed activities, damage to the Work or defective construction; provided, however, that Contractor has fulfilled its obligations to coordinate performance of the Work pursuant to Section 12.2.1.

12.2.4
If a Contractor Party causes damage to the Work or the property of MSG or the work on property of a Separate Contractor, then, notwithstanding any builder’s risk insurance, Contractor shall promptly remedy such damage as provided in Section 14.2; provided, however, that nothing herein prevents either Party’s right to recover the proceeds from insurance.

12.2.5
If any Separate Contractor sues or initiates a court proceeding against any MSG Party on account of any delay, damage or loss alleged to have been caused by a Contractor Party, then MSG shall notify Contractor, who shall defend such proceedings at Contractor’s expense, and if any judgment or award against an MSG Party arises therefrom, then Contractor shall pay or satisfy the portion of such judgment or award attributable to the delay, damage or loss determined to have been caused by a Contractor Party, and Contractor shall reimburse the MSG Party for attorneys’ fees and costs for defending any action and court or arbitration costs which the MSG Party has incurred as a result of a delay, damage or loss determined to have been caused by a Contractor Party; provided, however, that Contractor’s liability with respect to any such indemnification obligations shall be reduced to the extent the MSG Party actually receives proceeds from the builder’s risk or any other applicable insurance maintained with respect to the Project.

12.3Changes to Construction Schedule.

12.3.1
MSG shall have the right to direct a postponement or rescheduling of any date or time for the performance of any part of the Work that may interfere with the operations of Separate Contractors or MSG’s agents or employees. Contractor shall, upon request by MSG or Project Manager, reschedule any portion of the Work affecting Separate Contractors. Contractor may be entitled to an equitable adjustment to the Substantial Completion Date and Incentive Benchmark in connection with any such postponement, rescheduling, or performance of the Work under this Section 12.3.

12.4MSG’s Right to Clean Up.

12.4.1
If a dispute arises between Contractor and Separate Contractors as to their responsibility for cleaning up as required by Section 3.20, MSG may clean up and allocate the cost thereof among those responsible therefor as MSG reasonably determines to be just.

ARTICLE 13
PAYMENTS AND COMPLETION
13.1Payment Process.

13.1.1	Contractor shall submit its Application for Payments to and receive payment from MSG as set forth in this Article 13.

13.1.2
With regard to its Subcontractors, Contractor will be utilizing the Textura-CPM™ payment management system. All Applications for Payment and supporting documentation (including but not limited to lien waivers, sworn statements, and the like) for Subcontractors shall be in electronic format and shall be submitted to Contractor using the Textura-CPM™ payment management system. Throughout the performance of the Work and for a period of three (3) years after Final Completion of the Work, Contractor shall provide MSG online access to the Textura-CPM™ payment management system including for purposes of reviewing the Subcontractors’ payment submissions, together with all supporting documentation, and reviewing the status of payments to Subcontractors generally. Fees directly attributable to the use by Contractor and its Subcontractors of the Textura-CPM™ payment management system on the Project are recoverable as a Cost of the Work; provided, however, that (a) MSG shall not be charged any incremental cost for MSG’s or MSG’s representatives’ use of the Textura-CPM™ payment management system, and (b) Contractor shall not be entitled to recover any Fee on such Cost of the Work.

13.2Schedule of Values.

13.2.1
Before the first Application for Payment, Contractor shall submit to MSG and Project Manager a Schedule of Values allocated to the various portions of the Work, prepared in the form required by the Agreement and the Specifications. The Schedule of Values shall be prepared in such form and supported by such data to substantiate its accuracy as MSG and Project Manager may require. This Schedule of Values, unless objected to by Project Manager or MSG, shall be used only as a basis for reviewing Contractor’s Applications for Payment.

13.2.2	The Schedule of Values:

13.2.2.1	shall be prepared in such a manner that each major item of Work is shown as a single line item;

13.2.2.2
shall allocate the entire Incentive Benchmark among the various portions of the Work, except that each of the Contractor’s Fee, the General Conditions Costs, the General Requirements Expenses and all Allowances, shall be shown as a single, separate item. Contractor will provide a listing of the Work items and the code costing items to be shown on the Schedule of Values, which listing shall meet the approval and shall be subject to revision by MSG and Project Manager.

13.3Progress Payments; Applications for Payment.

13.3.1	The period covered by each Application for Payment shall be one calendar month ending on the last Day of the month.

13.3.2
On or before the twenty-fifth (25th) Day of each month (or if the twenty-fifth (25th) Day is a weekend, the first Business Day thereafter), Contractor shall submit to MSG, Project Manager and Architect a pencil draft Application for Payment for the then current month, together with the required supporting data, for the Work performed and expected to be performed through the end of the then current month. Contractor shall revise the pencil draft Application for Payment based on any comments received from Project Manager or MSG and submit the final Application for

Payment by the first (1st) Day of the following month (or if the first (1st) Day is a weekend, the first Business Day thereafter) to MSG and Project Manager, together with the required supporting data, for all Work performed through the end of the previous month.

13.3.3
Applications for Payment shall not include requests for payment for portions of the Work for which Contractor does not intend to pay a Subcontractor, unless such Work has been performed by others whom Contractor intends to pay in lieu of the original Subcontractor. Applications for Payment shall be reflective of all taxes specified in Section 4.8.1.4. Contractor shall not submit for Project Manager’s and MSG’s review and approval any Application for Payment which is incomplete, inaccurate or lacks the detail, specificity or supporting documentation required in this Agreement.

13.3.4
Unless otherwise provided in the Contract Documents, payments shall be made on account of Materials and equipment to be incorporated into the Work when advance procurement of such Materials and equipment is needed to maintain the sequence of the Work and such Materials and equipment have been delivered to and safely stored and protected at the Site. Payments may similarly be made for such Materials or equipment suitably stored and protected at a location other than the Site if and only to the extent that MSG has first approved in writing the storage of such Materials and equipment at such other location, with such approval being conditioned on Contractor’s representation that (a) Contractor has inspected the Material and found it to be free from defects and otherwise in conformity with the Contract Documents; and (b) the Materials are insured, under the builder’s all risk policy or otherwise. Payments for Materials or equipment stored on or off the Site in accordance with this Section 13.3.4 shall be conditioned upon submission by Contractor of bills of sale or such other procedures satisfactory to MSG to establish MSG’s title to such Materials or equipment and to otherwise protect MSG’s interest therein and to provide MSG with a perfected first priority security interest in such Materials or equipment to the extent MSG’s title in such Materials or equipment is deemed to create a security interest or is otherwise sufficient to secure MSG’s absolute right and title to such Materials and equipment, including applicable insurance and transportation to the Site for those Materials and equipment stored off the Site.

13.3.5
Without limiting its obligations pursuant to Section 14.2.4, Contractor shall bear the risk of loss of such Materials and equipment at all times while such Materials and equipment are stored off the Site and during transportation to the Site, and Contractor shall be responsible for the proper care, storage, preservation, protection and (to the extent required by this Agreement) insurance of all such Materials and equipment. Materials and equipment stored off the Site shall be appropriately tagged and segregated in order to further protect MSG’s interest therein prior to delivery thereof to the Site. To the extent MSG has paid Contractor for such Materials and equipment, Contractor hereby absolutely and unconditionally guarantees to MSG delivery of all Materials and equipment stored off the Site as aforesaid, free and clear of all liens and encumbrances, and Contractor shall indemnify, defend and hold harmless the MSG Parties from and against all Claims arising or resulting, directly or indirectly, from such storage of Materials and equipment off-the Site or from the failure of any such Subcontractor, materialman or Supplier to deliver such Materials and equipment to MSG as and when called for by MSG or Contractor. Contractor waives and releases any Claims it may have against MSG, either directly or indirectly (including through any right of subrogation), for damage to, destruction of, or loss of, Materials or equipment stored off the Site. Nothing in this Section 13.3.5 is intended to prevent either Party’s rights to recover the proceeds of insurance.

13.3.6
Contractor warrants and guarantees that title to all Work, Materials, and equipment covered by an Application for Payment, regardless of whether then incorporated in the Project, will, and such title shall, pass to MSG free and clear of all liens, claims, security interests or encumbrances (other than any statutory liens arising as an operation of law) no later than the time of payment for such Work, Materials, or equipment.

13.3.7
Contractor further warrants that upon submittal of an Application for Payment, all Work for which Certificates for Payment have been previously issued and paid shall, to the best of Contractor’s knowledge, information and belief, be free and clear of liens, claims, security interests or encumbrances in favor of Contractor, Subcontractors, or other persons or entities making a claim by reason of having provided labor, Materials and equipment relating to the Work.

13.3.8
Without MSG’s prior written consent, Contractor shall not: (x) remove any Materials or equipment from the Site; or (y) attempt to sell, donate, lease or otherwise convey to itself or a third party title in any Materials or equipment that: (i) constitute a portion of the Work; (ii) are the property of MSG; or (iii) existed at the Site prior to Contractor’s commencement of the Work.

13.3.9
Nothing in this Section 13.3 shall be construed as relieving Contractor of any obligation or liability with respect any Work for which payment has been made, or any obligation to restore any damaged Work that may exist, or as a waiver of the right of MSG to require the fulfillment of any requirement of the Contract Documents. Regardless of payment hereunder, until any item of Work, any Material, or any piece of equipment is accepted by MSG in accordance with the express terms of this Agreement, Contractor shall have custody over such item of Work, such Material, or such piece of equipment, as applicable, and shall bear the risk of loss with respect thereto, except to the extent of any insurance proceeds received by MSG in connection with any such loss.

13.3.10
At the request of MSG from time to time, Contractor shall provide a written statement to MSG for the benefit of Project Manager, Architect and MSG that sets forth the total estimated cost of all remaining Work that needs to be completed to achieve Final Completion with respect to the entire Work. Such statement shall contain sufficient information to allow Project Manager, Architect and MSG to reasonably determine whether or not the Work can be completed for the remaining unpaid portion of the Incentive Benchmark. No such statement shall relieve Contractor of its obligations to complete the Work by the Substantial Completion Date.

13.3.11
Documents to be Submitted with Each Application for Payment. Contractor shall include the following with each Application for Payment, together with any other information and documentation as may be reasonably requested by MSG:

13.3.11.1
(a) a conditional waiver and release of lien upon progress payment from Contractor, in the form attached hereto as Schedule M, in the total amount of the progress payment being requested; (b) a conditional waiver and release of lien upon progress payment from each Subcontractor (and sub-subcontractors) with a Subcontract value of Fifty Thousand Dollars ($50,000.00) or more, in the form attached hereto as Schedule M, for the amount sought by Contractor for each Subcontractor; (c) an unconditional waiver and release of lien upon progress payment from Contractor, in the form attached hereto as Schedule M; and (d) an unconditional waiver and release of lien upon progress payment from each Subcontractor (and sub-subcontractors) with a Subcontract value of Fifty Thousand Dollars ($50,000.00) or more, in the form attached hereto as Schedule M. For the avoidance of doubt, the foregoing threshold for Subcontractor lien waivers and releases does not limit Contractor’s obligations pursuant to Article 8;

13.3.11.2
a sworn statement listing: (a) the names, addresses, and federal taxpayer identification numbers of all parties furnishing materials, labor or services in connection with the Work, (b) the materials, labor or services to be furnished by each such party; (c) the amounts actually paid to each party furnishing materials, labor or services; (d) the amounts due or to become due to each such party; (e) the taxes required to be paid pursuant to Section 4.8.1.4 (and that such taxes are reflective of all the taxes required to be paid), and (f) a statement that said sworn statement is made in order to induce MSG to make the payment requested;

13.3.11.3
payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence reasonably required by MSG to demonstrate that cash disbursements already made by Contractor on account of Cost of the Work, including those made prior to the execution of the Incentive Benchmark Amendment, equal or exceed: (a) progress and other payments already received by Contractor, including those made prior to the execution of the Incentive Benchmark Amendment; less (b) that portion of those payments attributable to Contractor’s Fee; plus (c) payrolls for the period covered by the present Application for Payment; plus (d) retainage withheld in accordance with Section 13.9, if any, applicable to prior progress payments (including any retainage withheld prior to the execution of the Incentive Benchmark Amendment), less back-charges or other credits or offsets for Contractor pursuant to Subcontracts;

13.3.11.4
a statement by Contractor certifying that, to the best of its information and belief no Subcontractor has a Claim or has asserted a Claim arising from or in connection with the Work, other than any Claim that has been fully paid and duly released or is included in the current Application for Payment, or, if Contractor knows or believes that there present facts or circumstances that could give rise to a Claim or that a Claim has been or may be asserted or made, the statement shall disclose the estimated amount of any potential Claim and/or disclose the Claim to the extent known by stating the name of the claimant or potential claimant, a description of the Work for which payment is claimed and the amount of such Claim if known;

13.3.11.5	an updated Schedule of Values showing all committed Subcontracts and expenses to date;

13.3.11.6	a copy of the application for payment from each Subcontractor for whom payment is being sought; and

13.3.11.7	permit logs, insurance logs (for Contractor and Subcontractors of all tiers) and logs showing receipt of the lien waivers required by Section 13.16.4.

13.3.12
Incomplete/Uncertified Applications for Payment. Only that portion of an Application for Payment that is supported by the documentation required under Section 13.3.11 shall be processed for payment. No payment on the account of any Application for Payment shall be made until MSG has approved and Project Manager has issued a Certificate for Payment with respect to such Application for Payment or a portion thereof. A complete and certified Application for Payment, or a portion thereof, shall be referred to as an “Approved Application for Payment.”

13.4Certificates For Payment.

13.4.1
Following assessment of the Application for Payment by MSG, Project Manager will, within twelve (12) Days after the receipt of the Application for Payment: (a) issue a Certificate for Payment to MSG for distribution to Contractor for such amounts as Project Manager and MSG have determined are properly due; and/or (b) notify Contractor of the reasons for withholding certification of all or a portion of the payments requested in such Application for Payment in accordance with Section 13.6. In the event that Project Manager issues a Certificate for Payment to MSG, MSG will make payment to Contractor of the amounts determined to be properly due and payable (and not disputed) within nine (9) Days of receipt of the Certificate for Payment.

13.4.2
Upon direction from MSG, Project Manager may withhold a Certificate for Payment in whole or in part or, because of subsequently discovered evidence, may nullify in whole or in part a Certificate for Payment previously issued, in each case to the extent reasonably necessary to protect MSG from loss or damage for which Contractor is responsible.

13.5Calculation of Progress Payments.

13.5.1
Subject to other provisions of the Contract Documents and the reconciliation set forth in the Incentive Benchmark Amendment, the amount of each progress payment after the Incentive Benchmark Amendment is executed shall be computed as follows:

13.5.1.1	Take the Cost of the Work for the Work performed during the month prior to the Application for Payment being submitted.

13.5.1.2	Add a portion of the Contractor’s Fee based on the formula set forth in Schedule E-1.

13.5.1.3
Subtract the shortfall, if any, indicated in the documentation required by Section 13.3.11 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by MSG in such documentation.

13.5.1.4	Subtract amounts, if any, for which MSG is entitled to withhold or offset payment under the Contract Documents.

13.5.1.5	Subtract retainage in accordance with Section 13.9.
13.6Withholding.

13.6.1
In addition to the retention permitted to be withheld pursuant to Section 13.9, MSG may withhold the whole or any part of any payment to the Contractor to such extent as MSG reasonably deems necessary to protect it from loss as a result of:

13.6.1.1	incomplete, defective or damaged Work not remedied or the failure to pay amounts with respect thereto;

13.6.1.2	Contractor back charges;

13.6.1.3	claims filed or reasonable evidence indicating probable filing of claims, including lien claims, involving or arising out of the Work under the Agreement;

13.6.1.4	damage to Separate Contractors’ work;

13.6.1.5	damage to property for which Contractor or any Subcontractor is responsible;

13.6.1.6	liens arising in connection with the Work (other than as a result of MSG’s failure to pay an undisputed amount hereunder);

13.6.1.7	failure of Contractor to make payments when due to Subcontractors;

13.6.1.8	reasonable insecurity regarding Contractor’s intention or ability to continue with the proper and timely performance of the Work;

13.6.1.9	failure of Contractor to perform or comply with any of its material obligations under the Contract Documents;

13.6.1.10	expenses arising from frivolous claims asserted by Contractor against MSG; or

13.6.1.11	an Application for Payment that is not adequately supported.

13.6.2
In the event that MSG intends to withhold any amount from a payment that is otherwise properly due and payable (and not disputed) under this Agreement, including for the purpose of withholding retention, MSG will, in accordance with Section 13.6.1, provide written notice to Contractor, on or before the date the payment is due, of the amount to be withheld with a reasonably detailed explanation of the condition(s) or reason(s) for the withholding with a specific reference to the Agreement, Contract Documents, or Applicable Laws with which Contractor has failed to comply.

13.6.3	Upon receipt of a written notice in accordance with Section 13.6.2, Contractor may within five (5) Business Days:

13.6.3.1	give MSG a written notice that it disputes in good faith and for reasonable cause the amount withheld or the conditions for withholding; or

13.6.3.2
correct any condition or reason for withholding described in MSG’s notice of withholding and thereafter provide written notice to MSG of the correction of the condition or reason for withholding. The notice of correction must be sufficient to identify the scope and manner of the correction of the condition or reason for the withholding and be signed by an authorized representative of Contractor.

13.6.4	If MSG receives a notice of correction pursuant to Section 13.6.3 above, MSG shall within five (5) Business Days:

13.6.4.1	pay Contractor the amount withheld for that condition or reason for the withholding as part of the next payment application that is due to Contractor; or

13.6.4.2
object to the scope and manner of the correction of the condition or reason for the withholding on or before the date the next payment is due to Contractor, in a written statement which sets forth the condition or reason for the objection and which complies with Section 13.6.2.

13.6.5
If MSG objects to the scope and manner of the correction of a condition or reason for the withholding, MSG shall nevertheless pay to Contractor, together with payment to be made pursuant to Contractor’s next Application for Payment, the amount withheld for the correction of the conditions or reasons for the withholding to which MSG no longer objects.

13.6.6	If MSG receives a written notice pursuant to Section 13.6, then MSG shall respond in writing to the written notice on or before the date the following Application for Payment is due.

13.6.7
If MSG makes a timely objection in accordance with Section 13.6.4.2 or Section 13.6.6, and continues to withhold payment, Contractor may pursue its rights pursuant to Articles 22 and 23 of this Agreement.

13.6.8	MSG may also at any time on written notice to Contractor offset against any payment due to Contractor under the Agreement any amount due from Contractor to MSG under this Agreement.
13.7Contractor’s Use of Payments.

13.7.1
Contractor shall promptly pay its Subcontractors for all labor, services, equipment, Materials, supplies and other items acquired, performed, furnished or used in connection with the performance of the Work: (1) within thirty (30) Days after the date the Subcontractor submits an

Application for Payment to Contractor; or (2) within ten (10) Days after the date Contractor receives payment from MSG for all or a portion of the Subcontractor’s Work; whichever is earlier.

13.7.2
Contractor acknowledges and agrees that all payments made by MSG to Contractor are trust funds for the benefit of all persons or entities that have performed Work or labor, supplied services or supplied Materials for Contractor in connection with the Work.

13.8Late Application for Payment.

13.8.1
If a final (i.e., not pencil) Application for Payment for a month is received by Project Manager or MSG after the date required by Section 13.3.2, then MSG shall pay Contractor all amounts, less any amount subject to withholding, relating to such Application for Payment no later than thirty (30) Days after Project Manager and MSG receive such Application for Payment.

13.9[*****]
13.10[*****]
13.11Interest.

13.11.1
Payments of undisputed amounts unpaid under this Agreement shall, from the date that is thirty (30) Days after an undisputed payment is due and until payment is made, bear simple interest at an annual rate equal to the prime rate of interest reported by The Wall Street Journal (or if more than one such rate is reported, by the average of such rates), plus one percent (1%), or the maximum rates permitted by law, whichever is less.

13.12Payment Not Evidence.

13.12.1
Neither a Certificate for Payment nor a progress payment, nor any partial or entire use or occupancy of the Work prior to Substantial Completion of the Work, shall constitute an acceptance by MSG of any Work that is not in accordance with the Contract Documents. MSG may make payments to Contractor on a “without prejudice” basis, including to facilitate the continued performance of the Work by Contractor and its Subcontractors, and any such payment made on an expressly “without prejudice” basis shall constitute a full reservation of MSG’s right to (a) later re-assess and/or dispute such payment (in part or in whole) including payments agreed to in a Change Order; and (b) adjust the Certificate for Payment of future payments to accommodate the re-assessed and/or disputed portion or whole of one or more previous invoices.

13.12.2
Upon any Contractor Event of Default under the Contract Documents, the Parties agree that MSG may, at its sole option, make payments due under any Application for Payment by joint check to Contractor and to any Subcontractor to whom Contractor has failed to make payment at the time of the default for Work properly performed or Material or equipment suitably delivered and covered by such Application for Payment.

13.13[*****]
13.14Audit Rights.

13.14.1
Contractor shall cause all files, records and accounts of expenditures for Materials, equipment, employees and Subcontracts and the like and other costs of rendering services or performing Work hereunder to be available for review (in hard copy or electronic format) in Las Vegas, Clark County, Nevada. Such records shall be kept on the basis of generally‑accepted accounting principles (“GAAP”) and in accordance with the Contract Documents. Contractor will furnish MSG with statements of such expenditures, together with complete documentary back‑up therefor, on a monthly basis. Contractor shall give MSG and its representatives access to all financial information, materials and data and all labor-related records, reports and data related to the Project (together, “Records and Reports”). Such Records and Reports shall include, with respect to each Reporting Person, evidence according to GAAP that sufficiently and properly reflects all costs and expenditures of any nature incurred by MSG or any Person in connection with the Project. For the purposes of this Section 13.14, each Person obligated to maintain Records and Reports as provided herein is referred to as a “Reporting Person”.

13.14.2
MSG, or MSG’s representatives, shall have full access, within five (5) Business Days of a request, during regular business hours to all Records and Reports for the purpose of auditing Contractor’s compliance with the Agreement. Such Records and Reports shall be made available at the Reporting Person’s local place of business or at another location in Clark County, Nevada. Subject to Section 13.14.4, MSG shall pay the cost of copying any Records and Reports. MSG and MSG’s representatives shall have reasonable access to the Reporting Person’s facilities, shall be allowed to interview all current employees of the Reporting Person to discuss matters pertinent to the performance of the audit, and shall have adequate and appropriate work space in order conduct audits in accordance with the Agreement. Records and Reports subject to audit shall also include: (x) those records and documents necessary to evaluate and verify direct and indirect costs (including overhead allocations) as they may apply to costs associated with the Project; and (y) any other records of the Reporting Person that may have a bearing on matters related to the Agreement or the Reporting Person’s dealings with MSG to the extent necessary to adequately permit evaluation and verification of Contractor’s and each of its Subcontractors’ compliance with the requirements of this Agreement and Applicable Law.

13.14.3	[*****]

13.14.4
All Records and Reports shall be retained by each Reporting Person for five (5) years after Final Completion. If any litigation, claim or audit relating to any Records and Reports is commenced prior to the expiration of the foregoing five (5) year period, then the affected or related Records and Reports shall be maintained by the Reporting Party until all litigation, claims or audit findings involving the Records and Reports have been resolved.

13.14.5
In those situations where records have been generated from computerized data (whether mainframe, mini-computer, or PC based computer systems), MSG, or MSG’s representative, shall be provided with extracts of data files in computer readable format on data disks or suitable alternative computer exchange formats.

13.15Substantial Completion.

13.15.1
When Contractor considers the Work (or portions thereof) to have achieved Substantial Completion, Contractor shall so notify Project Manager and MSG in writing and prepare for Project Manager and MSG: (a) a Punchlist; and (b) a schedule for completing all Punchlist Items on such Punchlist.

13.15.2
Contractor shall develop, in conjunction with MSG and Project Manager, a schedule setting forth anticipated dates for inspections of the Work by MSG, Project Manager and Architect in order to determine Substantial Completion of the Work and agree upon the Punchlist Items and the schedule for their completion. Architect, Project Manager and MSG shall inspect the Work. If, after making such inspection, Architect, Project Manager and MSG determine that the Work has not achieved Substantial Completion or that previously scheduled Punchlist Items have not been completed, then Contractor shall complete or rectify the elements of the Work that Project Manager, Architect and MSG identified as requiring completion or rectification in order for the Work to achieve Substantial Completion. Contractor shall thereafter notify MSG and Project Manager that it considers the Work to have achieved Substantial Completion and the process set forth in this Section 13.15.2 shall repeat until such time as Substantial Completion is achieved.

13.15.3
When Project Manager, Architect and MSG, on the basis of inspections and otherwise, determine all of the criteria for Substantial Completion have been met, and the Punchlist Items have been agreed, Project Manager will prepare, upon MSG’s direction, a Certificate of Substantial Completion in the form attached hereto as Schedule P that establishes the date of Substantial Completion and attaches the Punchlist.

13.15.4
After Substantial Completion, and upon application by Contractor and certification by Architect and Project Manager, MSG shall make payment for the Work performed in the month preceding Substantial Completion, including the return of retainage pursuant to Section 13.9.2.2.

13.15.5
After Project Manager issues the Certificate of Substantial Completion, Contractor shall complete the Punchlist Items as well as any other activities or deliverables for Final Completion within the agreed deadline for Final Completion, which deadline shall be not later than six (6) months from the date of Substantial Completion; provided that Contractor shall not interfere with MSG’s operations, including the hosting and operation of events, during the period for completion of the Punchlist Items. When Contractor believes that the Punchlist Items have been completed, Contractor shall notify Project Manager and Architect, who shall then inspect such Punchlist Items. If Project Manager or Architect determines that any such Punchlist Item has not been completed in accordance with the Contract Documents, then Project Manager shall notify MSG and Contractor and Contractor shall re-perform such Punchlist Items. The process set forth in this Section 13.15.5 shall then be repeated until all Punchlist Items have been completed in accordance with the Contract Documents.

13.15.6	Warranties required by the Contract Documents shall commence on the date of Substantial Completion of the entirety of the Work unless otherwise provided in the Certificate of Substantial Completion.
13.16Final Completion and Final Payment.

13.16.1
Contractor shall notify MSG, Project Manager and Architect in writing when it believes the Work has achieved Final Completion and is ready for final inspection and acceptance, and shall also forward to MSG, Project Manager and Architect a final Application for Payment that complies with the requirements of Article 13. Upon receipt, Architect, Project Manager and MSG will promptly make such inspection. When Architect, Project Manager and MSG find that the Work has achieved Final Completion, Project Manager will, upon MSG’s direction, issue a Certificate of Final Completion that will approve the final payment due to Contractor and Contractor shall promptly remove any remaining tools, equipment or Materials so as to be completely demobilized from the Site, other than as may be necessary to satisfy its obligations pursuant to Section 17.2.8 and its warranty obligations.

13.16.2
It is a precondition to Final Completion (and thereby MSG’s obligation to make final payment) that Contractor has furnished to MSG: (a) an affidavit stating that to Contractor’s best knowledge, information and belief, all payrolls, bills for Materials and equipment, and other indebtedness connected with the Work for which MSG or MSG’s property might be responsible or encumbered (less amounts withheld by MSG) have been paid or otherwise satisfied or will be paid or otherwise satisfied upon receipt of final payment; (b) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least thirty (30) Days’ prior written notice has been given to MSG; (c) a written statement that Contractor knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents; (d) all Project Closeout

Documents; (e) consent of surety, if any, to final payment; (f) a conditional waiver and release of lien upon final payment from Contractor and each Subcontractor in the form attached as Schedule M, conditioned upon receipt of final payment; and (g) if required by MSG, other reasonable data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of claims, security interests or encumbrances arising out of the Work, to the extent and in such form as may be reasonably designated by MSG. If any lien remains unsatisfied after all payments are made, Contractor shall refund to MSG all reasonable costs that the latter may be compelled to pay in discharging such lien, including reasonable attorneys’ fees. Provided all of the foregoing conditions are satisfied, final payment will be made in thirty (30) Days of receipt of the final Application for Payment.

13.16.3
Contractor’s final Application for Payment shall be assessed in accordance with Article 13 and MSG shall make final payment to Contractor in accordance with Article 13, including any retainage still held by MSG. Acceptance of final payment shall constitute a waiver by Contractor and each Subcontractor of all Claims, except for any Claims identified as unsettled in the final Application for Payment.

13.16.4
Within ten (10) Business Days after final payment, Contractor shall deliver an unconditional waiver and release upon final payment from Contractor and each Subcontractor in the form attached hereto as Schedule M.

ARTICLE 14
PROTECTION OF PERSONS AND PROPERTY

14.1Hazardous Materials.

14.1.1
Contractor is responsible for compliance with any requirements included in the Contract Documents and all Applicable Laws regarding Hazardous Materials. To the extent Contractor encounters Hazardous Materials at the Site not addressed in the Contract Documents, Contractor shall notify MSG promptly, and in no event later than three (3) Business Days after Contractor first encounters such Hazardous Materials and cease performance of the Work. Contractor shall resume the Work immediately following the occurrence of any one of the following events: (a) MSG causes remedial work to be performed that results in the absence of such materials or substances, or (b) MSG and Contractor, by written agreement, decide to resume performance of the Work, or (c) the Work may safely and lawfully proceed, as determined by an appropriate governmental authority or as evidenced by a written report to MSG, which is prepared by an environmental engineer reasonable satisfactory to MSG.

14.1.2
Contractor shall only bring or permit any Subcontractor to bring, Hazardous Materials or explosives to, or use or store, or permit any Subcontractor to use or store, Hazardous Materials or explosives at, the Site: (a) to the extent Contractor or such Subcontractor must do so in connection with the performance of the Work; (b) in conformance with all Applicable Laws and standards of the industry regarding any such use or storage; (c) under the supervision of properly qualified personnel; and (d) with respect to explosives, only with the prior written consent of MSG and Project Manager. Without precluding the foregoing permissible uses, Contractor shall not treat, release or dispose of Hazardous Materials at the Site and shall follow all directions of MSG and Project Manager.

14.1.3
MSG shall not be responsible under this Section 14.1 for Hazardous Materials Contractor brings to the Site unless such Hazardous Materials are required by the Contract Documents. MSG shall be responsible for Hazardous Materials or substances required by the Contract Documents, except to the extent of Contractor’s fault or negligence in the use and handling of such materials or substances.

14.1.4
Subject to the terms of this Article 14, Contractor agrees to defend, indemnify and hold harmless the MSG Parties from Claims arising out of or in connection with (1) remediation of a Hazardous Material Contractor brings to the Site and negligently handles, or (2) Contractor’s failure to perform its obligations under Section 14.1.1, except to the extent that the cost and expense are due to MSG’s fault or negligence.

14.1.5
To the fullest extent permitted by Applicable Law, MSG agrees to defend, indemnify and hold harmless the Contractor Parties from and against Claims arising out of performance of the Work in the affected area if in fact the Hazardous Material has not been rendered harmless in accordance with Section 14.1.1 and causes or is alleged to have caused bodily injury or death.

14.1.6
The Substantial Completion Date and Incentive Benchmark shall be adjusted accordingly for time and cost impacts attributed to Hazardous Materials discovered at the Site pursuant to this Section 14.1 and Contractor shall be entitled to recover the cost as a Cost of the Work as expressly permitted by this Section 14.1.

14.2Safety Precautions and Programs.

14.2.1
Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the Work. Contractor shall, within thirty (30) Days of the date of this Agreement, submit to MSG for review a comprehensive safety and fire prevention program for the Site consistent with the Standard or Care and Applicable Law (the “Safety Program”). Contractor shall incorporate into such safety and fire prevention program all reasonable comments and changes proposed by MSG or Project Manager.

14.2.2
Contractor shall monitor and have overall responsibility for the compliance of its employees, Subcontractors, and any other Persons on the Site with: (a) the Safety Program; and (b) all applicable regulatory and advisory agency construction safety standards of any Governmental Authority.

14.2.3	Contractor shall take all reasonable precautions for the safety of:

14.2.3.1	all Persons involved in performing, overseeing or supervising performance of the Work, all Persons on the Site and all other Persons who may be affected thereby;

14.2.3.2	all owners and tenants of Adjacent Property, and their patrons, employees and other invitees, and

14.2.4
Contractor is responsible for the care of the Work until Substantial Completion is achieved, as evidenced by a Certificate of Substantial Completion, and thereafter for the care of outstanding Work and items to be removed from the Site, and for any damage caused by Contractor or a Subcontractor in the course of completing their obligations under this Agreement. Nothing herein is intended to deprive the Parties of their rights to recover the proceeds of any applicable insurance. Contractor shall provide all reasonable protection to prevent damage, injury or loss from the Work to:

14.2.4.1	all of the Work, whether in storage on or off the Site, under the care, custody or control of Contractor or any of Contractor’s Subcontractors;

14.2.4.2
other property at the Site or on Adjacent Property, including trees, shrubs, lawns, walks, pavements, roadways, structures, buildings and utilities not designated for removal, relocation or replacement in the course of construction; and

14.2.4.3	the work of MSG or Separate Contractors.

14.2.5	Contractor shall give all notices and comply with all Applicable Laws bearing on the safety of Persons or property or their protection from damage, injury or loss.

14.2.6
Contractor shall erect and maintain, as required by existing conditions and the progress of the Work, all reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent utilities. Contractor shall not perform the Work in a manner that would disrupt or otherwise interfere with the operation of any pipeline, telephone line, electronic transmission line or other structure which may be on the Site or Adjacent Property.

14.2.7
Contractor shall promptly remedy all damage or loss to any property or Work referred to in Sections 14.2.4 caused by any Contractor Party, except damage or loss attributable to the acts or omissions of MSG, Architect, Project Manager, Separate Contractors or anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable. The foregoing obligations of Contractor are in addition to Contractor’s obligations under Article 15. Nothing in this Section 14.2.7 is intended to deprive Contractor of its insurance rights or other recovery rights, if any, under the Contract Documents.

14.2.8	Contractor shall designate a responsible and qualified member of Contractor’s organization at the Site whose sole duty shall be the manager of the Safety Program.

14.2.9
Contractor shall report in writing to MSG, Project Manager and other MSG personnel as may be directed by MSG from time to time, all accidents arising out of or in connection with the Work which cause death, personal injury or property damage, giving full details and statements of witnesses. Contractor shall submit its report to MSG and Project Manager within three (3) Days after the occurrence. In addition, if death or serious personal injuries or serious property damage are caused, the accident shall be reported immediately by telephone or messenger to MSG and Project Manager.

14.2.10
Contractor shall review the safety programs of each of the Subcontractors to make sure they comply with the Safety Program. The performance of such services by Contractor shall not relieve Subcontractor of its responsibility for the safety of persons and property, and for any compliance with all Applicable Laws. Contractor is responsible for any and all the safety issues relating to the Work on the Project by Contractor and its Subcontractors, including any personal injuries or death. Contractor shall administer and manage the safety program. This will include, but not necessarily be limited to review of the safety programs of each Subcontractor. Contractor shall monitor the establishment and execution of effective safety practices then known to the industry, as applicable to Work on this Project, and the compliance with all applicable regulatory and advisory agency construction safety standards. As between Contractor and its Subcontractors, Contractor’s responsibility for review, monitoring and coordination of its Subcontractors’ safety programs shall not extend to direct control over execution of the Subcontractors’ safety programs. Notwithstanding Contractor’s safety obligations to MSG, it is agreed and understood that each individual Subcontractor shall remain the controlling employer responsible for the safety programs and precautions applicable to the work of its own employees and the activities of employees of other contractors in areas designated to be controlled by such Subcontractor; provided, however, that nothing herein shall reduce or impact Contractor’s responsibility with respect to MSG for safety in the performance of the Work.

14.2.11
Any suspension of Work by MSG related to Contractor’s failure to comply with its safety obligations set forth under Section 14.2, including the failure of any individual to comply with the Contractor’s Safety Program, shall be considered a suspension for cause.

14.3Emergencies.

14.3.1
In any emergency affecting the safety of Persons or property or the Work, Contractor shall act, at Contractor’s discretion, to prevent threatened damage, injury or loss and shall promptly notify MSG and Project Manager. Any additional compensation or extension of time claimed by Contractor on account of emergency work shall be determined in accordance with Article 6.

14.3.2	Contractor acknowledges that in the event of an emergency the Lessor will be allowed, and Contractor shall allow the Lessor, entry to the Site.
14.4Security.

14.4.1
Contractor is responsible at all times for the Work and for the Project Site regardless of whether or not MSG has required any insurance coverages (such as builder’s risk insurance) which would have protected the interests of MSG and Contractor. Contractor shall take reasonable precautions against all conditions involving risk of damage, injury, loss or theft. Contractor shall cooperate with MSG and Lessor on all security matters and requirements established by MSG or Lessor. Such compliance shall not relieve Contractor of its responsibility for maintaining proper security or taking action to maintain secure conditions at the Site. Contractor shall prepare and maintain accurate reports of incidents of loss, theft or vandalism and shall furnish these reports to MSG in a timely manner.

14.5Trade Monitoring

14.5.1
Contractor acknowledges that MSG shall have one or more representatives present at the entrance to the Site through which labor enters and exits. MSG’s representative shall be present at the entrance for the purpose of keeping a log of Persons who enter and exit the Site on a daily basis. Contractor acknowledges that the performance of this role by MSG’s representative is for MSG’s benefit only and does not detract from any obligation of Contractor under the Contract Documents, including the obligation to retain its own records as to the presence of Subcontractors, or Persons, on the Site on a daily basis. Nor does MSG’s presence at the gate amount to MSG having control over the gate or the labor entering or exiting through the gate, or for safety requirements, which responsibility and control remains with the Contractor pursuant to the terms of this Agreement.

14.5.2
To the fullest extent permitted by law, MSG may require the labor to wear radio frequency identification or other recording devices to monitor their presence and movement around the site, which data shall be recorded by resource monitoring and reporting services. MSG may also introduce such other integrity monitoring measures as it deems necessary or advisable. Contractor shall include in each Subcontract the right of MSG to require the measures set forth in this Section 14.5.

ARTICLE 15
INDEMNIFICATION

15.1Indemnification.

15.1.1
To the fullest extent permitted by law, Contractor shall defend, indemnify and hold harmless the MSG Parties from and against any and all third party Claims (including for economic loss), to the extent arising out of or resulting from, directly or indirectly (a) any negligent act, omission or other tortious conduct of Contractor or a Contractor Party provided that such Claim is attributable to bodily injury, personal injury, sickness, disease or death, or to injury to or destruction of or damage to property (other than the Work itself to the extent covered by insurance) or loss of use resulting therefrom; (b) the gross negligence, wilful misconduct or fraud of Contractor or a Contractor Party; or (c) a breach of Applicable Law by Contractor or a Contractor Party. Such obligations shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity set forth elsewhere in this Agreement.

15.1.2	[Not Used]

15.1.3
Contractor shall indemnify the MSG Parties from and defend any MSG Party against any Claim brought or filed against an MSG Party that allegedly arises out of the conduct set forth in Sections 15.1.1, regardless of whether such Claim is rightfully or wrongfully brought or filed.

15.1.4
In the event that any Claim is made or an action or proceeding is brought against one or more of the MSG Parties, any such MSG Party may, by notice to Contractor, require Contractor, at Contractor’s expense, to resist such Claim or take over the defense of any such action or proceeding and employ counsel for such purpose. Any counsel chosen by Contractor is subject to the MSG Party’s prior written approval, which approval shall not be unreasonably conditioned, delayed or denied.

15.1.5
Contractor shall not enter into any settlement or compromise in connection with an indemnified claim without the MSG Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

15.1.6
If any Claim is brought against an MSG Party by any employee of any Contractor Party, Contractor’s obligation to indemnify the MSG Party under this Article 15 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Contractor or any Subcontractor under workers’ or workmen’s compensation acts, disability benefit acts or other employee benefit acts.

15.1.7
The indemnity obligations set forth under this Article 15: (i) are independent of, and will not be limited by, any insurance obligations in the Contract Documents (whether or not complied with) or level of damages; (ii) are not diminished or limited in any way by any insurance carried in whole or in part by MSG, which shall in all cases function as excess of these indemnification obligations; and (iii) will survive the termination of this Agreement until all matters covered by the indemnity obligations under this Article 15 are fully and finally barred by Applicable Law. To the extent the indemnity obligations under this Article 15 are unenforceable under Applicable Law, the obligations shall not be void but instead shall be modified and amended to the minimum extent necessary to bring such obligations into conformity with the Applicable Law. The obligations, as modified, shall continue in full force and effect.

ARTICLE 16
INSURANCE
16.1Insurance Requirements.

16.1.1	The Parties shall comply with the obligations and responsibilities pertaining to insurance set forth in Schedule C.
ARTICLE 17
UNCOVERING AND CORRECTION OF WORK
17.1Uncovering of Work.

17.1.1
If any portion of the Work is covered contrary to the written request of MSG, Architect or Project Manager or to requirements specifically expressed in the Contract Documents, or prior to any required inspections by Governmental Authorities, then Contractor must, if required in writing by

MSG, Architect or Project Manager uncover such portion of the Work for observation and shall replace and restore such Work at Contractor’s expense and not as a Cost of the Work.

17.1.2
If any other portion of the Work has been covered, then Architect, Project Manager or MSG may request to see such Work and it shall be uncovered by Contractor. If such Work is in accordance with the Contract Documents, then the cost of uncovering and replacement shall be a Cost of the Work, and the Incentive Benchmark shall be equitably adjusted via Change Order. If such Work is not in accordance with the Contract Documents, then Contractor shall pay such costs and shall not be entitled to recover them as a Cost of the Work.

17.2Correction of Work.

17.2.1	Contractor warrants to MSG that:

17.2.1.1	any and all materials, equipment and furnishings incorporated into the Work shall be of good quality and new unless otherwise required or permitted by the Contract Documents;

17.2.1.2	that the Work shall be free from defects not inherent in the quality required or permitted;

17.2.1.3	and that the Work shall conform with the requirements of Applicable Laws and the Contract Documents;

17.2.1.4	it will not, and will not allow any Subcontractor to, install any product or perform any procedure which voids any warranty.
Work not conforming to these requirements, including substitutions not properly approved and authorized, shall be considered Defective Work, the cost of rectification of which may be recoverable from the Allocation in accordance with Section 4.10 but otherwise not recoverable as a Cost of the Work. The above warranty excludes: (a) damage or defect caused by abuse, modifications not executed by Contractor, improper or insufficient maintenance, or improper operation; and (b) normal wear and tear under normal usage.

17.2.2
Prior to the Substantial Completion Date, Contractor shall correct Work, or cause its Subcontractors to correct Work, that: (a) MSG, in a written notice delivered to Contractor, reasonably rejects as being Defective Work; or (b) Contractor recognizes is Defective Work. If other portions of the Work are adversely affected or damaged by such Defective Work, Contractor shall, without adjustment to the Substantial Completion Date, also correct, repair or replace or cause the correction, repair or replacement, of such affected or damaged Work, as appropriate, as well as any other property of MSG or others damaged by such Defective Work.

17.2.3
If MSG notifies Contractor of Defective Work before the end of the Warranty Period, then Contractor shall re-execute, correct, repair or replace, as appropriate, or cause such re-execution, correction, repair or replacement by its Subcontractors, all such Defective Work. If other portions of the Work are adversely affected or damaged by such Defective Work, Contractor shall, without adjustment to the Substantial Completion Date, also correct, repair or replace or cause such correction, repair or replacement, such affected or damaged Work, as appropriate, as well as any other property of MSG or others damaged by such Defective Work.

17.2.4
Contractor may seek to use the Allocation pursuant to Section 4.10 to cover the costs of rectification of Defective Work, in accordance with the terms of Section 4.10 and Schedule F; provided, however, that Contractor shall not be entitled to recover either as a Cost of the Work or otherwise for Defective Work, including under Sections 17.2.2 and 17.2.3, to the extent the Allocation is not permitted to be used or has been exhausted.

17.2.5
If, prior to Substantial Completion, MSG does not require Defective Work to be removed or corrected by Contractor, then MSG may withhold such sums as are just and reasonable from amounts, if any, due Contractor hereunder, unless and until the amount of any such deduction is agreed upon by MSG and Contractor.

17.2.6
If Contractor fails to correct Defective Work in accordance with Sections 17.2.2 or 17.2.3, as applicable, within a reasonable time after written notice from MSG, then MSG may correct such Defective Work. Contractor shall promptly reimburse MSG for the out-of-pocket costs incurred by MSG as a direct result of the correction of such Defective Work, plus ten percent (10%) of such costs for MSG’s overhead. In such case, MSG may also remove such Defective Work and store the salvageable materials or equipment at Contractor’s expense. If Contractor does not pay costs of such removal and storage within ten (10) Business Days after receipt of written notice, then MSG may, upon ten (10) additional Business Days’ written notice, sell such materials and equipment at auction or at private sale, and shall account for the proceeds thereof, after deducting costs and damages that should have been borne by Contractor, including compensation for services and expenses made necessary thereby. If such proceeds of sale do not cover costs that Contractor should have borne, then Contractor shall pay such excess to MSG or MSG shall the right to set such amount off against any payments due from MSG to Contractor. If, however, such proceeds are in excess of the costs that Contractor should have borne, then MSG shall pay such excess to Contractor.

17.2.7
Nothing contained in this Article 17 shall be construed to establish a period of limitation with respect to any other warranty obligation under the Contract Documents. The Warranty Period relates only to the specific obligation of Contractor to correct Defective Work after Substantial Completion, and has no relationship to the time within which obligation to comply with the Contract Documents may be sought to be enforced, nor the time within which proceedings may be commenced to establish Contractor’s liability with respect to its obligations other than specifically to correct Defective Work. The expiration of any guarantee or any obligation of Contractor to correct Work shall not relieve Contractor of the obligation to correct any latent defect in the Work or deficiencies that are not readily ascertained, including defective Materials and workmanship, defects attributable to Substitutions for specified Materials, and substandard performance of any of the Work otherwise not in compliance with the Contract Documents.

17.2.8
During the first ten (10) events held at the Project after Substantial Completion, Contractor shall have personnel reasonably acceptable to MSG stationed at the Site and “on call” to promptly deal with any warranty issues that may occur with respect to any of the Project’s major systems. If any problems with such major systems do arise during those events, then all such personnel shall remain “on call” until any issues with respect to those major systems are resolved.

17.2.9
The Contractor shall procure extended warranties, equipment warranties and manufacturers’ warranties from its Subcontractors as specified in the Contract Documents with respect to the Work or, to the extent not reflected in the Contract Documents, such warranties as manufacturers and suppliers would typically provide. MSG may, at its election, request to review the terms of such warranties. All such warranties shall commence upon the Date of Substantial Completion. Further, all such warranties shall be assigned to MSG or at the direction of MSG and shall be executed in writing for the benefit of MSG and/or its nominee (including naming the Lessor as a third-party beneficiary of warranties as required under Schedule A).

17.2.10	If a manufacturer or Supplier of any plant, equipment, materials, goods, item or other thing (“product”) to be installed in or otherwise incorporated into the Work stipulates that the warranties and guarantees of its product are conditional or dependent upon the product being installed or applied by an installer or applicator approved by the manufacturer or Supplier, Contractor:

17.21.10.1	must ensure that the product is only installed or applied by an installer or applicator approved by the manufacturer or Supplier; and

17.21.10.2
must provide written confirmation from the manufacturer or Supplier that the Contractor or the Contractor’s proposed Subcontractor for the installation or application of the product is an approved installer or applicator of the product. Such written confirmation must be provided to MSG not less than ten (10) Business Days before the proposed commencement of the installation or application of the product in the Works.

17.2.11
All warranties arising from this Article 17 and from other provisions of the Contract Documents shall run directly to MSG. All warranties and guarantees of manufacturers or Subcontractors for any Work shall be fully assignable to MSG or MSG’s designee and shall be assigned to MSG upon Substantial Completion. The warranties and remedies provided in this Article 17 shall be in addition to and not in limitation of any other warranty or remedy arising by law or by the Contract Documents. Contractor shall, during the Warranty Period, assist MSG in enforcement of warranties and guarantees from Subcontractors.

17.2.12
On or about the date that is [*****] after the date of Substantial Completion, Contractor shall, together with MSG, Architect and Project Manager, attend a final inspection of the Work to ensure that it comports with all warranties and guarantees. Contractor shall promptly correct any deficiencies noted during such inspection in accordance with this Section 17.2.

ARTICLE 18
TERMINATION OF THE CONTRACT
18.1Contractor Events of Default.

18.1.1	The following shall be considered “Contractor Events of Default”:

18.1.1.1
if Contractor persistently fails or neglects to carry out the Work in accordance with the provisions of the Contract Documents, and fails, after five (5) Business Days’ notice from MSG, to commence a cure to correct such failure or neglects or fails thereafter to diligently pursue such cure to completion, as reasonably determined by MSG;

18.1.1.2
if Contractor breaches this Agreement and fails, after five (5) Business Days’ notice from MSG, to commence a cure to correct such breach or fails thereafter to diligently pursue such cure to completion, as reasonably determined by MSG;

18.1.1.3	if Contractor repeatedly refuses or fails to supply enough properly skilled workers or proper Materials;

18.1.1.4	if Contractor fails to make payment to Subcontractors for materials or labor in accordance with the Subcontracts;

18.1.1.5	if Contractor repeatedly disregards Applicable Laws;

18.1.1.6
if a custodian, trustee or receiver is appointed for Contractor, or if Contractor becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or Contractor causes or suffers an order for relief to be entered with respect to it under applicable federal bankruptcy law, or applies for or consents to the appointment of a custodian, trustee or receiver for Contractor, or bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors are instituted by or against Contractor, and in any of the foregoing cases such action is not discharged or terminated within sixty (60) Days of its institution;

18.1.1.7	if Contractor assigns or transfers, or purports to assign or transfer, this Agreement or any right or interest herein, except as expressly permitted hereunder; and

18.1.1.8	if Contractor materially fails to perform the Work in accordance with the Construction Schedule.
18.2Remedies of MSG upon a Contractor Event of Default.

18.2.1
Without limiting Section 18.5, upon the occurrence of a Contractor Event of Default, MSG shall have the right to terminate this Agreement by written notice to Contractor (with simultaneous written notice to the Contractor’s Guarantors, if any). Without prejudice to any other rights or remedies of MSG pursuant to this Agreement, at law or in equity or the rights that MSG hereby expressly reserves (including the right to collect Liquidated Damages and pursue damages other than damages caused by delays (except as provided in Section 18.2.2(b))), MSG may take any or all of the following steps:

18.2.1.1	take possession of the Site and of all materials, equipment, tools and construction equipment thereon owned by Contractor;

18.2.1.2	accept assignment and take assumption of the Subcontracts in accordance with the terms of this Agreement;

18.2.1.3	finish and/or correct the Work by whatever reasonable method MSG may deem expedient;

18.2.1.4	if applicable, collect Liquidated Damages that have accrued through the date of termination.

18.2.2
If MSG terminates the Agreement pursuant to this Section 18.2, MSG shall be entitled to recover the costs, loss and damage arising from such termination (“Termination Costs”) including but not limited to [*****].

18.2.3
Notwithstanding anything herein, Contractor shall not be entitled to recover any amount, including for lost profit, on account of the balance of the Work not performed, nor shall Contractor be entitled to recover the demobilization costs of Contractor or its Subcontractors.

18.3Contractor Suspension and Termination Rights

18.3.1
If Contractor stops Work pursuant to Sections 13.13.1.1, 13.13.1.2, or 13.13.1.3 for a minimum of twenty (20) consecutive Days, then, subject to Sections 18.3.1.1 and 18.3.1.2 below, Contractor shall issue a second written notice that is personally delivered to the President of The Madison Square Garden Company (at the address of MSG specified in Section 19.1) which shall contain the following provision in capital letters and bold font: “THIS IS A SECOND NOTICE REQUESTING MSG TO CURE THE BASIS FOR THE STOPPAGE OF WORK PURSUANT TO SECTION [13.13.1.1, 13.13.1.2 OR 13.13.1.3] OF THE AGREEMENT. FAILURE BY MSG TO CURE SUCH BASIS FOR STOPPAGE OF THE WORK WITHIN FIFTEEN (15)

BUSINESS DAYS OF RECEIPT HEREOF (OR WHERE SUCH BASIS FOR THE STOPPAGE OF WORK CANNOT BE CURED WITHIN FIFTEEN (15) BUSINESS DAYS, MSG HAS FAILED TO COMMENCE AND BE DILIGENTLY PURSUING A CURE), CONTRACTOR SHALL BE ENTITLED TO TERMINATE THE AGREEMENT FIFTEEN (15) DAYS FOLLOWING RECEIPT OF THIS SECOND NOTICE”.

18.3.1.1
If, however, Contractor is paid the undisputed amount due prior to the expiry of the aggregate time period set forth in Section 18.3.1, Contractor shall not be entitled to terminate the Agreement and shall resume performance of the Work.

18.3.1.2
Any payment made to Contractor pursuant to this Section 18.3.1 may include payments made on a “without prejudice” basis, including to facilitate the continued performance of the Work by Contractor and its Subcontractors, and any such payment made on an expressly “without prejudice” basis shall constitute a full reservation of MSG’s right to (a) later re-assess and/or dispute such payment (in part or in whole); and (b) adjust the Certificate for Payment of future payments to accommodate the re-assessed and/or disputed portion or whole of one or more previous invoices.

18.3.2	In addition, if an MSG Act causes the entirety of the Work to be stopped for a period of [*****] or more then, subject to the proviso below, Contractor may terminate the Agreement if:

18.3.2.1	Contractor gives written notice of its intention to terminate the Agreement to MSG and Project Manager at least ten (10) Days before terminating the Agreement; and

18.3.2.2	MSG fails to allow Contractor to resume the Work within the time set forth in the written notice given pursuant to Section 18.3.2.1 above; and

18.3.2.3
Contractor has issued a second notice that is personally delivered to the President of The Madison Square Garden Company which shall contain the following provision in capital letters and bold font: “THIS IS A SECOND NOTICE REQUESTING MSG TO CURE THE BASIS FOR THE STOPPAGE OF WORK PURSUANT TO SECTION 18.3.2 OF THE AGREEMENT. FAILURE BY MSG TO CURE SUCH BASIS FOR STOPPAGE OF THE WORK WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT HEREOF (OR WHERE SUCH BASIS FOR THE STOPPAGE OF WORK CANNOT BE CURED WITHIN FIFTEEN (15) BUSINESS DAYS, MSG HAS FAILED TO COMMENCE AND BE DILIGENTLY PURSUING A CURE), CONTRACTOR SHALL BE ENTITLED TO REFER SUCH STOPPAGE TO A DESIGNATED REPRESENTATIVES MEETING PURSUANT TO SECTION 22.1.3 FIFTEEN (15) DAYS FOLLOWING RECEIPT OF THIS SECOND NOTICE”; and

18.3.2.4	MSG fails to allow Contractor to resume the Work within the time set forth in the second written notice given pursuant to Section 18.3.2.3; and

18.3.2.5
the Parties have scheduled and attended the Designated Representatives Meeting referred to in Section 22.1.3 but achieved no mutually satisfactory resolution of MSG’s failure to allow Contractor to resume the Work; provided that the written notice of intention to terminate referred to in Section 18.3.2.1 above shall serve as the “Dispute Notice” referred to in Section 22.1.3, provided, however, that Contractor may not enforce its rights pursuant to Section 18.3.1 when it is simultaneously seeking relief pursuant to Article 5 for the same MSG Act.

18.3.3
If Contractor stops the Work pursuant to Section 13.13.1.1, 13.13.1.2, or 13.13.1.3, MSG may terminate this Agreement by giving Contractor notice of its intent to terminate at least fifteen (15) Days before terminating the Agreement.

18.3.4
If a custodian, trustee or receiver is appointed for MSG, or if MSG becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or MSG causes or suffers an order for relief to be entered with respect to it under applicable federal bankruptcy law or applies for or consents to the appointment of a custodian, trustee or receiver for MSG, or bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against MSG, and in any of the foregoing cases such action is not discharged or terminated within sixty (60) Days of its institution, Contractor may terminate this Agreement upon fifteen (15) Days written notice to MSG and Project Manager.

18.4Remedies of Contractor upon Termination by Contractor.

18.4.1	If Contractor terminates this Agreement in accordance with Section 18.3, such a termination shall be deemed a termination for convenience by MSG and the provisions of Section 18.6 shall apply.
18.5Injunctive Relief.

18.5.1
Contractor acknowledges and agrees that MSG will suffer immediate, irreparable harm in the event Contractor breaches any of its obligations under the covenants and provisions set forth in this Agreement, that monetary damages will be inadequate to compensate MSG for such breach and that MSG shall be entitled to injunctive relief as a remedy for any such breach (or threatened breach). Such remedy shall not be deemed to be the exclusive remedy in the event of breach by Contractor of any of the covenants or provisions set forth in this Agreement, but shall be in addition to all other remedies available to MSG at law or in equity. Contractor hereby waives, to the extent permitted by law, any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive or other equitable relief, and further waives, again to the extent permitted by law, the defense in any action for specific performance or other equitable remedy that a remedy at law would be adequate.

18.6Termination for Convenience.

18.6.1
MSG may terminate this Agreement for any reason or no reason, without cause, at any time, upon providing fifteen (15) Days’ prior written notice from MSG to Contractor. Upon receipt of such notice, Contractor shall immediately or on the date set forth in the written notice: (a) terminate performance of the Work; (b) take actions necessary, or that MSG may direct, for the protection and preservation of the Work; (c) enter into no further Subcontracts; (d) at MSG’s option (except with respect to Work directed to be performed prior to the effective date of the termination stated in the notice): (i) terminate all existing Subcontracts and purchase orders; or (ii) assign to MSG such Subcontracts and purchase orders identified by MSG; and (e) subject to the terms of Section 9.2 above, deliver to MSG copies of, and assign (or cause to be assigned) to MSG, at MSG’s request all rights to any and all designs, drawings, specifications, reports, studies and all other plans prepared (or caused to be prepared) by Contractor in connection with the Project.

18.6.2	Upon any such termination for convenience, MSG shall pay to Contractor: (a) the Cost of the Work due (and undisputed) to Contractor for Work performed through the date of the termination, plus

Contractor’s Fee thereon; plus (b) actual demobilization, close-out costs, and costs reasonably incurred to protect or preserve the Work, all of which must be attributable to the termination. All funds due hereunder, including unpaid retainage, shall be released within thirty (30) Days of termination. In the event of such termination for convenience, Contractor shall not be entitled to any anticipated profits or portions of the Contractor’s Fee attributable to Work not performed, nor any other consequential, indirect or incidental damages relating to such termination.
18.7Suspension for Convenience.

18.7.1
MSG may, without cause, order Contractor in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as MSG may determine. An adjustment shall be made for actual increases in the cost of, or delay to, performance of the Work, including the Contractor’s Fee on the increased cost of performance, if any, to the extent caused by the suspension, delay or interruption, in accordance with Article 5; provided that no adjustment shall be made to the extent that: (a) the performance is, was or would have been so suspended, delayed or interrupted by another cause for which Contractor is responsible; or (b) an adjustment to the Incentive Benchmark and/or Construction Schedule is made or denied under another provision of this Agreement. Adjustments made in the cost of performance may have a mutually-agreed fixed or percentage increase or decrease to the Contractor’s Fee. In the event that the Work is suspended for convenience, Contractor shall not be permitted to terminate the Agreement in accordance with Section 18.3.

18.8Termination of the Ground Lease.

18.8.1	In the event the Ground Lease is terminated prior to Final Completion, this Agreement will automatically terminate and Contractor’s rights and responsibilities shall be governed by Section 18.6.

ARTICLE 19
NOTICES

19.1
Subject to Section 19.2, any notice required to be given by the terms and provisions of this Agreement or by Applicable Laws or governmental regulation, either by MSG or Contractor, shall be in writing and shall be deemed to have been served and given when sent by either hand delivery, overnight delivery, or email (provided that email is not an authorized method of delivery of (a) Change Requests, Change Proposals or Construction Change Directives pursuant to Article 6; (b) notifications related to assertions of delay, Recovery Plans or extensions of time pursuant to Section 5.3 or Section 5.4, (c) notices related to payment, non-payment or stopping the Work pursuant to Section 13.13, (d) notices of Claims however arising; or (e) notices of default or termination pursuant to Article 18 or otherwise, all of which shall be sent by hand or overnight delivery) and addressed as follows:

If to MSG:
MSG Las Vegas, LLC
c/o MSG Sports & Entertainment, LLC
Two Penn Plaza
New York, NY 10121
Attn: Executive Vice President, Development and Construction
MSG Las Vegas, LLC
c/o MSG Sports & Entertainment, LLC
Two Penn Plaza
New York, NY 10121
Attn: General Counsel
              and
Rider Levett Bucknall
Two Financial Center, Suite 810,
60 South St, Boston, MA 02111

With a copy to:	Seyfarth Shaw LLP 620 Eighth Avenue New York, New York 10018 Attention: Alison Ashford, Esq.

If to Contractor:
Hunt Construction Group Inc. (d/b/a AECOM Hunt)
2450 South Tibbs Avenue
Indianapolis, IN 46241
Attn: Robert May
             and
Hunt Construction Group Inc. (d/b/a AECOM Hunt)
7720 N. 16th St., Suite 100
Phoenix, AZ 85020
Attn: Jose Pienknagura, Esq.

19.2
Contractor shall have the right to deliver any plans, reports, communications or other deliveries required or permitted to be delivered through the online system described in Section 3.17.1 (in lieu of the methods specified in Section 19.1) unless they involve (a) the occurrence of a casualty, commencement of litigation, filing of a mechanic’s lien or notice of violation of Applicable Law, (b) an allegation of breach of or default under this Agreement, or (c) Claims, including for schedule or cost adjustments pursuant to this Agreement.

19.3
Written notices are required whether or not MSG is aware of the existence of any circumstances which might constitute a basis for a Claim and whether or not MSG has indicated it will consider a Claim. Since merely oral notice may cause disputes as to the existence or substance thereof, and since notice, even if written to other than MSG’s representative above designated to receive it may not be sufficient to come to the attention of the representative of MSG with the knowledge and responsibility of dealing with the situation, only written notice and information complying with the express provisions of Article 19 shall be deemed to fulfil a Party’s obligations under this Agreement, even where another term of this Agreement that refer to “notice” is not preceded by the word “written”.

ARTICLE 20
CONFIDENTIALITY
20.1Confidentiality.

20.1.1
The terms of the Contract Documents and any and all information or materials obtained by Contractor from MSG, Lessor or any agents, representatives or Affiliates of either of them in conjunction with or incidental to performing the Work hereunder are confidential and shall not be disclosed by Contractor, any Subcontractor, or any of their respective Affiliates, employees, or agents, to any third party without MSG’s or Lessor’s prior written consent; provided that Contractor may disclose such information to a Governmental Authority as may be required to perform the Work or to Contractor’s employees, attorneys, consultants, insurers, and Subcontractors who have a need to know such information and Contractor shall ensure that its employees, attorneys, consultants, insurers, and Subcontractors maintain the confidentiality thereof on terms substantially similar to the terms set forth in this Section 20.1.

20.1.2
Any and all information obtained by MSG from Contractor regarding Contractor’s costs, accounting, or finances in connection with the Contract Documents is confidential and shall not be disclosed by MSG or by any of its agents, employees or representatives without Contractor’s prior written consent; provided that MSG may disclose such information to (i) governmental authorities as necessary to complete the Work; (ii) its employees, attorneys, accountants, cost consultants, potential equity investors, and insurers who have a need to know such information, each of whom must agree to maintain the confidentiality thereof; (iii) the extent disclosure is required or advisable by law, statute, rule, regulation, or judicial process (including, but not limited to, applicable securities laws), and (iv) any regulator having jurisdiction over the Project including, but not limited to, any securities regulatory authority, including rating agencies and national securities exchanges, to which MSG is subject.

20.1.3
The provisions of this Section 20.1 shall survive termination of the Contract Documents. This provision shall not apply to information that comes into the public domain (except to the extent that it comes into the public domain as a result of a disclosure prohibited by the foregoing provisions of this Section 20.1) or is required to be disclosed by any Applicable Laws.

20.2Publicity/Promotion Prohibition.

20.2.1
Contractor shall not display or distribute any advertising signs or notices of any kind whatsoever at the Site, except signs required by law or for public safety, without the prior written permission of MSG in each instance. Any such permission given shall be revocable at any time thereafter without prior notice to Contractor and at the sole discretion of MSG. Additionally, Contractor hereby covenants and agrees not to use the name of the Project or Site, or any variation thereof, or any other trademarks or logotypes now or hereafter used by the Project or MSG, in any manner without the prior written approval of MSG. In the event of such approval, Contractor may use the name of the Site or MSG only in the manner and at such times as prescribed in such approval.
20.3Remedy for Breach or Threatened Breach

20.3.1
If any Party breaches, or threatens to commit a breach of, any of the provisions of this Article 20, the other Party shall have all rights and remedies available to such persons at law or in equity under this Agreement or otherwise, including, without limitation, the right and remedy of injunctive relief (without the necessity of posting any bond or security) and to have each and every one of the restrictive covenants in this Article 20 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of these restrictive covenants would cause irreparable injury and that money damages would not provide an adequate remedy.

ARTICLE 21
REPRESENTATIONS AND WARRANTIES
21.1Representations And Warranties.

21.1.1
Contractor represents and warrants the following to MSG (in addition to any other representations and warranties contained in the Contract Documents) as a material inducement to MSG to execute this Agreement, which representations and warranties shall be continuing throughout performance of the Work and shall survive the execution and delivery of this Agreement, any termination of this Agreement and Final Completion of the Work:

21.1.1.1	Contractor is financially solvent, able to pay all debts as they mature, and possesses sufficient working capital to complete the Work and perform all obligations hereunder;

21.1.1.2
Contractor is able to furnish the plant, tools, materials, supplies, equipment, and labor required to complete the Work and perform its obligations hereunder and has sufficient experience and competence to do so;

21.1.1.3	Contractor’s execution of this Agreement and performance thereof are within the Contractor’s duly authorized powers;

21.1.1.4
Contractor’s duly authorized representative has visited the Site, is familiar with the local conditions under which the Work is to be performed, and has correlated observations with the requirements of the Contract Documents; and

21.1.1.5
Contractor is a large, sophisticated contractor who possesses a high level of experience and expertise in the business administration, construction, and superintendence of projects of the size, complexity, and nature of this particular Project and will perform the Work in accordance with the Standard of Care.

21.2Licensing Requirements.

21.2.1
Contractor represents and warrants that it is authorized to do business in the State of Nevada and is properly licensed to perform the Work by all necessary Governmental Authorities (including local governments, counties, cities, and municipalities) having jurisdiction over Contractor, the Work and the Project. Contractor may satisfy licensing requirements concerning its design and engineering services through the design professionals it retains to perform those services if they are properly licensed. Contractor has no reason to believe that any approval required to be obtained by Contractor from a Governmental Authority for the execution of the Work will not be granted in due course and thereafter remain in effect so as to enable the Work to proceed in accordance with the Contract Documents.
21.3Survival.
All of the representations, warranties and indemnifications made in, required by or given in accordance with the Contract Documents, the Work or the Project, which are expressly stated to survive or which by their nature survive, as well as all continuing obligations under the Contract Documents, shall survive (a) termination of the Agreement, and (b) Final Completion.
ARTICLE 22
DISPUTE RESOLUTION

22.1Dispute Resolution Procedures.

22.1.1	Any Claim or dispute arising out of or relating to this Agreement shall be resolved in accordance with, the dispute resolution procedures set forth in this Article 22.

22.1.2
In the event of any dispute between MSG and Contractor that arises under or in connection with this Agreement or the Work (a “Dispute”), Contractor shall continue to perform as required under the Agreement notwithstanding the existence of such Dispute. In the event of such a Dispute, MSG shall continue to pay Contractor as provided in this Agreement, excepting only such amount as may be disputed.

22.1.3
If any event or circumstance gives rise to a Dispute, the aggrieved party (the “Disputing Party”) shall promptly notify (each such notice, a “Dispute Notice”) the other party (the “Responding Party”) of such Dispute. At the next project meeting following delivery of such Dispute Notice, Contractor and MSG shall reserve time at the end of such project meeting to attempt to resolve such Dispute at the field level through discussions between Contractor’s project manager and MSG’s representative (such meeting the “Initial Meeting”). If any Dispute is not resolved through such discussions within thirty (30) Days after delivery of such Dispute Notice, then Contractor’s Designated Senior Representative and MSG’s Designated Senior Representative, upon the request of either Party, shall meet as soon as conveniently possible, but in no case later than thirty (30) Days after delivery of such Dispute Notice, to attempt to resolve such Dispute (such meeting the “Designated Representatives Meeting”). If a Party intends to be accompanied at a meeting by an attorney, the other Party shall be given at least five (5) Days’ notice of such intention and may also be accompanied by an attorney. Both Parties may change their Designated Senior Representative from time to time upon written notice to the other Party.

22.1.4
Unless the Parties otherwise agree, if a Dispute has not been settled or resolved within one hundred (100) Days after delivery of such Dispute Notice, then either Party may initiate litigation. Any litigation based on, or arising out of, under, or in connection with, the Agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Parties in connection herewith or therewith, shall be brought and maintained in a court of competent jurisdiction located in Las Vegas, Clark County, Nevada.

22.1.5
Either Party may commence litigation on any Dispute without complying with the process set forth in Sections 22.1.3, and 22.1.4 if, at the time such litigation is commenced, the applicable statute of limitations period for such Dispute is less than thirty (30) Days from expiring. If a Dispute relates to or is the subject of a mechanic’s lien, Contractor may proceed in accordance with Applicable Law to comply with the lien notice or filing deadlines.

22.1.6	In any Dispute between MSG and Contractor, the prevailing Party shall be awarded its reasonable attorneys’ fees and costs.

22.1.7
THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

22.1.8
Nothing herein shall prejudice the right of a Party to commence litigation seeking urgent relief to prevent imminent irreparable harm in respect of a Dispute arising under or in connection with this Agreement.

ARTICLE 23
CLAIMS

23.1	To the extent permitted by law, Contractor agrees that MSG will not be liable to Contractor and Contractor is not entitled to make any Claim or recover as a Cost of the Work:

23.1.1
arising out of, or in any way in connection with, any breach of this Agreement by MSG, any direction, consent or approval by MSG, any other act or omission of MSG or its employees or agents, or the subject matter of this Agreement;

23.1.2	under any provision of this Agreement;

23.1.3	in tort (including for negligence), for strict liability, under any law or statute, for restitution based on unjust enrichment or for rectification; or

23.1.4	for payment or compensation on any other legal or equitable basis, if Contractor has not given to MSG:

23.1.5
a prescribed notice for the Claim within ten (10) Business Days of the first day on which Contractor became aware, or should reasonably have become aware of the breach, direction, consent, approval, act, omission or other event, fact, matter or circumstance on which the Claim is based; and

23.1.6
in the case where the relevant breach, direction, consent, approval, act, omission or other event, fact, matter or circumstance is ongoing, weekly (or such other frequency as the Parties may mutually agree) updates of the prescribed notice until the breach, direction, consent, approval, act, omission or other event, fact, matter or circumstance has ceased.

23.2	A ‘prescribed notice’ is a notice in writing that is endorsed ‘Prescribed Notice under Article 23 and includes particulars of all of the following:

23.2.1	the breach, act, omission, direction, consent, approval, event, fact, matter or circumstance on which the Claim is or will be based;

23.2.2	the provision of this Agreement or other basis for the Claim;

23.2.3	the quantum or likely quantum of the Claim; and

23.2.4	any measures taken by Contractor to reduce the impact of the breach, act, omission, direction, consent, approval, event, fact, matter or circumstance on which the Claim is based.

23.3
The amount (if any) of any Claim that Contractor has notified in accordance with this Article 23 will be valued, and the Incentive Benchmark adjusted, under whichever parts of Article 6 are applicable having regard to the nature of the Claim and after taking into account measures that were reasonably available to Contractor to reduce the impact of the breach, act, omission, direction, consent, approval, event, fact, matter or circumstance on which the Claim is based.

23.4    This Article 23 does not apply to any claim for:

23.4.1	an Application for Payment pursuant to this Agreement;

23.4.2	payment of a Construction Change Directive that has been directed in writing by MSG under Section 6.3; or

23.4.3	an adjustment to the Substantial Completion Date under Article 5, but nothing in this Article 23 limits the operation or effect of any other notice provision, time-bar provision, condition precedent or limitation or exclusion clause in this Agreement.

23.5
MSG and Contractor waive Claims against each other for consequential, indirect and incidental damages arising out of or relating to this Agreement or the Project; provided, however, that the foregoing waiver shall not apply to:

23.5.1	MSG’s recovery from Contractor of Daily Delay Liquidated Damages and Long Stop Completion Liquidated Damages, subject to the caps thereon established in Schedule I;

23.5.2	the Termination Costs referred to in Section 18.2.2(b), subject to the cap on Termination Costs established in Section 18.2.2 with respect to Section 18.2.2(b);

23.5.3
MSG’s recovery from a Contractor Party for a failure by a Contractor Party’s to comply with its tax obligations hereunder and any fines, levies, fees or expenses imposed by a Governmental Authority against MSG as a result of a Contractor Party’s breach of its obligations under this Agreement;

23.5.4
such consequential, indirect and incidental damages, losses and costs arising from (a) any third party claim to the extent a Contractor Party is required to provide indemnification of the MSG Parties pursuant to this Agreement, and (b) any claim (not covered by Section 23.5.4(a)) to the extent a Contractor Party is required to provide indemnification of the MSG Parties pursuant to this Agreement, with the understanding that this Section 23.5.4(b) shall be subject to a maximum cumulative cap on all such consequential, indirect and incidental damages, losses and costs equal to [*****];

23.5.5	all damages, losses and costs to the extent paid by insurance proceeds from any applicable insurance maintained by either Party; and

23.5.6	a Contractor Party’s or MSG Party’s gross negligence, fraud or willful misconduct.
ARTICLE 24
ETHICAL OBLIGATIONS
24.1Equal Opportunity.

24.1.1
MSG is committed to equal opportunity in employment and in the awarding of contracts for goods and services. It is the policy of MSG to seek and employ the best-qualified individuals for all job opportunities. MSG prohibits unlawful discrimination against any employee or applicant for employment on the basis of race, color, national origin, ancestry, sex, sexual orientation, age, religion, physical or mental disability, medical condition, veteran status, marital status, or any other characteristic protected under federal or state law. This policy applies to all areas of employment, including hiring, awarding contracts, training, promotion, demotion, transfer, layoff, termination, and compensation. Contractor and its Subcontractors are required to abide by any affirmative action requirements imposed upon MSG pursuant to Applicable Law or any other applicable affirmative action requirements of which MSG has notified Contractor in advance and in writing.
24.2Harassment or Offensive Behavior.

24.2.1
MSG is committed to maintaining a work environment that is free of harassment and offensive behavior and such behavior is strictly prohibited by MSG. Neither Contractor nor any of its Subcontractors shall engage in any harassment or offensive behavior in connection with this Agreement or the Project. Contractor shall immediately address any claim of harassment or offensive behavior involving it or its Subcontractors, properly discipline any person determined to have engaged in such conduct, including dismissal or removal from the Project where appropriate, and use its best efforts to ensure that such conduct does not reoccur.

24.3Ethical Standards.

24.3.1
Contractor shall observe high ethical standards and comply with all Applicable Law governing ethical conduct or conflicts of interest. Neither Contractor, nor any person associated with Contractor (including a Subcontractor), shall provide (or seek reimbursement for) any gift, gratuity, favor, entertainment, loan or other thing of value to any official, director, employee, agent or representative of MSG not in conformity with Applicable Law.

24.3.2
Contractor shall not engage the services of any person or persons in the employment of MSG for any services required, contemplated or performed under this Agreement. Contractor may not assign to any former MSG employee or agent who has joined Contractor’s firm any matter on which the former employees, while in the employ of MSG, had material or substantial involvement in the matter. Contractor may request a waiver to permit the assignment of such matters to former MSG personnel on a case-by-case basis. Contractor shall include in every Subcontract a provision substantially similar to this Article so that such provision shall be binding upon each Subcontractor.

24.3.3
Contractor represents and warrants that it did not, directly or indirectly, engage in any collusive or other anti-competitive behavior in connection with the award of the Contract and will not engage in any such conduct with respect to the Project or its performance of the Work. Contractor shall procure the same representation and warranty from each Subcontractor in each Subcontract.

24.3.4
Contractor shall have in place and follow, and shall ensure that its Subcontractors have in place and follow, policies and procedures to prevent and detect possible violations described in this Section 24.3.

24.3.5
Contractor agrees, and shall procure the agreement of its Subcontractors, that MSG shall have the right to audit Contractor’s and each Subcontractor’s books and records to ensure compliance with this Article 24 and agrees to provide such information and other assurances of compliance with this Article 24 as MSG may request from time to time.

24.3.6	This provision shall survive termination of this Agreement. A breach of this Article 24 shall constitute a material breach of this Agreement.

ARTICLE 25
MISCELLANEOUS PROVISIONS
25.1Governing Law.

25.1.1	This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law.
25.2Entire Agreement.

25.2.1
The Contract Documents represent the entire and integrated agreement between MSG and Contractor and supersede all prior negotiations, representations or agreements, either written or oral, including the Preconstruction Services Agreement and the LNTP. The Contract Documents may be amended only by written instrument signed by both MSG and Contractor or a Construction Change Directive issued by MSG.

25.3Schedules.

25.3.1	All Schedules (including all attachments to such Schedules) referenced in this Agreement are an integral part of the Contract Documents.
25.4Relationship of the Parties.

25.4.1
Contractor is an independent contractor and shall not be deemed an agent, employee or partner of MSG. Nothing contained in this Agreement shall be construed as constituting a joint venture, partnership or similar relationship between Contractor and MSG for any purpose, including federal, state and local income tax purposes. In no event shall either party take a position in any tax return or other writing of any kind that a partnership, joint venture or similar relationship exists.

25.5Third Parties.

25.5.1	Nothing contained herein shall be deemed to give any third party any claim or right of action against MSG or Contractor that does not otherwise exist without regard to this Agreement.
25.6Counterparts.

25.6.1
This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

25.7Remedies.

25.7.1
Except as otherwise expressly provided in the Contract Documents, all rights and remedies provided to either Party in the Contract Documents are in addition to all other rights and remedies available to that Party at law or in equity.

25.8Successors and Assigns.

25.8.1
MSG and Contractor, respectively, bind themselves, their successors and assigns to the other Party to this Agreement, and to the successors and assigns of such other Party with respect to all covenants and obligations of the Contract Documents.

25.9	Assignment.

25.9.1
Contractor shall not assign or transfer any interest in this Agreement without the prior written consent of MSG. MSG may, without the consent of Contractor, assign this Agreement to an Affiliate or related party, or any lender or financial or other institution providing funding for the Project. MSG may otherwise assign this Agreement without the consent of Contractor provided that (i) MSG gives fourteen (14) Days advance notice to Contractor; and (ii) such assignee assumes all of the obligations of MSG as otherwise set forth under this Agreement and is capable of fully satisfying all obligations owed by MSG, including payment obligations, after the date of assignment.

25.10	Liability.

25.10.1
This Agreement is executed by MSG in its own capacity and not as agent for or representative of any other Person. Contractor acknowledges and agrees that it shall look only to the funds and property of MSG for payment or satisfaction of any claim arising out of or in connection with this Agreement or the Work.

25.11Survival.

25.11.1	The obligations of MSG and Contractor hereunder that are expressly deemed to survive expiration or earlier termination of this Agreement shall survive such termination or expiration.
25.12Severability.

25.12.1
If any term, covenant, restriction or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement (or the application of such term, covenant restriction or condition to Persons or circumstance, other than those with respect to which it is invalid or unenforceable) shall not be affected thereby and each term, covenant, restriction and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

25.13No Waiver.

25.13.1
A failure by either Party to insist on the performance of any of the other Party’s obligations under this Agreement shall not be construed as a waiver, modification or relinquishment of such obligations or right with respect to future performance. The consent or approval by either Party of any act by the other Party requiring such Party’s consent or approval shall not be construed to waive or render unnecessary the requirement for that Party’s consent or approval of any subsequent similar act by the other Party. The payment by MSG of any amount due hereunder with knowledge of a breach of any provision of this Agreement shall not be deemed a waiver of such breach. No provision of this Agreement shall be deemed to have been waived unless such waiver shall be in writing signed by the Party to be charged.

[EXECUTION PAGE TO FOLLOW]

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the day and year first written above.

MSG LAS VEGAS, LLC
By: /s/ Andrew Lustgarten
Name: Andrew Lustgarten
Title: President
HUNT CONSTRUCTION GROUP INC. (D/B/A AECOM HUNT)
By: /s/ Jay Badame
Name: Jay Badame
Title: Director

SCHEDULE A
APPLICABLE PROVISIONS OF GROUND LEASE

1.10	“Bridge Construction Drawings” is defined in Section 5.7.4.

1.11	“Bridge DD Documents” is defined in Section 5.7.3.

1.12.	“Bridge Schematic Drawings” is defined in Section 5.7.2.

1.20	“Construction Commencement Date” is defined in Section 5.3.

1.26.	“Development” shall mean the construction of the entire Project set forth on the approved Plans.

1.27	“Development Completion” shall mean substantial completion of the Development, as evidenced by the issuance of a temporary or permanent certificate of occupancy.

1.28
“Development Completion Date” shall mean the date upon which Development Completion occurs as evidenced by a notice from Lessee to Lessor promptly following Development Completion, which notice shall contain a copy of all applicable certificates of occupancy evidencing that the Development Completion Date has occurred.

1.39.
“Hazardous Material” shall mean any substance, material or waste (regardless of physical form or concentration) that is (a) toxic, radioactive, hazardous, explosive, carcinogenic, ignitable, corrosive, reactive or words of similar meaning or regulatory effect under Environmental Laws; or (b) restricted or regulated under any Environmental Laws. Without limiting the foregoing, “Hazardous Materials” includes petroleum, petroleum products and by-products including gasoline, diesel fuel or other petroleum hydrocarbons; asbestos and asbestos-containing materials, in any form, whether friable or nonfriable; polychlorinated biphenyls; and radon gas.

1.46. “Interconnection Point” is defined in Section 5.7.1.

1.90.	“Plans” is defined in Section 5.2.

1.121.
“Unpermitted Lien” shall mean any mechanic’s, materialman’s, material supplier’s, or vendor’s statutory lien or similar lien arising out of work, labor services, equipment or materials supplied to Lessee or on behalf of Lessee in connection with the initial construction or subsequent alterations to the Property by Lessee, which lien is recorded against Lessor’s interest in the Premises, as owner, or is filed against the leasehold estate and subsequently attaches to the Lessor’s interest in the Premises by operation of law.

4.2. Use of Hazardous Materials by Lessee. Lessee shall not, and Lessee shall not permit its tenants, agents, contractors, employees, or invitees to, generate, treat, store, dispose of, or otherwise deposit Hazardous Materials in, on, under or about or allow Hazardous Materials to emanate from the Property or any portion thereof, including, without limitation, into the surface waters and subsurface waters thereof in violation of Applicable Laws. Hazardous Materials may be transported to and from the Premises, and may be stored, generated, or used and disposed of at the Premises, by Lessee and its agents and employees, so long as such transport, storage, generation, or use and disposal is (i) ancillary to the ordinary course of business, (ii) in quantities customarily used in the ordinary course of business, and (iii) conducted in full compliance with all Applicable Laws.

5.1.
Delivery of Site; Lessee’s Intention to Construct. On the Lease Commencement Date, Lessor shall deliver the Premises to Lessee free and clear of all trailers, equipment, or other personal property, and with all existing improvements removed other than paved surface parking, light poles, or perimeter fencing. Lessee shall develop and construct the Project on the Premises in accordance with the Building Standard, at its sole cost and expense, inclusive of any and all cost overruns, but subject to the TI Allowance. Lessee shall be solely responsible, at its sole cost and expense, for compliance with all Applicable Laws, including obtaining all necessary zoning changes, conditional use permits, variances, permits, approvals and all other necessary land use approvals, in connection with the construction of any Improvements on the Premises (it being acknowledged by the parties that Lessee has already obtained the Project Entitlements as of the date hereof, and it being further agreed that, subject to Lessor’s limited approval rights as set forth in the last sentence of Section 8, Lessor shall cooperate in good faith with Lessee in the processing of any further applications for and pursuit of any of the land use approvals described herein at no out of pocket cost or expense to Lessor).

5.2.
Plans and Specifications. Lessor acknowledges that in connection with Lessee obtaining the Project Entitlements, Lessor has previously approved the general architectural character of the exterior building design as set forth on the concept drawings for the Project listed on Schedule J (collectively, the “Plans”) in accordance with the terms and conditions of the Agreement to Lease. Lessee shall not engage in any Material Modification of the Plans without the prior written approval of Lessor, such approval not to be unreasonably withheld, conditioned, or delayed. Following completion of the Development of the Premises pursuant to the approved Plans, this Section 5.2 shall no longer apply, and any alterations of and additions to the Project shall be subject to the terms of Section 8.

5.3.
Manner of Construction. Lessee shall be solely responsible for the design and construction of the Project in material compliance with Applicable Laws and any Permitted Exceptions. Lessee shall also comply with the provisions set forth in Schedule E attached hereto and incorporated herein by reference. Lessee shall record all notices of completion as may be required under Applicable Laws or good construction practices. Lessee shall commence construction of work on the foundations for the Venue (as opposed to pre-construction activities) no later than eighteen (18) months after the Lease Commencement Date, subject to extension on a day for day basis for each day of delay due to Force Majeure or Lessor Delay (the “Construction Commencement Date”) (provided, however, that any Force Majeure delays shall not extend the Construction Commencement Date by more than one hundred eighty (180) days after the date that is eighteen (18) months after the Lease Commencement Date), and shall diligently pursue construction of the Project thereafter. Lessee shall have achieved Development Completion and the Development Completion Date shall have occurred no later than three (3) years after the earlier to occur of (1) the actual date of commencement of work on the foundations for the Venue (as opposed to pre-construction activities) and (2) the Construction Commencement Date, subject to extension on a day for day basis for each day of delay due to Force Majeure or Lessor Delay (the “Outside Development Completion Date”) (provided, however, that Force Majeure extensions shall not be available during the period between (x) the date if any that an arbitrator determines pursuant to a binding ruling (in accordance with Section 39.15) that Lessee was not diligently pursuing construction of the Project after the Construction Commencement Date in accordance with this Section 5.3, and (y) the date that Lessee subsequently cures such default and resumes diligent pursuit of the construction). Throughout the construction process, Lessee will consult and coordinate with Lessor (with update meetings to occur no less frequently than quarterly).

5.7.	Pedestrian Bridge.

5.7.1.
The Plans include a pedestrian bridge (the “Bridge”), to be constructed by Lessee to connect the Project to the Venetian/Palazzo hotel complex at a point of interconnection (the “Interconnection Point”).

5.7.2.
Lessor and Lessee shall cooperate in good faith in the implementation of the Bridge at the Interconnection Point, consistent with the Concept Drawings that were approved as part of the Agreement to Lease. In that regard, Lessee shall prepare and submit to Lessor, at Lessee’s expense, schematic drawings with respect to the design specifications of the Bridge, including the Interconnection Point (the “Bridge Schematic Drawings”). Within thirty (30) days of receiving the Bridge Schematic Drawings, Lessor shall determine whether to approve (a) the Interconnection Point and (b) any other points where the Bridge physically connects to the Sands Expo Center improvements or land (collectively, “Other Physical Connection Points”), such approval not to be unreasonably withheld, conditioned, or delayed. Any disapproval shall be in writing and shall specify the specific reasons for the denial and the changes to the Bridge Schematic Drawings that would render them acceptable, at which time Lessor and Lessee shall promptly meet and confer in good faith to resolve such issues. If Lessor fails to respond to the above request for approval within thirty (30) days of receipt of the Bridge Schematic Drawings, then Lessee may send Lessor a second notice requesting Lessor’s approval of the Bridge Schematic Drawings, which notice shall be in accordance with the Deemed Approval Process set forth in Section 34 hereof. If Lessor fails to respond to such second notice within fifteen (15) days, Lessor shall be deemed to have approved such Bridge Schematic Drawings. Notwithstanding the foregoing, if Lessor, in connection with its review of the Bridge Schematic Drawings, desires to make any changes from what was previously approved by Lessor in the Concept Drawings that were approved as part of the Agreement to Lease, then any direct incremental cost increases (including the costs of revising the Bridge Schematic Drawings) associated with such relocation shall be borne by Lessor.

5.7.3.	Subsequent to the approval of the Bridge Schematic Drawings in accordance with Section 5.7.2 above, Lessee shall prepare and submit to Lessor, at Lessee’s expense, design development drawings consistent with the Bridge Schematic Drawings (the “Bridge DD Documents”). Within thirty (30) days of receiving the Bridge DD Documents, Lessor shall determine whether to approve (a) the Interconnection Point and (b) any Other Physical Connection Points, in each case only to the extent that the Bridge DD Documents disclose new information not previously shown on the Bridge Schematic Drawings, such approval not to be unreasonably withheld, conditioned, or delayed. Any disapproval shall be in writing and shall specify the specific reasons for the denial and the changes to the Bridge DD Documents that would render them acceptable, at which time Lessor and Lessee shall promptly meet and confer in good faith to resolve such issues. If Lessor fails to respond to the above request for approval within thirty (30) days of receipt of the Bridge DD Documents, then Lessee may send Lessor a second notice requesting Lessor’s approval of the Bridge DD Documents, which notice shall be in accordance with the Deemed Approval Process set forth in Section 34 hereof. If Lessor fails to respond to such second notice within fifteen (15) days, Lessor shall be deemed to have approved such Bridge DD Documents. Notwithstanding the foregoing, if Lessor, in connection with its review of the Bridge DD Documents, desires to make any changes from what was previously approved by Lessor in the approved Bridge Schematic Drawings, then any direct incremental cost increases (including the costs of revising the Bridge DD Documents) associated with such relocation shall be borne by Lessor.

5.7.4.
Subsequent to the approval of the Bridge DD Documents in accordance with Section 5.7.3 above, Lessee shall prepare and submit to Lessor, at Lessee’s expense, construction drawings with respect to the Bridge, including the Interconnection Point (the “Bridge Construction Drawings”). Within thirty (30) days of receiving the Bridge Construction Drawings, Lessor shall determine whether to approve (a) the Interconnection Point and (b) any Other Physical Connection Points, in each case only to the extent that the Bridge Construction Drawings disclose new information not previously shown on the Bridge DD Documents, such approval not to be unreasonably withheld, conditioned, or delayed. Any disapproval shall be in writing and shall specify the specific reasons for the denial and the changes to the Bridge Construction Drawings that would render them acceptable, at which time Lessor and Lessee shall promptly meet and confer in good faith to resolve such issues. If Lessor fails to respond to the above request for approval within thirty (30) days of receipt of the Bridge Construction Drawings, then Lessee may send Lessor a second notice requesting Lessor’s approval of the Bridge Construction Drawings, which notice shall be in accordance with the Deemed Approval Process set forth in Section 34 hereof. If Lessor fails to respond to such second notice within fifteen (15) days, Lessor shall be deemed to have approved such Bridge Construction Drawings. Notwithstanding the foregoing, if Lessor, in connection with its review of the Bridge Construction Drawings, desires to make any changes from what was previously approved by Lessor in the approved Bridge DD Documents, then any direct incremental cost increases (including the costs of revising the Bridge Construction Drawings) associated with such relocation shall be borne by Lessor.

5.7.5.
Throughout the Bridge construction process, Lessee will consult and coordinate with Lessor (with update meetings to occur no less frequently than quarterly). Without limiting the generality of the foregoing, in the course of construction of the Project in accordance with the terms and conditions of this Lease, Lessor and Lessee shall cooperate in good faith on issues related to construction staging, crane overhang, and construction parking.

5.7.6.
Lessee shall use commercially reasonable efforts to cause Lessor to be named as a third-party beneficiary of any contractor or manufacturer warranties in favor of Lessee in respect of the construction of the Interconnection Point and any other portion of the Bridge located on the Sands Expo Center property.

5.7.7.
In the course of construction of the Bridge, Lessee shall comply with the terms and conditions of all agreements with Wynn Sunrise LLC, a Nevada limited liability company (“Wynn”), pertaining to the Bridge and recorded against title to the Premises (collectively, and as may be amended from time to time by Wynn and Lessee, the “Wynn Bridge Agreements”). Lessor shall reasonably cooperate with Lessee, at no out of pocket cost or expense to Lessor, in connection with any amendments or assignments of or supplements to the Wynn Bridge Agreements necessary for the construction and operation of the Project, provided that any such amendments do not result in a material adverse impact on the Venetian/Palazzo Resort or the Sands Expo Center.

5.8.
Cooperation. Lessor, as the fee owner of the Premises, shall provide the appropriate authorizations and signatures on applications and other documents so as to permit Lessee to develop, construct, install, maintain, operate, or repair the Project, at no out-of-pocket expense to Lessor. Lessor shall not (i) take and/or express positions adverse to and/or otherwise interfere with the development, construction, installation, maintenance, operation, and/or repair of the Improvements during the Lease Term except as expressly permitted under this Lease, or (ii) without the prior approval of Lessee, not to be unreasonably withheld, conditioned, or delayed, initiate contact or participate in any meetings with any governmental authority having jurisdiction over the Premises or any portion thereof to discuss matters relating to the development of the Premises or the Project; provided, however, that the restriction in this clause (ii) shall not apply during the last year of the Term of the Lease to the extent that Lessor intends to process any redevelopment approvals for the Premises related to the period from and after the expiration of the Lease. The Parties shall reasonably cooperate and coordinate with one another regarding construction activities taking place at the Premises and related to construction efforts with respect to the Bridge (including the Interconnection Point), including without limitation the granting of any temporary construction licenses that may be reasonably required in order for Lessee to access Lessor’s property for such purposes, and Lessor shall, at no out of pocket cost or expense to Lessor, reasonably cooperate with Lessee’s efforts to interconnect all utilities to the Premises (including the Interconnection Point and Bridge) and reasonably consent to any such interconnections, as required.

6.	Environmental Matters; Premises Use.

6.1.
Indemnity for Hazardous Materials. Lessor hereby agrees to defend, protect, and indemnify the Lessee Parties, and to hold the Lessee Parties harmless from and against, any and all claims, demands, causes of action, judgments, losses, liabilities, costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising from the presence of any Hazardous Material located in, at, on or under the Premises if and to the extent the presence of such Hazardous Material is in violation of any Environmental Law (a) prior to the Lease Commencement Date or (b) as a result of the actions of Lessor or Lessor’s employees or agents, provided, however, that Lessor’s indemnification obligations hereunder shall not apply to the extent the presence or exacerbation of such Hazardous Materials is as a result of the actions of Lessee or Lessee’s employees, agents or invitees (it being understood that mere discovery of Hazardous Materials by Lessee shall not be considered exacerbation). Lessee hereby agrees to defend, protect, and indemnify the Lessor Parties, and to hold the Lessor Parties harmless from and against, any and all claims, demands, causes of action, judgments, losses, liabilities, costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising from the presence of any Hazardous Material located in, at, on or under the Premises (a) as a result of the actions of Lessee or Lessee’s employees, agents, contractors, invitees, tenants or subtenants in violation of any Environmental Law or (b) as prohibited by Section 4.2, provided, however, that Lessee’s indemnification obligations hereunder shall not apply to the extent the presence of such Hazardous Materials is as a result of the actions of Lessor or Lessor’s employees or agents. For purposes of this Section 6.1, the indemnifying party shall be referred to as the “Indemnitor” and the indemnified parties shall be referred to collectively as the “Indemnitee.”

6.2.
Notwithstanding any provision of this Lease to the contrary, Lessee shall have no obligation to indemnify Lessor or the Lessor Parties in respect of any contamination of ground water if such contamination was the result of the migration of Hazardous Materials to the Premises from real property other than the Premises, and was not caused by Lessee or Lessee’s employees, agents, contractors, invitees, tenants or subtenants. Lessee shall provide Lessor with prompt written notice of any contamination issue described in the previous sentence upon Lessee obtaining actual knowledge of same.

6.3.
Scope of Indemnification. In connection with any claim for indemnification under Section 6.1 above, Indemnitor shall indemnify and defend Indemnitee with counsel reasonably satisfactory to Indemnitee, to the extent provided in Section 6.1. This indemnification shall include without limitation (i) personal injury claims, (ii) the payment of liens, fines or penalties, (iii) damages for the loss of or restriction on the use of the Premises, whether temporary or permanent, (iv) sums reasonably paid in settlement of claims, (v) reasonable attorneys’ fees and experts’ fees, (vi) the reasonable cost of investigation of site environmental conditions required by law, (vii) the reasonable cost of remediation to achieve non-residential environmental cleanup standards required by any governmental authority pursuant to an Environmental Law and related repair and restoration. Subject to Section 6.4, any costs or expenses incurred by Indemnitee for which Indemnitor is responsible under this Section 6.3 or for which Indemnitor has indemnified Indemnitee shall be paid to Indemnitee in accordance with Section 6.5, or otherwise on demand.

6.4.
Claims for Indemnification. If an Indemnitee believes that it is entitled to indemnification pursuant to this Section 6, such Indemnitee shall give prompt written notice thereof to Indemnitor. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. Each such claim for indemnification shall expressly state that Indemnitor shall have only the ninety (90) day period referred to in the next sentence to dispute or deny such claim. Indemnitor shall have ninety (90) days following its receipt of such notice either (a) to acquiesce in such claim and Indemnitor’s responsibility to indemnify Indemnitee in respect thereof in accordance with the terms of this Section 6 by giving Indemnitee written notice of such acquiescence, or (b) to object to the claim by giving Indemnitee written notice of the objection. If Indemnitor does not acquiesce in such claim for indemnification within such ninety (90) day period, such claim shall be deemed to have been objected to by Indemnitor. If Indemnitor objects, or is deemed to have objected, to such claim for indemnification within such ninety (90) day period but it is subsequently determined by a court of competent jurisdiction that Indemnitee is entitled to indemnification from Indemnitor, interest shall be deemed to have accrued on the unpaid amount of such indemnification from the date on which Indemnitee tendered payment in satisfaction of the liability or liabilities giving rise to such claim for indemnification until full payment of the amount of such indemnification at a rate equal to the lesser of (i) ten percent (10%) per annum and (ii) the maximum amount permitted by law, and Indemnitee shall be entitled to payment of such interest from Indemnitor.

6.5.	Defense of Claims.
6.5.1. In connection with any claim which may give rise to indemnity under this Section 6 resulting from or arising out of any claim or proceeding against an Indemnitee by a Person that is not a party to this Lease, Indemnitor may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice sent at any time to the relevant Indemnitee, assume the defense of any such claim or proceeding if Indemnitor acknowledges to Indemnitee Indemnitee’s right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties) and provides assurances, reasonably satisfactory to Indemnitee, that Indemnitor will be financially able to satisfy the amount of such claim in full if such claim or proceeding is decided adversely.
6.5.2. If Indemnitor assumes the defense of any such claim or proceeding, Indemnitor shall select counsel reasonably acceptable to Indemnitee to conduct the defense of such claim or proceeding, shall take all steps reasonably necessary in the defense or settlement thereof, shall at all times diligently and promptly pursue the resolution thereof, and shall bear all costs and expenses in connection with defending against such claim or proceeding. If Indemnitor shall have assumed the defense of any claim or proceeding in accordance with this Section 6.5, Indemnitor may consent to a settlement of, or the entry of any judgment arising from, any such claim or proceeding only with the prior written consent of Indemnitee, not to be unreasonably withheld, conditioned or delayed; provided, that Indemnitor shall pay or cause to be paid all amounts arising out of such settlement or judgment either concurrently with the effectiveness thereof or shall obtain and deliver to Indemnitee prior to the execution of such settlement a general release executed by the Person not a party hereto, which general release shall release Indemnitee from any liability in such matter; provided, further, that Indemnitor shall not be authorized to encumber any of the assets of Indemnitee or to agree to any restriction that would apply to Indemnitee or to its conduct of business; provided, further, that a condition to any such settlement shall be a complete release of Indemnitee and its Affiliates, trustees, officers, employees, consultants and agents with respect to such claim. Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of their Affiliates, officers, employees, consultants and agents to, cooperate fully with Indemnitor in the defense of any claim or proceeding being defended by Indemnitor pursuant to this Section 6.5.
6.5.3. If Indemnitor does not assume the defense of any claim or proceeding resulting therefrom in accordance with the terms of this Section 6.5, Indemnitee may defend against such claim or proceeding in such manner as it may deem appropriate, including settling such claim or proceeding after giving notice of the same to Indemnitor, on such terms as Indemnitee may deem appropriate. If Indemnitor seeks to question the manner in which Indemnitee defended such claim or proceeding or the amount of or nature of any such settlement, Indemnitor shall have the burden to prove by a preponderance of the evidence that Indemnitee did not defend such claim or proceeding in a reasonably prudent manner.

6.6.
Definition of “Lessor Parties” and “Lessee Parties”. The term “Lessor Parties” shall mean and include each and all of Lessor and Lessor’s trustees, members, managers, shareholders, directors, officers, employees, agents, contractors, assigns and any successors to Lessor’s interest in the Premises, and (b) “Lessee Parties” shall mean and include each and all of Lessee and Lessee’s trustees, members, managers, shareholders, directors, officers, employees, agents, contractors, assigns and any successors to Lessee’s interest in the Property.

6.7.
Notice of Violations/Releases. Each party hereto shall immediately advise the other party in writing of, and if applicable provide the other party with a copy of: (a) any notices of violation or potential or alleged violation of any Environmental Laws that are received by such party with respect to the Property from any governmental authorities; (b) any and all inquiries, investigations, enforcement, cleanup, removal, or other governmental or regulatory actions instituted or threatened relating to Hazardous Materials on the Property; (c) all claims made or threatened by any third party against such party or the Property relating to any Hazardous Materials at or emanating from the Property; and (d) any release of Hazardous Materials on or about the Property that such party knows of or reasonably believes may have occurred.

8.
Alterations and Additions. Subject to the terms, provisions, covenants and conditions of this Lease, Lessee at its sole cost and expense may make Improvements on the Premises. In connection therewith, Lessee shall comply with the provisions set forth in Schedule E attached hereto and incorporated herein by reference. Subject to the terms of Section 21 hereof, Lessee may obtain financing for such Improvements, and any such financing may be secured by Lessee’s interest in the Property. During the Lease Term, all such Improvements shall be and remain the property of Lessee in accordance with Section 5.4. Lessor shall not have any design approval rights over Improvements except to the extent they relate to (a) the location and design of the Bridge, (b) the location and design of the Interconnection Point and any Other Physical Connection Points, or (c) a Material Modification, in each case with such approval not to be unreasonably withheld, conditioned, or delayed.

9.	Compliance with Applicable Laws.
10.1 Lessee Compliance. Subject to events of Force Majeure, events of Lessor Delay, and Section 12 relating to permitted contests and cure rights, Lessee at its sole cost and expense will promptly and diligently comply with all Applicable Laws.

11.	Liens.
11.1 Generally. Lessee will not directly or indirectly create, or permit the creation of, any mortgage, lien, security interest, encumbrance or charge on, pledge of or conditional sale or other title retention agreement with respect to the Premises or any part thereof, other than (a) this Lease and ancillary rights in favor of third parties as permitted herein; (b) a Leasehold Mortgage which is permitted under the terms of Section 21; (c) liens for Impositions not yet payable, or payable without the addition of any fine, penalty, interest or cost for nonpayment, or being contested as permitted by Section 12; (d) Permitted Exceptions; and (e) Unpermitted Liens, incurred in the ordinary course of business for sums which under the terms of the related contracts are not at the time due if adequate provision for the payment thereof shall have been made by Lessee. Lessee will provide Lessor with prompt written notice of any lien or notice of lien placed against the Premises, and Lessee will promptly thereafter remove and discharge any mortgage, lien, security interest, encumbrance or charge created by Lessee (or by any third party as a result of Lessee’s conduct) in violation of the preceding sentence. In the event that Lessee’s leasehold interest under the Lease is encumbered by a Leasehold Mortgage pursuant to the provisions of Section 21, Lessee shall (i) use commercially reasonable efforts to cause any Leasehold Mortgagee to provide to Lessor copies of any notices from such Leasehold Mortgagee alleging any non-compliance, breach or default by Lessee in respect of such Leasehold Mortgage (provided that Lessee shall be deemed to satisfy the requirements of this clause (i) if Lessee delivers to such Leasehold Mortgagee a written request to provide such notices to Lessor; and (ii) within ten (10) days after receipt of any such notice from Leasehold Mortgagee, provide to Lessor a copy of any such notice from such Leasehold Mortgagee alleging any non-compliance, breach or default under any of the loan documents regarding such Leasehold Mortgage (provided that so long as Lessor receives such notice pursuant to either clause (i) or (ii) above, Lessee shall be deemed to satisfy the requirements of this clause). Notwithstanding anything to the contrary contained in this Section 11, Lessee may enter into fixture financing arrangements for fixtures and equipment located on the Property, and Lessor agrees that Lessor’s claims to such fixtures and equipment, if any, shall be subordinate to any such fixture financing arrangements so long as such arrangements do not encumber Lessor’s interest in the Premises. If Lessee fails to remove, discharge or bond over any lien not otherwise described in (a) through (e) above including without limitation any Unpermitted Lien within thirty (30) days of its being placed against the Property, Lessor may do so, and Lessee shall reimburse Lessor for all costs incurred by Lessor in connection with removing such lien.

13.
Lessor’s Access Rights. Lessor and its agents, employees and representatives shall have the right to enter the Property at all reasonable times (except while an event is being held at the Premises) upon reasonable prior written notice for the purposes of (1) inspecting the Property for the purposes of determining Lessee’s compliance with the terms hereof, and (2) during the last twenty four (24) months of the Lease Term, Scheduleing the Property to other Persons, provided, however, that any such entry under clause (1) or (2) above shall be conducted in such a manner as to minimize interference with the business being conducted in and on the Property. A representative of Lessee shall have the right to be present upon any such entry by Lessee, provided Lessee makes such representative reasonably available for such entry.

14.	Mutual Indemnification.

14.1.
Lessee will defend, protect, indemnify, and hold Lessor harmless from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against Lessor, the Lessor Parties, or the Property or any portion thereof, by reason of the occurrence or existence of any of the following: (a) any accident, injury to, or death of persons (including workmen), or loss of or damage to property occurring in, on, under, or about the Property during the Lease Term, except to the extent caused by the gross negligence or willful misconduct of Lessor or Lessor’s agents, employees, invitees, or contractors; (b) any failure on the part of Lessee to perform or comply with any of the terms of this Lease; or (c) any non-compliance by Lessee with Applicable Laws, whether or not Lessee’s non-compliance with Applicable Laws would constitute an Event of Default under Section 24 below. In case any action, suit or proceeding is brought against Lessor by reason of any such occurrence, Lessor will notify Lessee of such action, suit, or proceeding, and upon Lessor’s request Lessee will, at Lessee’s sole cost and expense, resist and defend such action, suit, or proceeding. Notwithstanding the foregoing, Lessee shall neither have any liability nor any obligation to indemnify Lessor solely for the discovery of Hazardous Material on the Premises unless and to the extent provided under the terms of Section 6 hereof.

14.2.
Lessor will defend, protect, indemnify, and hold Lessee harmless from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against Lessee, the Lessee Parties, or the Property or any portion thereof, by reason of the occurrence or existence of any of the following: (a) any accident, injury to, or death of persons (including workmen), or loss of or damage to property occurring in, on, under, or about the Property prior to the Lease Term, except to the extent caused by the gross negligence or willful misconduct of Lessee or Lessee’s agents, employees, invitees, or contractors; or (b) any failure on the part of Lessor to perform or comply with any of the terms of this Lease. In case any action, suit or proceeding is brought against Lessee by reason of any such occurrence, Lessee will notify Lessor of such action, suit, or proceeding, and upon Lessee’s request Lessor will, at Lessor’s sole cost and expense, resist and defend such action, suit, or proceeding.

15.
Utility Services. Lessee shall be solely responsible (at its sole cost and expense) to procure and interconnect all utilities to the Premises (including the Interconnection Point and Bridge). Lessor shall, at no out of pocket cost or expense to Lessor, reasonably cooperate with Lessee’s efforts to interconnect all utilities to the Premises (including the Interconnection Point and Bridge) and reasonably consent to any such interconnections, as required. [*****].

18.	Insurance.

18.1
Generally. Lessee, at its sole cost and expense, shall procure and keep in full force until all of its obligations under this Lease have been discharged (or any additional periods described on Schedule I), insurance as set forth on Schedule I attached hereto. Lessor, at its sole cost and expense, shall maintain Commercial General Liability Insurance for claims arising from its ownership of the Premises with limits in an amount not less than [*****]. Insurance required to be maintained by Lessor or Lessee pursuant to this Section 18.1 may be provided under blanket policies covering other locations operated by Lessor or Lessee or any Affiliate of Lessor or Lessee.

18.2.
Delivery of Evidence of Insurance. Upon commencement of the Lease Term, Lessee will deliver to Lessor certificates of insurance showing the required coverage is in force (provided that Lessee may redact portions of any umbrella policies that are solely applicable to other projects), and thereafter Lessee shall use commercially reasonable efforts to deliver to Lessor certificates of insurance showing the required coverage is still in force not less than ten (10) days prior to the expiration of any policy required pursuant to this Section 18, but in any event, Lessee shall deliver to Lessor such certificates prior to the expiration of any policy required pursuant to this Section 18.

18.3.
Waiver of Subrogation. Neither Lessor nor Lessee shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income and benefits (even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees) if such loss or damage is covered by insurance benefiting the party suffering such loss or damage or is required to be covered by insurance pursuant to this Lease. Lessor and Lessee agree that deductibles under Lessor’s insurance policies and other amounts that are self-insured by Lessor or Lessee shall be deemed covered by insurance and all claims for recovery thereof are hereby waived. Lessor and Lessee shall require their respective insurance companies to include a standard waiver of subrogation provision in their respective policies.

18.4.	No Entry Until Insurance In Place. Lessee shall not be permitted to take possession of any portion of the Premises until all applicable insurance required under this Lease is in place.

19.	Damage to or Destruction of Property.

19.1.
Lessee to Give Notice. In case of any damage to or destruction of the Premises or any Improvements, or any material part thereof, that will materially and adversely affect the operation of the Premises (a “Casualty”), Lessee will promptly give telephonic and written notice thereof to Lessor generally describing the nature and extent of such Casualty. Lessor shall have no interest in any property insurance proceeds paid to Lessee or Leasehold Mortgagee due to a Casualty or any other damage to the Premises or any Improvements (the “Casualty Proceeds”), except as expressly provided in this Section 19.1. Following any Casualty, Lessee shall either (i) diligently rebuild and replace such damaged Improvements at the Premises in accordance with the Building Standard (provided that Lessor’s approval, not to be unreasonably withheld, conditioned or delayed, shall be required with respect to (a) the location and design of the Interconnection Point or any Other Physical Connection Points, (b) the location and design of the Bridge, and (c) any Material Modification from the Improvements in existence immediately prior to such Casualty), or (ii) elect not to rebuild or replace such damaged Improvements, in which event Lessee shall cause the distribution of the Casualty Proceeds in the following order and priority, in each case, subject to Leasehold Mortgagee making such Casualty Proceeds available therefor and any other rights of Leasehold Mortgagee: (1) first, to Leasehold Mortgagee, in accordance with Section 21.2.10; (2) second, to Lessee, to fund the activities described in Section 19.3; (3) third, to Lessor, to refund an amount equal to (A) that portion of the TI Allowance actually paid to Lessee, multiplied by (B) the Insurance to Replacement Cost Ratio (the “TI Allowance Refund”); and (4) fourth, to Lessee, as to any balance remaining. Lessee shall be liable to Lessor under clause (ii) above for the TI Allowance Refund regardless of whether Leasehold Mortgagee makes such Casualty Proceeds available therefor or any Casualty Proceeds are remaining after the payment of the amounts in subclauses (1) and (2) above, which obligation shall survive the termination of this Lease. Lessee shall make its election in writing (the “Casualty Election Notice”) as to whether or not to rebuild the damaged Improvements no later than one hundred eighty (180) days after any Casualty event. In the event that Lessee elects not to rebuild, repair or replace the damaged Improvements pursuant to clause (ii) above, and as a consequence of such election not to rebuild the Project would remain completely inoperable (e.g., a total Casualty has occurred), then Lessee’s Casualty Election Notice shall also serve to terminate this Lease. Notwithstanding any election by Lessee not to rebuild or replace damaged Improvements pursuant to clause (ii) above, (A) all of Lessee’s obligations set forth in this Lease shall remain in full force and effect, including without limitation Lessee’s obligation to maintain, repair, operate, and manage the Property in accordance with the Building Standard pursuant to Section 7 herein and to construct any alterations or additions to the Improvements in accordance with Section 8 herein and (B) Lessee shall ensure that the Improvements continue to include an approximately 350,000 square foot, first-class, multi-function event venue with capacity of at least 16,000 seats.

19.2.
No Effect on Lease. Except as specifically provided in Section 19.1, this Lease shall not terminate or be forfeited or be affected in any manner by reason of damage to or total, substantial or partial destruction of the Premises or the Improvements or any part or parts thereof or by reason of the untenantability of the same or any part thereof, for or due to any reason or cause whatsoever, and Lessee, notwithstanding any law or statute present or future, waives any and all rights to quit or surrender the Premises or any part thereof, Lessee acknowledging and agreeing that the provisions of this Section 19 shall govern the rights and remedies of the parties in the event of a Casualty. Lessee expressly agrees that its obligations hereunder, including the payment of the Lessor’s Participation Payment and any other sums due hereunder, shall continue as though said Premises and/or Improvements had not been damaged or destroyed and without abatement, suspension, diminution or reduction of any kind, but with an appropriate reduction to be made to the Minimum Event Levels as mutually agreed upon in good faith by Lessor and Lessee.

19.3.
If Lessee terminates this Lease pursuant to Section 19.1, then Lessor may, by written notice delivered to Lessee, require Lessee, at Lessee’s sole expense, to tear down and remove, prior to the termination of this Lease, all or a portion of the Improvements (at Lessor’s sole option and direction), including the debris resulting therefrom, and to otherwise clean and restore the area affected by such casualty to a level and clean and reasonably safe and secure condition, which obligation shall survive the termination of this Lease.

25.4
Termination by Lessee for Unforeseeable Conditions. Lessee may terminate this Lease upon reasonable prior written notice to Lessor (an “Unforeseeable Condition Termination”) prior to the Outside Unforeseeable Condition Date if, prior to completion of the excavation of the Premises in connection with the Project, soil, geotechnical, environmental, or other unknown and reasonably unforeseeable physical conditions of the Premises (“Unforeseen Conditions”) are discovered which are reasonably expected to increase budgeted Project costs by more than [*****] in Lessee’s good faith and reasonable estimation based on reasonable documentary evidence provided to Lessor, unless (i) within ninety (90) days of Lessee’s Unforeseeable Condition Termination notice Lessor gives Lessee written notice (Lessor having no obligation to do so) of Lessor’s election to bear the incremental costs above [*****] of such Unforeseen Conditions, which election shall be in a form reasonably acceptable to Lessee and (ii) such Unforeseen Conditions shall not result in a material delay in the Development Completion Date for the Project. If Lessor elects to cure any Unforeseen Condition, Lessor shall cure the same within such period to be reasonably agreed upon in writing by Lessor and Lessee based on an independent third party contractor estimate of the time for such cure, and to the extent such cure results in an actual delay in the Development Completion Date, the Outside Development Completion Date shall be extended by such period. “Outside Unforeseeable Condition Date” shall mean not later than thirty (30) days following completion of excavation and prior to pouring of the foundation of the Project. In the event of an Unforeseeable Condition Termination, Lessee shall, at its expense, deliver the Premises to Lessor upon such termination in a reasonably safe and secure condition. ANY NOTICE DELIVERED PURSUANT TO THIS SECTION 25.4 SHALL BE INVALID UNLESS THE SAME CONTAINS A LEGEND IN BOLD CAPITAL LETTERS PROMINENTLY DISPLAYED AT THE TOP OF SUCH NOTICE THAT FAILURE TO RESPOND TO SUCH NOTICE MIGHT RESULT IN THE TERMINATION OF THE LEASE.

25.5.
Termination by Lessor for Pre-Existing Hazardous Materials. Prior to Development Completion, Lessor may terminate this Lease upon reasonable prior written notice to Lessee if Pre-Existing Hazardous Materials are discovered at the Premises that are the obligation of Lessor to pay for or mitigate and that cost in excess of [*****] in Lessor’s good faith and reasonable estimation based on reasonable documentary evidence provided to Lessee, unless Lessee agrees in writing (Lessee having no obligation to do so) no later than thirty (30) days after receipt of such notice from Lessor that Lessee will bear the incremental costs associated with such Pre-Existing Hazardous Materials above [*****] which agreement shall be in a form reasonably acceptable to Lessor. “Pre-Existing Hazardous Materials” shall mean Hazardous Materials in the environment, including surface water, groundwater and land surface and subsurface strata, in such quantities, concentrations and locations as were present at the Premises prior to the Lease Commencement Date, but shall not include any Hazardous Materials arising as a result of the actions of Lessee or its agents, contractors, employees or others acting by through or under Lessee. ANY NOTICE DELIVERED PURSUANT TO THIS SECTION 25.5 SHALL BE INVALID UNLESS THE SAME CONTAINS A LEGEND IN BOLD CAPITAL LETTERS PROMINENTLY DISPLAYED AT THE TOP OF SUCH NOTICE THAT FAILURE TO RESPOND TO SUCH NOTICE MIGHT RESULT IN THE TERMINATION OF THE LEASE.

SCHEDULE E
Additional Provisions Regarding Construction
In addition to the provisions set forth in the Lease regarding construction, including alterations and additions, the following provisions shall apply in the event Lessee undertakes any work in, on, under or about the Premises.

1.	Intentionally Deleted.

2.	Prior to Construction. At least five (5) business days prior to the commencement of construction, Lessee shall deliver to Lessor the following:
2.1. Contact List. A list of names, and regular and 24-hour “emergency” phone numbers for Lessee’s construction representative and general contractor.
2.2. Schedule. A schedule for construction to be performed at the Premises by or on behalf of Lessee or its agents, employees, contractors, tenants or subtenants including all Improvements (“Lessee’s Work”), including starting and completion dates.

2.3.	Insurance. Certificates of insurance, to the extent required pursuant to the Lease and Schedule I.

2.4	Permits. Photocopy of permit card(s) for Lessee’s Work as issued by governing agencies.

3.
Construction. Lessee’s Work shall be performed in compliance with all Applicable Laws and in accordance with the terms of the Lease. Lessor shall be allowed to enter the Premises during construction for emergency purposes.

3.1.	General Contractor. Lessee shall use a licensed, bondable, general contractor, experienced in commercial construction for the construction of Lessee’s Work.

3.2.
Disruptive Conduct. Lessee and Lessee’s contractor(s) shall use good faith, commercially reasonable efforts to minimize disruption to neighboring land and any portion of the Premises to which such construction does not relate.

3.3. Safety. All of Lessee’s Work shall be planned and conducted in an orderly manner, with regard for the safety of the public, the workers, and the Premises.

3.5.
Utilities During Construction. Lessee shall arrange and pay for temporary utilities and facilities, including electricity, water, sanitary facilities, etc., as reasonably necessary for the completion of Lessee’s Work.

4.
Completion. Prior to opening any Improvements for business (either as part of the initial construction of the Project or in connection with any future Improvements), Lessee shall deliver to Lessor a copy of a temporary or permanent Certificate of Occupancy for the Premises, or final inspection sign-off from the applicable governmental agency(ies), as applicable.

SCHEDULE I
Insurance Requirements
Lessee, at its sole cost and expense, shall procure and keep in full force until all of its obligations have been discharged, insurance against liabilities which may arise directly or indirectly from or in connection with the Property, with insurer(s) lawfully authorized to do business in the jurisdiction in which the Property is located.
The insurance requirements herein are minimum requirements of this Lease and in no way limit the indemnity covenants hereunder. Lessor in no way warrants that the minimum limits contained herein are sufficient to protect Lessee, its agents, representatives, employees, contractors and/or subcontractors of every tier from liabilities that might arise directly or indirectly from or in connection with the Property. Lessee, its contactors, and subcontractors MUST provide Lessor with evidence satisfactory to Lessor that the insurance requirements in this Lease have been met prior to commencement of work or services and/or entry onto the premises of the Property as outlined below.
Construction Insurance Requirements
Prior to commencement of construction of the Project or any other work by Lessee permitted under this Lease, including without limitation, any Improvements, Lessee shall procure or cause to be procured, and after such dates, shall carry or caused to be carried, until final completion of such work at least the following:
Builder’s Risk Insurance (standard “All Risk” or equivalent coverage) including without limitation, coverage against perils of fire (with extended coverage) lightning, windstorm, hail, vehicle impact, explosion, smoke, theft, vandalism, malicious mischief, water damage other than caused by flood, flood, explosion or rupture of pressure vessels, mechanical or electrical breakdown, collapse, scaffolding and temporary structures, testing and startup, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, in an amount not less than one hundred percent replacement cost for all materials and equipment incorporated into the buildings and structures forming part of the Property, and all materials and equipment on or about the job site intended for incorporation into the Property, protecting Lessee, the Lessor, the general contractor, any Fee Mortgagee, and any Leasehold Mortgagee, as their interests may appear; to include rental payment coverage from the date of projected completion and extending the full period of construction or reconstruction or repair following the casualty and an endorsement for an “extended period of indemnity” for an additional twelve (12) months.
The Builder’s Risk Insurance shall also include a Permission to Complete and Occupy endorsement as well as coverage for materials stored off-site and in-transit and Business Interruption/Extra Expense coverage. The policy shall be issued in the names of Lessee, Lessor, any Fee Mortgagee, and any Leasehold Mortgagee, as their interests may appear. Any proceeds received because of a loss covered by such insurance shall be used and applied in the manner required by Section 19.
Commercial General Liability insurance against claims for bodily injury and property damage including but not limited to death, independent contractors, blanket contractual liability, personal and advertising injury, broad form property damage, products/products-completed operations, and explosion, collapse and underground property damage (“XCU”) occurring upon, in or about the Project or other Improvements, and on, in, or about the adjoining sidewalks and passageways (including bodily injury including death, personal injury, and property damage resulting directly or indirectly from any change, alteration, improvement or repair thereof), or arising out of or in connection with the construction of the Project or other Improvements, with limits of liability in an amount not less than [*****] each occurrence and [*****] in the aggregate.
Commercial General Liability Insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies with the balance provided by an Excess or Umbrella Liability policy. Coverage shall be at least as broad as the primary Commercial General Liability Policy to the extent reasonably commercially available to Lessee in the marketplace.

Commercial Auto Liability insurance covering any automobile (Symbol 1) used in connection with work being performed on or about or for the Property with limits of liability in an amount not less than [*****] per occurrence. Coverage should include Motor Carrier Act endorsement - hazardous materials clean up (MCS-90), if applicable. Commercial Auto Liability Insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies with the balance provided by an Excess or Umbrella Liability policy
Workers’ Compensation insurance in accordance with the Nevada statute with waivers of subrogation in favor of Lessor and all its Affiliates. Lessee shall cause all contractors and subcontractors of every tier to maintain Workers’ Compensation insurance in accordance with the Nevada statute with waivers of subrogation in favor of Lessor and all its Affiliates.
Employers’ Liability insurance with limits in an amount not less than:

Each Accident	[*****]

Disease - Each Employee	[*****]

Disease - Policy Limit	[*****]
Pollution Legal Liability insurance providing coverage for claims for bodily injury, property damage, clean-up costs, and related legal defense expense for pollution conditions that result from, or are disrupted by or on behalf of, Lessee or by the services rendered by a contractor or subcontractor of every tier, whether arising on-site or off-site. Coverage will include extensions for transportation and disposal, and full asbestos, lead, and underground and above ground storage tanks (as applicable), will include full severability of interests, and will not be restricted by any time element limitations. Coverage will apply to pollution conditions on, at, under, or migrating from the Property with limits in an amount not less than [*****] each loss and in the aggregate and shall provide coverage for punitive damages, fines, or penalties where allowable by law.
Contractor’s Protective Professional Indemnity Insurance Policy (CPPI) providing coverage for actual or alleged breach of duty, neglect, acts, errors, or omissions committed by a property developer, its design consultants, and contractors in the development of the property
If Lessee decides to arrange the Property to be insured under an Owner Controlled Insurance Program (“OCIP”) or Contractor Controlled Insurance Program (“CCIP”) during the construction phase. Lessor and all its Affiliates shall be endorsed as an additional insured on the “OCIP” / “CCIP” including a waiver of subrogation in favor of Lessor and all its Affiliates.
Contractors and Subcontractors of All Tiers. Lessee shall require all contractors and subcontractors of all tiers to carry liability insurance that complies with the requirements of the foregoing sections, with limits complying with a schedule of such limits to be submitted by Lessee and approved by Lessor. Contractors and subcontractors of all tiers shall also (a) supply certificates of insurance (i) to the fullest extent permitted by law, naming Lessor and its Affiliates as additional insureds with respect to liability arising out of the operations of the contractor or subcontractor, including liability to their employees, representatives, heirs, and beneficiaries; (ii) providing that their insurance is primary and the insurance of Lessor and each additional insured is secondary and non-contributory to any other that may be in place; and (iii) waiving any right of subrogation against Lessor and each additional insured; or (b) supply copies of the provisions in or endorsements to their insurance policies that confirm such terms. Lessee shall obtain from the contractors and subcontractors of all tiers the certificates of insurance and/or policy provisions required by this subparagraph. Lessee shall cause the general contractor to be responsible for identifying and remedying any deficiencies in the certificates of insurance or policy provisions. Lessee shall make such certificates of insurance and/or policy provisions available to Lessor upon Lessor’s reasonable request.
Operational Insurance Requirements
Property Insurance covering Lessee’s Improvements and other Improvements located on the Land, and on the FF&E and other property installed or used in, on or about the Property at least equal to the full replacement cost thereof, without deduction for depreciation, against all risk of direct physical loss or damage as may from time to time be included within the definition of an “All Risk Insurance Policy” and, provided such is available from time to time on commercially reasonable terms, extended to include coverage against earthquake, earth movement, flood (including back-up of sewers and drains), terrorism (which may be provided by a stand-alone program otherwise meeting the requirements hereof), sprinkler leakage, breakdown of boilers, machinery and electrical equipment, and such other risks (to the extend obtainable on commercially reasonable terms) as the Lessor may reasonably designate. The All Risk Insurance Policy shall contain a waiver of subrogation for the benefit of Lessor and all of its Affiliates.
Increase Costs: The Property Insurance policy also shall cover increase cost of construction, demolition and debris removal coverage, arising out of the enforcement of building laws and ordinance governing repair and reconstruction and shall include an agreed amount provision or not contain a coinsurance clause. The replacement cost of the Property and such other improvements as are located on the Land, and of the FF&E and other property installed or used in, on or about the Property shall be determined at least once every forty-eight (48) months by Lessee.
Loss of Rent/Business Income: The insurance shall also include, at Lessee’s sole cost and expense, a rent endorsement protecting the Lessor, for all Loss Rent for the full period of reconstruction or repair following the casualty and an endorsement for an “extended period of indemnity” for an additional eighteen (18) months.
Stored FF&E: Lessee shall also keep in effect, at its sole cost and expense, insurance on the FF&E and other property intended for installation or use in, on, or about the Property, while in temporary storage away from the Property, against all risk of loss or damage as would typically be included within an “All Risk Policy” as then available, in an amount not less than the full replacement cost thereof.
Liability Insurance: Lessee shall maintain, for the mutual benefit of the Lessee and Lessor, and shall add Lessor and all of its Affiliates as an additional insured, Commercial General Liability insurance against claims for bodily injury and property damage including but not limited to personal & advertising injury, death, premises, independent contractors, blanket contractual liability, broad form property damage, products-completed operations, occurring upon, in or about the Property, and on, in or about the adjoining sidewalks and passageways (including but not limited to personal injury, death, and property damage resulting directly or indirectly from any change, alteration, improvement or repair thereof), or arising out of or in connection with the ownership management, maintenance or operations of the Property with limits in an amount not less than [*****] per occurrence and in the aggregate. If Lessee’s liability policy does not contain the standard separation of insureds provision or a substantially similar clause, the policy shall be endorsed to provide cross-liability coverage.
Tenant’s liability insurance policies must provide the following coverages with minimum limits as indicated (in each case to the extent such coverage is applicable to the Property):

i.	Liquor Liability insurance covering claims arising from providing, serving, or sale of alcoholic beverages with limits in an amount not less than [*****] per occurrence and in the aggregate.

ii.	Liability policy should not exclude coverage for organized racing, speed, or stunting activities.

iii.	Modification of Products Completed Operations Hazards Definition to include bodily injury and/or property damage arising out of your products manufactured, sold, or distributed.

iv.	Liability policy should not exclude coverage for Pyrotechnics.

v.	Liability policy should not exclude coverage for the actions of live or exotic animals.

vi.	Liability policy should include Participants Legal Liability Endorsement to the extent reasonably commercially available to Lessee in the market place.

vii.	Liability policy should include Incidental Medical Errors & Omissions Endorsement.
Commercial General Liability Insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies with the balance provided by an Excess or Umbrella Liability policy. Coverage shall be at least as broad as primary Commercial General Liability Policy, to the extent reasonably commercially available to Lessee in the market place.
Errors & Omissions Insurance (including Privacy Liability Coverage, Network Security Coverage, Media and Content Coverage and Software Copyright Coverage), in an amount not less than [*****] each claim and in the aggregate providing coverage for damages and claims expense arising from any acts, error, or omission of the Insured, and the Insured’s employees and independent contractors, related to all products and services of the Insured including but not limited to, as applicable, the design, operation, and hosting of a website (including e-commerce) or content posted on the Internet and including coverage for Network Security / Data Privacy claims including notification and forensics expenses. Coverage shall also include:

i.	If subject to an Insured versus Insured exclusion, such exclusion must expressly carve out claims by an additional insured.

ii.
Coverage for Intellectual Property Infringement including, but not limited to, claims arising out of the actual or ALLEGED infringement of copyright, trademark, trade name, trade dress, service mark, service name, or software code.

iii.	Coverage for liability arising from the failure to protect or the loss or disclosure of private / confidential information no matter how the loss occurs.

iv.
Coverage for failure to prevent denial of service, unauthorized access to, unauthorized use of, tampering with or the introduction of malicious or damaging code into firmware, data, software, systems or networks.

v.
Includes Personal Injury coverage for injury other than bodily injury including defamation, libel, slander, invasion of or violation of rights to privacy, infliction of emotional distress, outrage, or other tort related to disparagement or harm of the reputation of any person or organization and other Personal Injury coverage for injury other than bodily injury.

vi.
Such insurance shall have a retroactive coverage date no later than the Effective Date of this Lease. Coverage must be kept in force for at least two (2) years after termination of this Lease or an extended reporting period option of at least two (2) years must be purchased.

Aviation Liability Insurance, if applicable, with limits in an amount not less than [*****] per occurrence to include war risk and personal injury liability.
Comprehensive blanket crime Insurance, in an amount not less than [*****] which shall include coverage for lease, contract, temporary or seasonal employees and employees of the Property.
Employment Practices Liability (EPL) Insurance, in an amount not less than [*****] which shall include coverage for sexual harassment, discrimination, wrongful termination, breach of employment contract, negligent evaluation, failure to employ or promote, wrongful discipline, deprivation of career opportunity, wrongful infliction of emotional distress, and mismanagement of employee benefit plan(s) and includes coverage for third party claims by non-employees.
Commercial Automobile Liability insurance covering all owned, hired, and non-owned vehicles in an amount not less than [*****] each accident, including all statutory coverage for all states of operation. Commercial Auto Liability Insurance may be arranged under a single policy for the full limits required or by a combination of underlying policies with the balance provided by an Excess or Umbrella Liability policy
Workers’ Compensation insurance in accordance with Nevada statute with waivers of subrogation in favor of Lessor and all its Affiliates. Lessee shall cause all vendors, contractors and subcontractors to maintain Workers’ Compensation insurance in accordance with Nevada statute with waivers of subrogation in favor of Lessor and all its Affiliates.

Employers’ Liability insurance with limits in an amount not less than:

Each Accident	[*****]
Disease - Each Employee	[*****]
Disease - Policy Limit	[*****]
If Lessee is using its employees as armed or unarmed security for the Property then Liability insurance shall be obtained to provide coverage for assault and battery, false arrest, libel and/or slander, discrimination, wrongful eviction, and any other related events that would be typically insured by a prudent person and contain no exclusion for use of force. In the event a third party is used for security at the Property then either MSG’s or such third party’s liability coverage shall cover the same risks and have a limit of not less than [*****] per occurrence and in the aggregate and name Lessor and all of its Affiliates as additional insureds in the General Liability policy.
The following coverage shall only apply to the extent applicable to the operations on the Property: If Lessee operates, with its employees, a valet service or parking garage then its General Liability shall include garage keepers’ liability and insurance for self-park garages covering all damage to vehicles under the control of Lessee or its Affiliates. In the event a third party is used to operate the valet or the parking garage, then such third party’s liability coverage shall cover the same risks and have a limit of not less than [*****] per occurrence and in aggregate and name the Lessor and all of its Affiliates as additional insureds in the General Liability policy.
Premise and Operation insurance covering those exposures to loss that fall outside the defined “products-completed operations hazard,” including liability for injury or damage arising outside of the Property or outside of Lessee’s business operations while such operations are in progress.
The above required minimum policies shall include the following:

1.
Lessor, all its Affiliates, and its respective directors, officers, employees, and agents is an additional insured except for Workers’ Compensation/Employer’s Liability/Crime/EPL policies and shall be covered to the full limits of liability purchased by Lessee, even if those limits are in excess of those required by this Lease.

2.	Lessee’s insurance policies shall be primary and non-contributory with respect to any other insurance available to or maintained by Lessor.

3.
Each policy will contain “Separation of Insureds” or “Severability of Interest” clause indicating this insurance applies as if each named insured were the only named insured, and separately to each insured against whom claim is made or suit is brought.

4. Waiver of subrogation in favor of Lessor, and all its Affiliates, and its respective agents, officers, directors, and employees for recovery of damages.
Other Requirements
From time to time, Lessor may request other insurance in such amount as Lessee and Lessor in their reasonable judgment deem advisable for protection against claims, liabilities and losses arising out of or connected with the operations of the Property provided such increases in limits or coverages shall not occur more than once every five years unless required by Lessor’s lender or if a new risk arises that is not currently anticipated by the existing insurance coverage.
Insurance Carriers, Policies: All insurance provided for in this Lease shall be effected under valid and enforceable policies, issued by insurers of recognized responsibility and having an A.M. Best Rating of “A-, VIII” or better. Notwithstanding the foregoing, the use of captive insurance companies is permitted in order to obtain commercially reasonable terrorism insurance coverage in satisfaction of the Lessee’s insurance obligations.

If Lessee fails to purchase and maintain, or to require to be purchased and maintained, any insurance required by this Lease, Lessor may, but shall not be obligated to, upon five (5) days’ written notice to Lessee, purchase such insurance on behalf of Lessee and shall be reimbursed by Lessee upon demand for all amounts paid by Lessor in connection therewith, or may deduct such amounts from sums due to Lessee.
If Lessee assigns or subleases all or any portion of its rights under this Lease, any assignee or sub lessee of such rights shall be bound by the insurance and indemnity provisions of this Lease, and Lessor shall obtain from such assignee or sub lessee its express written agreement that it shall comply with such provisions.
Lessee shall not violate the terms and conditions of Lessor’s insurance policies or engage in conduct that would prejudice or diminish Lessor’s rights under its policies or result in higher premiums.
Lessee shall require that any subcontractor, vendor, or other supplier hired to perform work at the Property will agree to indemnify, defend and hold harmless Lessee and Lessor from and against any and all claims, allegations, lawsuits, or other causes of actions arising out of such subcontractor’s, vendor’s or supplier’s work done at the Property on behalf of Lessee due to such party’s negligent acts, errors or omissions.
For any claims made policies, such policies shall have a retroactive coverage date no later than the Effective Date of this Lease. Coverage must be kept in force for at least two (2) years after termination of this Lease or an extended reporting period option of at least two (2) years must be purchased.
Verification of Coverage: Lessee shall furnish Lessor with a certificate of insurance, executed by a duly authorized representative of each insurer, showing compliance with the insurance requirements set forth herein; the additional insured and waiver of subrogation endorsements shall be attached to the certificate of insurance thereof.
Lessor shall have the right, but not the obligation, to prohibit Lessee or any contractors/subcontractors from entering the Property until such certificates or other evidence that insurance has been placed in complete compliance with these requirements is received and approved by Lessor, which shall not be unreasonably withheld.
Failure of Lessor to demand such certificates or other evidence of full compliance with these insurance requirements or failure of Lessor to identify a deficiency from evidence that is provided shall not be construed as a waiver of Lessee’s and/or its contractors/subcontractors obligations to maintain such insurance.
Insurance Separate from Indemnity: For avoidance of doubt, the insurance obligations imposed by this Schedule are separate and distinct from any indemnification obligations imposed by this Lease. The insurance as required in this Lease shall in no way be interpreted as relieving Lessee and/or its contractor/subcontractor of any indemnification obligation in this Lease.

SCHEDULE E-1
CONTRACTOR’S FEE
A.     Contractor’s Fee

1.1	The Contractor shall be paid the Contractor’s Fee in accordance with the terms of this Schedule and the Agreement.
1.2    The Contractor’s Fee shall be calculated as follows:

(a)
on the portion of the actual Cost of the Work that is less than or equal to the Initial Incentive Benchmark and subject to Section 1.3 of this Schedule E-1, Contractor shall be paid the amount of [*****] of the Cost of the Work as the Contractor’s Fee;

(b)
on the portion, if any, of the actual Cost of the Work that is between the Initial Incentive Benchmark and the Incentive Benchmark, Contractor shall be paid the amount of [*****] of the Cost of the Work as the Contractor’s Fee, with such Fee to only apply to the Work performed within the foregoing incremental amounts;

(c)
on the portion, if any, of the actual Cost of the Work that is between the Incentive Benchmark and the amount that is [*****] above the Incentive Benchmark, Contractor shall be paid the amount of [*****] of the Cost of the Work as the Contractor’s Fee, with such Fee to only apply to the work performed within the foregoing incremental amounts;

(d)
on the portion, if any, of the actual Cost of the Work that is above the number that is [*****] above the Incentive Benchmark, Contractor shall be paid the amount of [*****] of the Cost of the Work as the Contractor’s Fee, with such Fee to apply to only the Work performed within the foregoing incremental amounts; provided, however, that for every [*****] above such [*****] amount, the Fee shall reduce by [*****].

Throughout the performance of the Work, at such times as the actual Cost of the Work causes the Contractor’s Fee to move into the next band in accordance with the above, MSG shall have the right, but not the obligation, to notify Contractor in writing of such fact and shall automatically apply the Contractor’s Fee for the next band in subsequent Applications for Payment.

1.3
In addition to the Contractor’s Fee set forth in Section 1.2(a) of this Schedule E-1, and subject to the terms of Section 1.4 of this Schedule E-1, Contractor shall be entitled to up to an additional [*****] (i.e., a total Contractor’s Fee of [*****]) on the Cost of the Work that is less than or equal to the Initial Incentive Benchmark subject to Contractor meeting and showing reasonable evidence of having met, the key performance indicators set forth in Schedule E-2 (“Key Performance Indicators”). For the avoidance of doubt, the additional [*****] Contractor’s Fee only applies (a) if the Incentive Benchmark has been agreed to and the Incentive Benchmark Proposal has been executed by both Parties, and (b) to that portion of the Cost of the Work that is less than or equal to the Initial Incentive Benchmark (that is, the maximum amount recoverable by way of the additional fee described in this Section 1.3 is [*****]).

1.4
With each Application for Payment submitted by Contractor pursuant to Article 13, Contractor shall submit evidence of its satisfaction of the Key Performance Indicators in Section 1.3 of this Schedule E-1. To the extent Contractor can demonstrate at Final Completion, to MSG’s reasonable satisfaction, that it has satisfied the Key Performance Indicators on a monthly basis, MSG shall increase the Contractor’s Fee in accordance with Section 1.3 above, up to a maximum of [*****], with such additional Contractor’s Fee to be paid as part of Contractor’s final payment. For the avoidance of doubt, achievement or non-achievement of the KPIs

E-1-1

by Contractor, or the payment or non-payment by MSG of the additional Contractor’s Fee, pursuant to this Section 1.4 shall not relieve either Party of their rights or remedies pursuant to, or their obligations to comply with, the terms of this Agreement.

B.    Flat Fee Pursuant to Section 4.5.6(c) of the Agreement

The flat fee shall be [*****] of the Cost of the Work performed by Contractor (with no increase or decrease in the Contractor’s Fee as outlined in Section 1.4 of this Schedule E-1).

E-1-2

SCHEDULE E-2
KEY PERFORMANCE INDICATORS

MSG SPHERE AT THE VENETIAN - KEY PERFORMANCE INDICATOR SCORECARD
Item	Score Owner	Category	Description	UPI / Project Measurement	Las Vegas Duration / Milestone	Q1			Q2			Q3			Q4			UPI Achieved (Average)
Construction - Project Management				20%		Jan-19	Feb-19	Mar-19	Apr-19	May-19	Jun-19	Jul-19	Aug-19	Sep-19	Oct-19	Nov-19	Dec-19
1.01	MSG	Resource availability	Appropriate resources consistently available, effective management of the project, senior management availability / accessibility	Y/N	Monthly													Y/N
1.02	MSG	Attitude / Professionalism	Per staffing plan, proactive management, strong team ethos and positive professional reactions to management requests. Acting in the best interests of the Owner (to the extent the Contract allows).	Y/N	Monthly													Y/N
1.03	MSG	Staffing Knowledge & Experience	Experience and capabilities of overall staff.	Y/N	Monthly													Y/N
1.04	MSG	Staff Retention / Attrition	Ability to maintain Key / Senior Staff throughout the project in accordance with the Contract / Agreement.	Y/N	Monthly													Y/N
1.05	MSG	Staff Attributes	Compliance with MSG Ethics and Procurement Policy Procedures and/or the Procurement Policy.	Y/N	Monthly													Y/N
1.06	MSG	Quality of Deliverables	Provide quality, accurate and comprehensive deliverables.	Y/N	Monthly													Y/N
1.07	MSG	Project Interest	Acting in the best interests of the Owner (to the extent the Contract allows) to obtain value with all project vendors throughout the life-cycle of the project	Y/N	Monthly													Y/N
Operational: Schedule, Service, Delivery20%
2.01	MSG	Reporting	Issue accurate and timely weekly project meeting minutes with RFI's, Submittals and Change Order Logs	Y/N	Weekly													Y/N
2.02	MSG	Reporting	Submit Progress Report with each Application For Payment.	Y/N	Monthly													Y/N
2.03	MSG	Labor Reporting	Effective management of badging / project access system, including availability of online access, monitoring and reporting.	Y/N	Weekly													Y/N
2.04	MSG	Schedule	Issue project schedule at agreed monthly updates and project milestones quality and accuracy. Clear demonstration of actual progress vs. baseline, project float, recovery, etc.	Y/N	Monthly													Y/N
2.05	MSG	Schedule	Issue project schedule updates with one-month (4 week) look ahead on a weekly basis.	Y/N	Weekly													Y/N
2.06	MSG	Change Management	Proactively facilitate the change management process with vetted deliverables.	Y/N	Monthly													Y/N
2.07	MSG	Change Management	Timely response and processing of change requests initiated by MSG.	Y/N	Weekly													Y/N
2.08	MSG	Service	Effective use of all emerging technologies (BIM, Project Controls, etc.) in the performance of the Work	Y/N	Monthly													Y/N
2.09	MSG	Closeout
Prompt subcontract closeout (after scope completion by subcontractor), includes collation of all pertinent payment applications, final payment, all certificates, change notices (accepted or rejected), warranties, claims, etc.
				Y/N	180 days (from Substantial Completion)													Y/N
Commercial: Budget Management, Trade Buy-Out Log, Cost Savings, Pay Applications, Risk Management, Value Add20%
3.01	MSG	Accuracy of Forecast Advice	Monthly "Progress Reports" are presented in a professional accurate, comprehensive and timely manor.	Y/N	Agreed Milestones													Y/N
3.02	MSG	Accuracy of Cost Report	Issue budget updates and cost reports at agreed milestones (50% SD; 100% DD, etc.) , including ACL (Anticipated Cost Log).	Y/N	Agreed Milestones													Y/N
3.03	MSG	Procurement	Effective reconciliation of estimate updates against Contractor award values < +/-10% (excluding MSG scope changes)	Y/N	Monthly													Y/N
3.04	MSG	Procurement	Effective Management of Procurement Matrix/bid event schedule (and associated updates)	Y/N	Monthly													Y/N
3.05	MSG	Procurement	Compliance with MSG/RLB confirmed templates and process for procurement of trades to the extent of the Agreement (To be provided and mutually agreed).	Y/N	Monthly													Y/N
3.06	MSG	Requisition & Payment Processing	Accurate & timely submission of payment applications with supporting documents; payment distribution to all vendors under Contractors remit in accordance with the Agreement	Y/N	Monthly													Y/N

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MSG SPHERE AT THE VENETIAN - KEY PERFORMANCE INDICATOR SCORECARD
Item	Score Owner	Category	Description	KPI / Project Measurement	Las Vegas Duration / Milestone	Q1	Q2	Q3	Q4	KPI Achieved (Average)
Safety Management15%
4.01	MSG	Safety / Incident Log / Register	Issue the Safety Program and monthly enforcement	Y/N	30 days from execution of Agreement / Monthly					Y/N
4.02	MSG	Safety / Incident Log / Register	Prompt accident reporting	Y/N	3 days from occurrence					Y/N
4.03	MSG	Safety / Incident Log / Register	Compare lost time and recordable incident rates with national industry standards.	Y/N	Monthly					Y/N
4.04	MSG	Safety / Incident Log / Register	Proactive monitoring and maintenance of all site security provisions	Y/N	Daily					Y/N
4.05	MSG	Safety / Incident Log / Register	Review and report of Subcontractors' safety programs for compliance with overall Safety Program	Y/N	As required					Y/N
QA/QC Plan / Commissioning15%
5.01	MSG	QA/QC Plan	Develop QA/QC Plan and monthly review of the plan and its compliance.	Y/N	30 days from execution of Agreement / Monthly					Y/N
5.02	MSG	QA/QC Plan	Effective implementation and monitoring of the QA/QC Plan for all work performed under the Agreement.	Y/N	Monthly					Y/N
5.03	MSG	QA/QC Plan	Participate in all regular coordination and quality review meetings with MSG, Project Manager, Architect.	Y/N	Monthly					Y/N
5.04	MSG	QA/QC Plan
Contractor Completion Lists / Punch-list - continuous progress in accordance with project specifications & agreed project milestones / schedule dates; includes collation of all pertinent certificates, permits, local authority sign-offs in accordance with the Contract Agreement
				Y/N	Monthly					Y/N
5.05	MSG	QA/QC Plan	Authority having jurisdiction (AHJ) / identified / corrected/ signed off / to agreed quality in a timely fashion.	Y/N	Monthly					Y/N
5.06	MSG	Closeout	Provision of all required as-built, O&M manuals as required by the Agreement.	Y/N	180 days (from Substantial Completion)					Y/N
Summary10%
6.01	MSG	Overall performance against agreed scope of services	MSG perception on the quality of service provision and overall vendor performance	Y/N	Monthly					Y/N

1.	Construction - Project Management	20%	[*****]
2.	Operational	20%	[*****]
3.	Commercial	20%	[*****]
4.	Safety Management	15%	[*****]
5.	Quality Assurance / Commissioning	15%	[*****]
6.	Summary	10%	[*****]

	TOTAL	100%	[*****]

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SCHEDULE F
ALLOCATION
1.    Allocation

1.1    The Allocation is the amount of [*****].

2.    Costs for which Allocation may be used by Contractor

2.1    Subject to the terms of Section 4.10 of this Agreement, Contractor may have recourse to the Allocation for so long as the relevant portion of the Allocation has a positive balance, as follows:

(a)    Defective Work Costs.

(i)    Contractor may use the Allocation to rectify Defective Work; provided, however, (i) that such Defective Work was not caused by Contractor’s failure to meet the Standard of Care, and (ii) Contractor’s use of the Allocation for rectification of Defective Work is limited to [*****] in the aggregate (except that any costs of rectification recovered by Contractor from insurance, sureties, Subcontractors, suppliers or others will be credited to the Allocation and the [*****] limit).

(ii)    Contractor shall not be required to obtain MSG’s prior written consent pursuant to Section 4.10 to use the Allocation for rectification costs which, in any one instance (or related instances) of rectification, is less than [*****]; provided, however, that Contractor shall comply with its reporting requirements in Section 4.10.5.

(b)    Acceleration Costs.

(i)    Contractor may use the Allocation for acceleration costs pursuant to Section 5.4.4 and the measures specified in Section 3.12.6(d) of this Agreement but only when no entitlement to an adjustment to the Substantial Completion Date and/or the Incentive Benchmark exists. Contractor’s use of the Allocation for acceleration costs is limited to [*****] in the aggregate (except that any costs of acceleration recovered by Contractor from insurance, sureties, Subcontractors, suppliers or others will be credited to the Allocation and the [*****].

(ii)    Contractor shall not be required to obtain MSG’s prior written consent pursuant to Section 4.10 to use the Allocation for acceleration costs which, in any one instance (or related instances) of acceleration, is less than [*****]; provided, however, that Contractor shall comply with is reporting requirements in Section 4.10.5.

(c)    Legal Fees.

(i)    Contractor may use the Allocation for reasonable out of pocket attorneys’ fees incurred by Contractor in the defense of a claim by a Subcontractor relating to this Project; provided that (i) Contractor may only recover an amount of such attorneys’ fees that is equal to the amount spent by Contractor at any one time for the same litigation matter (by way of example only, if Contractor wants to use [*****] from the Allocation, it must demonstrate that it has spent - out of pocket - the same amount for the same litigation matter), and (ii) Contractor’s use of the Allocation for such attorneys’ fees shall be limited to [*****] (except that [*****] of any such attorneys’ fees recovered by Contractor from insurance, sureties, Subcontractors, suppliers or others will be credited to the Allocation and the [*****].

(ii)    Contractor shall provide MSG promptly upon request with copies of all invoices for attorneys’ fees.

F-1

3.    Allocation Savings

To the extent there is any unused Allocation at Final Completion, the amount of the unused Allocation shall be [*****] between MSG and Contractor; provided, however, that Contractor’s recovery of savings shall be capped at [*****].

F-2

SCHEDULE I
LIQUIDATED DAMAGES

1.	Pursuant to Section 5.5.2 of the Agreement, Contractor shall pay the following amounts as daily delay liquidated damages (“Daily Delay Liquidated Damages”):

Time Period	Daily Delay Liquidated Damages Amount
For each Day from Day One (1) to Day 30 after the Substantial Completion Date	[*****]
For each Day from Day 31 to Day 60 after the Substantial Completion Date	[*****]
For each Day from Day 61 to Day 90 after the Substantial Completion Date	[*****]
For each Day from Day 91 after the Substantial Completion Date	[*****]

2.
Contractor will be liable to MSG for the cumulative Daily Delay Liquidated Damages. However, subject to Section 3 immediately below, Contractor’s total liability to MSG for Daily Delay Liquidated Damages shall not exceed and is capped at [*****] of the amount of Contractor’s final Fee under this Agreement.

3.
In the event Substantial Completion has not been achieved by the Long Stop Completion Deadline, MSG shall be entitled to a one-time payment of liquidated damages equal to the value that is [*****] of the amount of Contractor’s final Fee under this Agreement (the “Long Stop Completion Liquidated Damages”). For the avoidance of doubt, the Long Stop Completion Liquidated Damages shall be payable by Contractor in addition to the Daily Delay Liquidated Damages.

4.
If Substantial Completion is not achieved by the Long Stop Development Completion Date and the Daily Delay Liquidated Damages deducted by MSG do not equal [*****] of the amount of Contractor’s final Fee under this Agreement, then in addition to the Daily Delay Liquidated Damages and the Long Stop Completion Liquidated Damages, Contractor shall pay to MSG the difference between the cumulative Daily Delay Liquidated Damages paid by Contractor and the amount that is equal to [*****] of the amount of Contractor’s final adjusted Fee.

I-1

SCHEDULE K
SUBSTANTIAL COMPLETION DETAILS

1.
The Substantial Completion Date shall be the date set forth in the executed Incentive Benchmark Amendment by which the Work is required to have achieved Substantial Completion, as such date may be adjusted in accordance with this Agreement, but which date shall not be later than [*****].

2.
Notwithstanding the Substantial Completion Date set forth in the Incentive Benchmark Amendment, Contractor acknowledges that MSG desires Substantial Completion to be achieved no later than [*****]. Contractor shall use reasonable efforts to achieve Substantial Completion prior to this date. In the event Contractor achieves Substantial Completion on or before [*****], MSG shall pay Contractor a bonus of [*****].

K-1

SCHEDULE O

AUTHORIZATION MATRIX

1.
For (i) adjustments to the Substantial Completion Date and the Long Stop Completion Date; and (ii) adjustments to the Incentive Benchmark or the right to recover additional costs as a Cost of the Work, the certificate, document, Change Order or other signed statement required by the terms of this Agreement must be executed on behalf of MSG in accordance with the following:

(a) All Change Orders to the Substantial Completion Date / Long Stop Completion Deadline to be executed by the President of The Madison Square Garden Company.
(b) All Change Orders and Construction Change Directives with a cost impact up to [*****] to be executed by Senior Vice President - Project Management Executive.
(c) All Change Orders and Construction Change Directives with a cost impact above [*****] to be executed by the President of the Madison Square Garden Company.

2.
Any certificate, document, Change Order or other signed statement not executed in accordance with Section 1 above shall not be valid and Contractor shall not be entitled to recover the relief it is seeking until such time as the certificate, document, Change Order or other signed statement is duly authorized in accordance with the Authorization Matrix.

3.
The above Authorization Matrix shall not apply to Applications for Payment, which shall be assessed and certified in accordance with Article 13. MSG may change the Authorization Matrix at any time and shall notify Contractor of any changes.

O-1